Exhibit 10.7

EXECUTION VERSION

SIXTH AMENDMENT

Dated as of February 17, 2021

to

REVOLVING CREDIT AGREEMENT

Dated as of February 22, 2018

This SIXTH AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of February 17, 2021, is entered into by and among Goldman Sachs Renewable Power Operating Company LLC (the “Borrower”), Goldman Sachs Renewable Power LLC (the “Guarantor”), HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement (as defined below) (in such capacity, the “Administrative Agent”), letter of credit issuer (the “Letter of Credit Issuer”) and a lender, and the lenders identified on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”).

RECITALS

A. The parties hereto have entered into that certain Revolving Credit Agreement, dated as of February 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

B. The Credit Parties have requested that the Administrative Agent and the Lenders, as applicable, agree to certain modifications to the Credit Agreement and each have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement or the Pledge, as applicable.

SECTION 2. Amendments to the Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows: 2.1. The Credit Agreement and certain schedules thereto are hereby amended as set forth on Annex A attached hereto. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.

SECTION 3. Conditions Precedent to Closing. Section 2 hereof shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received:

3.1. a counterpart (or counterparts) of this Amendment, executed and delivered by each of the parties hereto;

3.2. the Fee Letter executed in connection with this Amendment, duly executed and delivered by the parties thereto;

3.3. certified resolutions of each Credit Party, authorizing its entry into the transactions contemplated herein and in each other Loan Document executed on the date hereof to which it is a party;

3.4. a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

3.5. true and complete copies of the Constituent Documents of each Credit Party, together with certificates of existence, incorporation or registration (as applicable) and good standing of each Credit Party, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion or a certification that there has been no change to such Constituent Documents since the Closing Date; and 3.6. payment of all fees and other amounts due and payable on or prior to the date hereof, and, to the extent invoiced at least two (2) Business Days prior to the date hereof, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower under the Credit Agreement, including, without limitation, the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4. Miscellaneous.

4.1. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

4.2. References to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4.3. Representations and Warranties. Each Credit Party hereby represents and warrants that (i) this Amendment is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law), (ii) no Event of Default, or to the knowledge of any Borrower, a Default has occurred and is continuing and (iii) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders in writing and do not constitute an Event of Default or to the extent such representations and warranties relate to an earlier or other specific date).

2

4.4. Reaffirmation of Obligations. Each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations under the Loan Documents.

4.5. Reaffirmation of Security Interests. Each Credit Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

4.6. No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

4.7. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.8. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4.9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

4.10. Headings. Section headings in this Amendment are for reference only and shall in no way affect the interpretation of this Amendment.

4.11. Multiple Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

[Signature pages follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC, a Delaware limited liability company
By: GOLDMAN SACHS RENEWABLE POWER LLC, its managing member

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

GUARANTOR:

GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Letter of Credit Issuer

By:	/s/ J. Cameron Hughes
Name:	J. Cameron Hughes (#20883)
Title:	Senior Vice President

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Cameron Hughes
Name:	J. Cameron Hughes (#20883)
Title:	Senior Vice President

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Admistrative Agent

By:	/s/ Deirdra N. Ross
Name:	DEIRDRA N. ROSS
Title:	ASSOCIATE DIRECTOR

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lawrence Beller
Name:	Lawrence Beller
Title:	Senior Vice President

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

BANKUNITED, N.A., as a Lender

By:	/s/ George Manchenko
Name: George Manchenko
Title: SVP

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ John Choi
Name: John Choi
Title: Vice President

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Laurie Lawler
Name: Laurie Lawler
Title: Managing Director

HSBC - GSRP

Sixth Amendment to Revolving Credit Agreement

ANNEX A

TO

SIXTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC,

as Borrower

GOLDMAN SACHS RENEWABLE POWER LLC,

as Guarantor

REVOLVING CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,

as the Administrative Agent, the Letter of Credit Issuer and a Lender

February 22, 2018

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS

1.1	Defined Terms	1

1.2	Other Definitional Provisions	~~37~~41

1.3	Times of Day	~~38~~41

1.4	Schedules and Exhibits, Sections	~~38~~41

1.5	References to Agreements, Laws, Etc.	~~38~~41

1.6	Agency Provisions	~~38~~42

1.7	Interest Rates	~~38~~42

SECTION 2.	REVOLVING CREDIT LOANS

2.1	The Commitment	~~39~~42

2.2	Revolving Credit Commitment	~~43~~47

2.3	Manner of Borrowing	~~44~~48

2.4	Minimum Loan Amounts	~~46~~50

2.5	Funding	~~46~~50

2.6	Interest.	~~47~~51

2.7	Determination of Rate and Billing	~~48~~51

2.8	Letters of Credit	~~48~~52

2.9	Addition of Qualified Borrowers, Payment of the Borrower Guaranty, and Qualified Borrower Letter of Credit Note	~~53~~57

2.10	Use of Proceeds and Borrower Guaranties	~~55~~59

2.11	Unused Commitment Fee	~~56~~60

2.12	Structuring Fee	~~56~~60

2.13	Extension of Maturity Date	~~56~~60

2.14	Increase in the Maximum Commitment	~~57~~61

2.15	Letter of Credit Fees	~~58~~62

~~2.16~~	~~Temporary Increase Tranche.~~	~~63~~

SECTION 3.	PAYMENT OF OBLIGATIONS

3.1	Revolving Credit Notes	64

3.2	Payment of Obligations	64

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3.3	Payment of Interest	64

3.4	Payments on the Obligations	~~61~~65

3.5	Voluntary Prepayments	66

3.6	Reduction or Early Termination of Commitments	~~62~~67

3.7	Lending Office	~~63~~68

SECTION 4.	TAXES; CHANGE IN CIRCUMSTANCES

4.1	Taxes	68

4.2	Illegality	72

4.3	Inability to Determine Rates	73

4.4	Increased Cost and Capital Adequacy	73

4.5	Funding Losses	75

4.6	Requests for Compensation	76

4.7	Survival	76

4.8	Effect of Benchmark Transition Event	76

SECTION 5.	SECURITY

5.1	Liens and Security Interest	~~73~~78

5.2	Required Accounts; Investor Capital Calls	~~75~~80

5.3	Lender Offset	84

5.4	Agreement to Deliver Additional Collateral Documents	~~79~~85

5.5	Subordination.	85

SECTION 6.	CONDITIONS PRECEDENT TO LENDING

6.1	Obligations of the Lenders	~~80~~85

6.2	Conditions to all Loans	~~83~~88

6.3	Conditions to Qualified Borrower Loans	89

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

7.1	Organization and Good Standing	91

7.2	Authorization and Power	91

7.3	No Conflicts or Consents	~~86~~91

7.4	Enforceable Obligations	~~86~~92

7.5	Priority of Liens	92

7.6	Financial Condition	92

7.7	Full Disclosure	92

7.8	No Default	~~87~~93

7.9	No Litigation	~~87~~93

7.10	Material Adverse Effect	93

7.11	Taxes	93

7.12	ERISA	93

7.13	Compliance with Law	93

7.14	Environmental Matters	~~88~~94

7.15	Investor Information; Investor Capital Commitments and Contributions	~~88~~94

7.16	Fiscal Year	~~89~~95

7.17	Principal Office; Jurisdiction of Formation; Organizational Structure	~~89~~95

7.18	Margin Stock	~~89~~95

7.19	Investment Company Act	95

7.20	No Defenses	95

7.21	Indebtedness	96

7.22	No Withdrawals Without Approval	~~90~~96

7.23	Anti-Money Laundering and Foreign Asset Control Laws	~~90~~96

SECTION 8.	AFFIRMATIVE COVENANTS

8.1	Financial Statements, Reports and Notices	~~91~~97

8.2	Transfers by Existing Investors	~~95~~101

8.3	Payment of Taxes	~~97~~103

8.4	Maintenance of Existence and Rights	~~97~~103

8.5	Notice of Default	~~97~~103

8.6	Other Notices	103

8.7	Compliance with Loan Documents and Constituent Documents	~~98~~104

8.8	Operations	~~98~~104

8.9	Books and Records; Access	104

8.10	Compliance with Law	104

8.11	Insurance	104

8.12	Authorizations and Approvals	105

8.13	Maintenance of Liens	~~99~~105

8.14	Further Assurances	~~99~~105

8.15	Maintenance of Separate Existence	~~99~~105

8.16	Investor Capital Call	150

8.17	Collateral Accounts and Permitted Investments	106

8.18	Covenants of Qualified Borrowers	106

8.19	Solvency	106

8.20	Investor Capital Calls	106

8.21	OFAC Compliance and Investor Procedures	~~100~~106

8.22	IPO	~~100~~106

SECTION 9.

SECTION 9.	NEGATIVE COVENANTS

9.1	Mergers, Etc.	106

9.2	.Negative Pledge	107

9.3	Fiscal Year and Accounting Method	107

9.4	Governing Documents and Related Documents	~~101~~107

9.5	Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals	108

9.6	Capital Commitments	~~103~~109

9.7	ERISA Complianc	110

9.8	Dissolution	110

9.9	[Reserved.]	110

9.10	Limitations on Distributions	110

9.11	Limitations on Indebtedness	~~104~~110

9.12	Limitation on Withdrawals	111

9.13	Transfers by Credit Parties	111

9.14	Deemed Capital Contributions	111

9.15	Change of Depository Bank or Securities Intermediary	~~105~~111

9.16	Sanctioned Persons, Anti-Bribery	~~105~~111

SECTION 10.	EVENTS OF DEFAULT

10.1	Events of Default	1112

10.2	Remedies Upon Event of Default	~~109~~115

10.3	Additional Default Remedies	~~110~~116

10.4	Waivers of Notice, Etc.	~~112~~119

10.5	Curing an Event of Default by Investor Capital Call and Duty to Liquidate Portfolio Investments	119

10.6	Events of Default or Defaults relating to Qualified Borrowers	121

SECTION 11.	AGENCY PROVISIONS

11.1	Appointment and Authorization of Agents	~~115~~121

11.2	Delegation of Duties	~~116~~123

11.3	Exculpatory Provisions	~~116~~123

11.4	Reliance on Communications	124

11.5	Notice of Default	~~118~~125

11.6	Non-Reliance on Agents and Other Lenders	~~118~~125

11.7	Indemnification	125

11.8	Agents in Their Individual Capacity	~~119~~126

11.9	Successor Agent	126

11.10	Reliance by the Credit Parties	127

11.11	Administrative Agent May File Proofs of Claim	127

SECTION 12.	MISCELLANEOUS

12.1	Amendments	128

12.2	Sharing of Offsets	130

12.3	Sharing of Collateral	~~124~~131

12.4	Waiver	131

12.5	Payment of Expenses; Indemnity	132

12.6	Notice	134

12.7	Governing Law	~~130~~137

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	~~130~~137

12.9	Invalid Provisions	137

12.10	Entirety	~~131~~138

12.11	Parties Bound; Assignment	~~131~~138

12.12	Lender Removal/Replacement	142

12.13	Maximum Interest	142

12.14	Headings	142

12.15	Survival	~~136~~143

12.16	Full Recourse	~~136~~143

12.17	Availability of Records; Confidentiality	~~136~~143

12.18	USA Patriot Act Notice	145

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12.19	Multiple Counterparts	~~138~~145

12.20	Joint and Several Liability	~~138~~146

12.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	139

SECTION 13.	GUARANTY

13.1	Guaranty of Payment	~~139~~146

13.2	Obligations Unconditional	147

13.3	Modifications	~~141~~148

13.4	Waiver of Rights	~~141~~148

13.5	Reinstatement	~~142~~149

13.6	Remedies	150

13.7	Subrogation	~~143~~150

13.8	Inducement	~~143~~150

13.9	Several Liability	~~143~~150

13.10	Borrower Information	~~143~~150

13.11	Instrument for the Payment of Money	~~144~~151

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Responsible Officers

EXHIBITS

EXHIBIT A:	Schedule of Investors / Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Rollover / Conversion Notice
EXHIBIT G:	Form of Assignment and Acceptance Agreement
EXHIBIT H:	Form of Qualified Borrower Promissory Note
EXHIBIT I:	Form of Borrower Guaranty
EXHIBIT J:	Form of Responsible Officer’s Certificate
EXHIBIT K:	Form of Subscription Agreement
EXHIBIT L:	Form of Extension Request
EXHIBIT M:	Form of U.S. Tax Compliance Certificates
EXHIBIT N:	Form of Facility Increase Request
EXHIBIT O:	Form of Lender Joinder Agreement
EXHIBIT P:	Form of Request for Letter of Credit
EXHIBIT Q:	Form of Qualified Borrower Letter of Credit Note

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of February 22, 2018, by and among GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC, a Delaware limited liability company, as borrower (the “Primary Borrower”; and together with any Qualified Borrowers becoming a party hereto, in each case, as set forth on Schedule I (or any updated version delivered in accordance with the terms hereof), the “Borrowers” and each, a “Borrower”), GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Letter of Credit Issuer and as a Lender, and each of the other Persons from time to time party hereto as Lenders (each capitalized term not defined is defined below).

RECITALS:

A. The Borrowers have requested that the Lenders provide credit to the Borrowers in the form of revolving loans and causing the issuance of letters of credit on the terms and conditions set forth herein; and

B. The Lenders are willing to make Loans (as hereinafter defined) and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section or recital referred to:

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted LIBOR Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) the LIBOR Rate (or, if applicable, Benchmark Replacement) for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period; plus (b) the Applicable Margin.

“Administrative Agent” means HSBC, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means any Lender or Letter of Credit Issuer.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agent-Related Person” is defined in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Alternate Base Rate” means the greatest of: (i) the Adjusted LIBOR Rate plus one hundred fifty basis points (1.50%), (ii) the Prime Rate plus the Applicable Margin and (iii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin.

“Alternate Base Rate Conversion Date” is defined in Section 2.3(i).

“Alternate Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Alternate Base Rate.

“Annual Valuation Period” means, with respect to each Borrower and the Guarantor that qualifies as an Operating Company, the “annual valuation period” for such Borrower or the Guarantor, as defined in 29 C.F.R. §2510.3-101(d)(5), as determined by designation of such Borrower’s or Guarantor’s general partner, managing member or other similar managing fiduciary.

“Anticipated Expenses” any amounts which are necessary (x) to satisfy commitments or other arrangements of the Borrowers to purchase Portfolio Investments or Portfolio Investment Vehicles, (y) to satisfy obligations under Swap Agreements (including any applicable requirements to post collateral) or to satisfy any obligations then due and payable arising under any Indebtedness permitted to be incurred pursuant to Section 9.11, to the extent such commitments or obligations were entered into prior to the Responsible Officer of the Primary Borrower becoming aware of the requirement to make the applicable prepayment required under Section 2.1(e) or other applicable payment under this Credit Agreement, or (z) to pay other documented Borrower Expenses then due and payable.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule I hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which such Type of Loans are to be made and maintained.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall have a Minimum Required Rating; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a A.M. Best’s Financial Strength Rating of A- or higher;

(iii) if such Investor or such Investor’s Credit Provider, as applicable, is an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating/Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum; or
BBB+/Baa1	90%

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

Notwithstanding the foregoing, an Investor which does not have any Rating shall be deemed to meet the Rating requirements set forth above which are applicable to it, to the extent that the Administrative Agent and the Required Lenders determine, based upon their internal rating methodology, that such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) is of a credit quality which is at lease equivalent to the Ratings set forth above applicable to it.

“Assignee” is defined in Section 12.11(d).

~~“Assignment Amount” means, with respect to a Lender at the time of any assignment pursuant to Section 12.11(d) by such Lender, an amount equal to the lesser of: (a) such Lender’s Lender Pro Rata Share of the Obligations requested by such Lender to be assigned at such time; and (b) such Lender’s unused Commitment.~~

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(d), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Commitment” means, at any time of determination, the lesser of (a) the Maximum Commitment, (b) the Borrowing Base and (c) the maximum amount the applicable Borrower is permitted to borrow in accordance with its Constituent Document and applicable Laws.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.8.

“ Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority (or other applicable authority) in respect of any liability of an Affected Financial Institution (or other applicable institution).

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Benchmark ~~Replacement” means~~” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.8.

“ Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to~~for the ~~LIBOR Rate~~then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, ~~if the Benchmark Replacement as so determined would be less than zero (0)~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be ~~zero (0)~~the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the ~~LIBOR Rate~~then current Benchmark with an Unadjusted Benchmark Replacement for ~~each~~any applicable Interest Period~~,~~ and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)  the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities ~~at such time.~~;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent ~~decides~~and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent ~~decides~~and the Borrower determine is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

(~~i~~1) in the case of clause (~~a~~1) or (~~b~~2) of the definition of “Benchmark Transition Event,” the later of (~~x~~a) the date of the public statement or publication of information referenced therein and (~~y~~b) the date on which the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBOR Rate; or (ii~~all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (~~c~~3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)  in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Borrower or the Lenders comprising the Required Lenders.

For the avoidance of doubt, (i)  if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark: ~~(~~

1) a~~)~~ public statement or publication of information by or on behalf of the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate; (b)~~ any Available Tenor of such Benchmark (or such component thereof);

2) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBOR~~

~~Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), which states that the administrator of ~~the LIBOR Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate; or (c)~~ any Available Tenor of such Benchmark (or such component thereof); or

3) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate announcing that the LIBOR Rate is~~such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

~~“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrowers, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.~~For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8 and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with Section 4.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the first paragraph hereof.

“Borrower Expense” means any operating expense of any Borrower or the Guarantor incurred in the ordinary course of such Borrower’s or Guarantor’s activities pursuant to and in compliance with its Governing Documents and this Credit Agreement.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c).

“Borrower Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Primary Borrower dated as of February 9, 2018.

“Borrower Party” is defined in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, on any date of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors that are Rated Included Investors and Non-Rated Included Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such Included Investors that are Rated Included Investors and Non-Rated Included Investors, (b) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such Designated Investors and (c) ~~fifty percent (50%)~~the applicable PWM Advance Rate Percent at such time of the aggregate Unfunded Capital Commitments of the Included Investors that are PWM Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such PWM Investors. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base until such time as such Investor becomes or is restored as an Included Investor.

“Borrowing Base Certificate” means the certificate (with attached spreadsheet setting forth the calculation of the Available Commitment) substantially in the form of Exhibit A.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; and (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (or any Alternate Base Rate Loan as to which the interest rate is determined by reference to LIBOR), any day on which dealings in Dollars are not conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement or pledge, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in a segregated interest-bearing account (with any interest earned thereon to be paid to the applicable Borrowers when no Event of Default has occurred and is continuing, and to the reduction of the Obligations in accordance with Section 3.4 hereof during the continuance of any Event of Default) or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to a Cash Collateral Account or other documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (A) an Event of Default has occurred and is continuing, (B) the Borrowers shall have failed to make any payment of interest required to be made hereunder when initially due and such failure shall not have been remedied, or (C) a Default pursuant to Section 10.1(k) (other than with respect to Goldman Sachs & Co. LLC) has occurred and is continuing.

“Change in Law” means (a) the adoption of any Governmental Rule, Law or bank regulatory guideline after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (b) any change in any Governmental Rule, Law or bank regulatory guideline or any clarification or change in the interpretation, application or administration thereof by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (c) the making or issuance of any rule, guideline, request or directive (whether or not having the force of law) by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender) or (d) or the compliance, application or implementation by a Lender of any of the foregoing or an Existing Law.

“Change of Control” shall mean a circumstance in which the Investment Manager (or an Affiliate thereof, in each case, that is a majority owned subsidiary of Goldman Sachs) shall cease to be the Investment Manager of the Guarantor; provided, however, that a Change of Control shall not exist if a third party administrator acceptable to the Administrative Agent and Required Lenders in their reasonable discretion (and each Person shall not unreasonably withhold, condition or delay such acceptance), directly or indirectly, controls such Primary Borrower.

“Closing Date” means the date hereof.

“Collateral” is defined in Section 5.1.

“Collateral Account” means each account specified on Schedule I (as may be updated from time to time by the Guarantor with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) as a Collateral Account and established by the Guarantor, in the name of the Guarantor, with an Eligible Institution into which Investor Capital Contributions received or otherwise collected from the Investors shall be deposited or credited and into which Portfolio Investment proceeds or other sums not related to Investor Capital Contributions may be deposited or credited.

“Collateral Account Pledge” means a pledge by the Guarantor substantially in the form of Exhibit D hereto (or such other form reasonably acceptable to the Administrative Agent) pursuant to which the Guarantor pledges and grants to the Agent, for the benefit of the Secured Parties (subject to Permitted Liens), a first priority security interest and Lien in and on its Collateral Account.

“Collateral Documents” is defined in Section 5.1.

“Commitment” means, with respect to each Lender, as the context requires, the commitment~~(s)~~ of such Lender to make Loans ~~and to pay Assignment Amounts~~ in accordance herewith in an amount not to exceed the amount~~(s)~~ set forth opposite such Lender’s name on Schedule II attached hereto ~~under the headings “Primary Tranche Commitment”, “Temporary Increase Tranche Commitment” and “Total Commitment”, in each case, as applicable~~ (or, in the case of a Lender ~~which~~that becomes a party hereto pursuant to an Assignment and Acceptance Agreement or Lender Joinder Agreement, as applicable, entered into pursuant to the terms hereof, as set forth in such Assignment and Acceptance Agreement or Lender Joinder Agreement, as applicable); minus the amount of any such Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Acceptance Agreement ~~entered into pursuant to Section 12.11(d)~~hereunder or otherwise reduced from time to time by the Borrowers pursuant to Section 3.6, plus any additional amounts committed pursuant to Section 2.14 or reflected in a subsequent Assignment and Acceptance Agreement; provided, however, that to the extent that the Maximum Commitment is reduced ~~or otherwise declines, the aggregate amount of the Commitments of all the Lenders for each Tranche shall decline by a like amount and~~hereunder, the Commitment of each Lender ~~for each Tranche shall decline in proportion thereto.~~ shall decrease by an amount equal to its Lender Pro Rata Share (as in effect immediately prior to such reduction) of such reduction. The Administrative Agent may (and, upon the reasonable request of the Primary Borrower, shall promptly) amend and re-issue Schedule II from time to time to reflect the Commitments of the Lenders.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Compliance Certificate” is defined in Section 8.1(b).

“Concentration Limits” means the limits on the aggregate amount of an Unfunded Capital Commitment set forth below, calculated for each Investor classification as a percentage of the aggregate Unfunded Capital Commitments of all Included Investors:

Investor Classification	Concentration Limit
Single Rated Included Investor	15%
Single Non-Rated Included Investor	10%
Single Designated Investor	5%
Aggregate Designated Investors	35%
Single PWM Investor	3%
Aggregate PWM Investors	70%
Special Concentration Limit of The Regents of the University of California (provided that this Special Concentration Limit shall not apply in the event the Investor’s Rating is downgraded to a Rating below A-/A3)	30%

provided, that, for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing Affiliates shall be treated as a single Investor; provided further, that, an increased “Special Concentration Limit” may be permitted by the Administrative Agent and the Required Lenders for certain Investors, if the Borrowers provide at least five (5) Business Days’ prior notice; provided further, that, the above Concentration Limit for Aggregate PWM Investors shall only be applicable so long as no Institutional Investor has become an Included Investor.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Credit Parties or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, including, but not limited to, all information disclosed or identified in connection with Section 2.10(b), but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Credit Parties or any other source not bound by confidentiality obligations to any Credit Parties at or prior to such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company the certificate or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan from one Interest Period to the next Interest Period.

“Control Agreement” means (i) each deposit or securities account control agreement among (a) the Guarantor, (b) the Administrative Agent on behalf of the Secured Parties and (c) the depository bank or securities intermediary, and (ii) each “Irrevocable Payment Instruction” entered into among the Guarantor, the Administrative Agent and Goldman Sachs (or any replacement Eligible Institution), as securities intermediary, in each case as the same may be amended, supplemented or modified from time to time, and for the avoidance of doubt the term “Control Agreement” shall not include any deposit or securities account control agreement or irrevocable payment instruction that a Borrower, the Guarantor or any of its Subsidiaries may from time to time enter into with a swap counterparty and a depositary bank or securities intermediary for the purpose of holding collateral (together with, if applicable, interest and distributions thereon) in connection with any Swap Agreement.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the applicable Credit Party is a member or may become a member.

“Conversion Date” means any LIBOR Rate Conversion Date or Alternate Base Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(i).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(i) or Section 4 of one Type of Loan into another Type of Loan.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“ Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and schedules, exhibits, supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders or the Letter of Credit Issuer under the terms and conditions of this Credit Agreement.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Investor Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirements to be a Rated Included Investor based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means any Borrower or the Guarantor. “Credit Parties” means, where the context requires, all of the Borrowers and the Guarantor, collectively.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Investor Capital Contributions.

“Current Party” is defined in Section 12.12.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means on any day a per annum rate of interest equal to the lesser of: (a) the then applicable interest rate in effect on such day (i.e., either the Alternate Base Rate or the Adjusted LIBOR Rate) for such item bearing interest, plus two percent (2.00%) or, if there is not a then applicable interest rate in effect on such day for such item the Alternate Base Rate in effect on such day, plus two percent (2.00%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that has failed or refused to perform its obligations hereunder, including: (a) has failed to timely make its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of any advance required to be made in respect of Loans as contemplated by Section 2.3(f) or Letters of Credit pursuant to Section 2.8(d), or otherwise within two (2) Business Days of the date such Loans or Letters of Credit were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Laws; (d) has notified the Borrowers, any Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); or (e) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12) upon delivery of written notice of such determination to the Credit Parties and each other Lender.

“Designated Investor” means an Included Investor that is not a Rated Included Investor, a Non-Rated Included Investor or a PWM Investor, which is a Designated Investor for the purposes hereof (as may be determined by the Administrative Agent and the Required Lenders).

“Distribution” is defined in Section 9.10.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of: ~~(a) (i) a determination by the Administrative Agent or (ii)~~

(1) a notification by the ~~Required Lenders to the~~ Administrative Agent ~~(with a copy to the Borrowers) that the Required Lenders have determined that~~to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities ~~being executed at such time, or that include language similar to that contained in Section 4.8 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and (b) (i)~~ at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)  the joint election by the Administrative Agent ~~or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred~~and the Borrowers to trigger a fallback from the LIBOR Rate and the provision~~, as applicable,~~ by the Administrative Agent of written notice of such election to the ~~Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent; provided that, in each case, the consent of the Borrowers is required for the purpose of this definition, such consent shall not be unreasonably withheld or delayed and such consent shall be deemed given by the Borrowers if the Borrowers do not object in writing to any such written request for consent within five (5) Business Days~~Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender or (b) any other Person which has a short-term unsecured debt rating of at least P-1 from Moody’s or at least A-1 from S&P (or (x) if such Person has a rating from one of Moody’s or S&P that is not P-1 or A-1, as applicable, it has a short-term unsecured debt rating of at least F-1 from Fitch Ratings, Inc. or (y) such lower ratings as may be approved in writing by the Borrowers and the Administrative Agent) and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within ten (10) Business Days after notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers); provided that (i) no Borrower nor any Affiliate of a Borrower shall qualify as an Eligible Assignee, and (ii) in each case, the Eligible Assignee shall be a Qualified Purchaser.

“Eligible Institution” means (i) HSBC and its Affiliates; (ii) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P (or otherwise approved by the Administrative Agent in its sole discretion) and (iii) Goldman Sachs & Co. LLC, or other securities intermediaries, for so long as Goldman Sachs & Co. LLC, or such other securities intermediary has at least two of the following short-term unsecured debt ratings: P-2 or higher from Moody’s, A-2 or higher from S&P and F2 or higher from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Damages” is defined in Section 12.5(c).

“Environmental Laws” means all federal, state, national, international and local laws, ordinances, regulations or guidelines in force and binding relating to pollution or protection of the environment including, without limitation, air pollution, water pollution, noise control, or the use, handling or Release of Hazardous Materials, applicable to any Credit Party, and any and all regulations promulgated under or pursuant to any statute of any applicable Governmental Authority, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; and (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq., as each of the foregoing may be amended from time to time.

“Environmental Liability” means any written claim, demand, obligation or cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any U.S. Governmental Authority, as from time to time in effect.

“ERISA Affiliate Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, each as established or maintained for employees of any member of the Controlled Group (other than any Borrower).

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100 as updated or amended from time to time; or (d) any other entity or account whose assets are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Internal Revenue Code, as determined under the Plan Asset Regulations.

“Escrow Agent” means an institution selected by a Borrower or the Guarantor and reasonably acceptable to the Administrative Agent, to serve as escrow agent for all purposes under the Loan Documents and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of February 22, 2018, among the Guarantor, the Administrative Agent and the Escrow Agent, as amended, restated, supplemented or otherwise modified from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 10.1.

“Excluded Investor” is defined in Section 2.1(d).

“Excluded Proceeds” is defined in Section 5.1(a)(v).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 12.12(a)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f), and (d) any Taxes imposed under FATCA.

“Exclusion Event” is defined in Section 2.1(d).

“Existing Law” means (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (ii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including without limitation, any publications addressing the liquidity coverage ratio or the supplementary leverage ratio; or (iii) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act or Basel III (whether or not having the force of law).

“Extension Request” means a written request by the Borrowers substantially in the form attached hereto as Exhibit L to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” is defined in Section 2.14(a).

“Facility Increase Effective Date” is defined in Section 2.14(b).

~~“Facility Increase Fee” has the meaning set forth in the Fee Letter.~~

“Facility Increase Request” means the notice substantially in the form attached hereto as Exhibit N pursuant to which the Borrowers request an increase of the Commitments in accordance with Section 2.14.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor provisions that are substantially similar), any regulations or official interpretations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the Internal Revenue Code and/or any U.S. or non-U.S. fiscal or regulatory rules, regulations or guidance notes or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Internal Revenue Code or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

~~“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.~~

“Fee Letter” ~~means (i)~~means, at any time, that certain letter agreement or letter agreements~~, dated as of the date hereof,~~ between (i)  the Administrative Agent and ~~the Primary Borrower and (ii) any letter agreement entered into between certain Lenders and the Primary Borrower setting forth the fees due under this Agreement, as such letter agreement(s) may be amended, restated, supplemented, or otherwise modified from time to time. “Fee Letters” means, where the context requires, all such Fee Letters, collectively~~/or the Lenders (or any of them) and (ii) the Primary Borrower, in any case, as in effect at such time..

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, as applicable; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower or Guarantor may be formed.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Floor ” means the benchmark rate floor provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to the LIBOR Rate.

“ Foreign Lender” means a Lender that is not a U.S. Person.

“Full Repayment Capital Call” has the meaning specified in Section 10.5(b).

“Funding Ratio” means (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor: (i) for plan years prior to 2008, the gateway percentage or funded current liability percentage reported on Schedule B to the Form 5500; and (ii) for plan years 2008 and later, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied in all material respects for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person except as disclosed in connection with such financial statements, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate Board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means Goldman Sachs & Co. LLC, a New York limited liability company, together with The Goldman Sachs Group, Inc., a Delaware corporation.

“Good Standing” means, at any time the same is determined, (a) with respect to any Investor, such Investor is in compliance in all material respects with its obligations (without duplication of obligations referenced in clauses (iv), (v) and (vii) of Section 2.1(d)) under its Subscription Agreement and the Guarantor’s Governing Documents, (b) with respect to any Institutional Investor, such Investor is either a Rated Included Investor, a Non-Rated Included Investor or a Designated Investor and (c) with respect to PWM Investors, such PWM Investor is a client of the Private Wealth Management Group of Goldman Sachs & Co. LLC and, to the actual knowledge of a Responsible Officer, such PWM Investor is not in violation or breach of any material obligations to the Private Wealth Management Group of Goldman Sachs & Co. LLC or any fund sponsored by any Goldman Sachs Affiliate.

“Governing Documents” means the limited partnership agreement, limited liability company agreement, memorandum and articles of association or other equivalent governing document in the applicable jurisdiction of the Primary Borrower or the Guarantor, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto.

“Governmental Authority” means any foreign governmental authority, the government of the United States of America, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government having jurisdiction over the Credit Parties, the Administrative Agent or any Lender, or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is an “employee benefit plan” as defined in Section 3(3) of ERISA and that is a governmental plan as defined in Section 3(32) of ERISA.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Guarantor” is defined in the first paragraph hereof.

“Guarantor Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Guarantor dated as of February 9, 2018.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (x) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced) and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“HSBC” has the meaning provided in the preamble hereto.

“Included Institutional Investor” means each Institutional Investor that is a Rated Included Investor or a Non-Rated Included Investor.

“Included Investor” means an Investor (which, for the avoidance of doubt, may be an Institutional Investor, a Designated Investor or a PWM Investor) that:

(a) has executed and delivered (directly or by power of attorney) a legal, valid and binding Subscription Agreement which evidences the Investor’s Investor Capital Commitment and pursuant to which the Investor agrees to make Investor Capital Contributions to the Guarantor, which Subscription Agreement is in full force and effect and a copy of which has been delivered to the Administrative Agent;

(b) is in Good Standing;

(c) delivered a true and correct copy of each Side Letter (which, in the case of any PWM Investor, may be redacted to show the Investor identification number but no other identifying information), if any, with respect to such Investor, which shall be in form and substance acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter);

(d) executed and delivered documentation with the Guarantor acknowledging and agreeing that such Investor’s Investor Capital Commitment and related rights may be pledged as Collateral, as specified by and including pursuant to Part A(8) of Section III of the Subscription Agreement or Section 11.18 (or any other relevant provision, as applicable) of the Guarantor’s Limited Liability Company Agreement;

(e) with respect to any Investor becoming an Investor after the Closing Date which has entered a Side Letter, if such Side Letter contains provisions that could reasonably be expected to adversely affect the Administrative Agent or the Lenders, such Side Letter is acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter); and

(f) is not (i) a SOX Insider; or (ii) a full-time employee of Goldman Sachs or Subsidiary thereof or any current or former spouse of such full-time employee or an entity that is an Affiliate of such full-time employee; unless, in each case, (x) Goldman Sachs guarantees such entity’s obligations under the related Subscription Agreement or (y) as otherwise permitted by the Administrative Agent and the Required Lenders in their sole reasonable discretion;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor (with respect to any amounts subject to such Exclusion Event) until such time as all Exclusion Events in respect of such Investor shall have been cured in accordance with Section 2.1(d); (2) each approval under clause (c) shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as an Included Investor; (3) certain transferee Investors are treated as Included Investors in accordance with Section 8.2; and (4) no Institutional Investor shall be an Included Investor, nor shall any increase to the Investor Capital Commitment of any prior Included Institutional Investor be included in the Borrowing Base, without the prior written approval of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld). If an Included Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its Credit Provider as contemplated in the definition of “Credit Provider”, such Included Investor shall provide evidence satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, or upon which interest payments are customarily made (other than interest payable after the scheduled payment date); (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Swap Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person; provided, however, that the term “Indebtedness” shall not include (u) Indebtedness that is (1) recourse only to Portfolio Investments in a single portfolio company or a group of affiliated portfolio companies, and the Portfolio Investment Vehicle or group of related Portfolio Investment Vehicles related thereto or (2) in the form of a margin loan that is recourse only to the Portfolio Investments or a group of affiliated portfolio companies or the Portfolio Investment Vehicle or group of Portfolio Investment Vehicles related thereto, provided that such Indebtedness is not recourse to, or cross-collateralized by, any other Portfolio Investment that is not part of a common enterprise with such Portfolio Investment, (v) Indebtedness (unsecured or secured by Liens included in the transaction documents of a Portfolio Investment or in favor of the sellers or other debt providers in connection with a Portfolio Investment or their Affiliates) so long as such Indebtedness is (1) permitted by the related Constituent Document of the Borrower, and (2) incurred (whether the same would be treated as debt or guarantees of debt) (including Guaranty Obligations) for one or more of the following purposes: (A) obligations to pay a deferred purchase or acquisition price in respect of a Portfolio Investment, (B) obligations incurred in the making, purchase or sale of Portfolio Investments, including earnouts, contingent or deferred price and indemnity obligations, and (C) obligations incurred in its or their capacity as holders of a Portfolio Investment (e.g., such as equity funding commitments or commitments to hold a portfolio company harmless against losses arising from specified matters), (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) accrued management fees, incentive fees or other similar fees or compensation, (y) trade accounts payable or (z) commitments to purchase or make Portfolio Investments, and guarantees of such commitments to purchase or make Portfolio Investments. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement satisfactory to the Administrative Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 12.5(b).

“Institutional Investor” means any Investor other than (a) a PWM Investor, or (b) any Person (unless such Person is a PWM Investor) that is a full time employee of Goldman Sachs or any Subsidiary thereof or any spouse or entity that is an Affiliate of such full time employee.

“Interest Option” means the LIBOR Rate or the Alternate Base Rate.

“Interest Payment Date” means, (a) the last day of the applicable Interest Period; or (b) the Maturity Date.

“Interest Period” means, (a) with respect to any Loan funded as an Alternate Base Rate Loan, (i) initially, the period commencing on (and including) the date of the initial funding of such Loan and ending on (and including) the last day of the calendar month in which such Loan was funded and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Loan, and ending on (and including) the last day of the current calendar month; and (b) with respect to any Loan funded as a LIBOR Rate Loan, the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the corresponding date one month, two months, three months or such other interest period consented to by the applicable Lender in its sole discretion, as designated by the applicable Borrower(s) in the applicable Request for Borrowing; provided that:

(A) any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if interest in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day; and

(B) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date, and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Portfolio Investment pursuant to the provisions of the Guarantor’s Governing Documents or such Investor’s Side Letter (including by reference to any investment policy of such Investor), where the Investor is entitled to such exclusion or excuse under the Guarantor’s Governing Documents or its Side Letter as a matter of right (i.e. not in the Primary Borrower’s discretion).

“Investment Management Agreement” means the Management Services Agreement, dated as of February 9, 2018 between the Guarantor and the Investment Manager, as amended.

“Investment Manager” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

“Investor” means any Person that (i) is admitted to the Guarantor as a shareholder or other equity holder in accordance with the Guarantor’s Governing Documents, and (ii) has an Investor Capital Commitment to the Guarantor; “Investors” means, where the context requires, all Investors, collectively.

“Investor Capital Call” means a drawdown notice for payment of all or any portion of an Investor’s Investor Capital Commitment in accordance with the Guarantor’s Governing Documents. “Investor Capital Calls” means, where the context requires, all Investor Capital Calls, collectively.

“Investor Capital Commitment” means, with respect to any Investor, the “Capital Commitment” (as defined in the Guarantor’s Governing Documents) of such Investor to the Guarantor. “Investor Capital Commitments” means, where the context requires, all Investor Capital Commitments, collectively.

“Investor Capital Contribution” means the amount of cash actually contributed by an Investor to the Guarantor with respect to its Investor Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Guarantor’s Constituent Documents. “Investor Capital Contributions” means, where the context requires, all Investor Capital Contributions, collectively.

“Investor Information” is defined in Section 12.17.

“Investor Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as an Investor Capital Contribution pursuant to the Constituent Documents of the Guarantor.

“Investor Returned Capital Condition” means the delivery to the Administrative Agent by a Borrower of (i) an updated Borrowing Base Certificate which sets out the amount of Investor Returned Capital which was distributed to each Investor and in which such Borrower certifies that such funds were returned to such Investor and may be subject to a future Investor Capital Call, and (ii) a copy of the form of the distribution notice that was provided to the Investors in connection with such Investor Returned Capital, which form shall (if required by the Guarantor’s Governing Documents) indicate to the Investors that such Investor Returned Capital is recallable and may be subject to a future Investor Capital Call.

“IPO” has the meaning set forth in the Governing Documents.

“ ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by any Lender pursuant to the Beneficial Ownership Regulation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) HSBC in its capacity as lender and, to the extent applicable, any assignee thereof pursuant to Section 12.11(d), and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof. “Lenders” means, where the context requires, all Lenders, collectively.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(i).

“Lender Party” is defined in Section 11.1.

“Lender Pro Rata Share” means, with respect to each Lender, ~~in the context of any particular Tranche,~~ the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender ~~with respect to such Tranche~~; and (ii) the denominator of which is the aggregate Commitments of all Lenders ~~with respect to such Tranche~~; or (b) in the event the Commitments of all Lenders ~~in such Tranche~~ have been terminated: (i) the numerator of which is the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) outstanding of such Lender ~~with respect to such Tranche~~; and (ii) the denominator of which is the aggregate of the Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) of all Lenders ~~with respect to such Tranche~~.

“Lending Office” is defined in Section 3.7.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified or accepted by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means HSBC or any Affiliate thereof or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and approved by the Borrower.

“Letter of Credit Liability” means the sum of (x) aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus (y) the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to twenty -five percent (25%) of the Available Commitment at such time. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“LIBOR Rate” means, for any Interest Period and any LIBOR Rate Loan, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits for such Interest Period as of 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period, that appears on the display designated as “Reuters Screen LIBOR01” on the Reuters Service (or such other page as may replace “Reuters Screen LIBOR01” on that service for the purpose of displaying London interbank offered rates of major banks) (the “LIBOR Screen Rate”); provided that if such rate is not available on any date when the LIBOR Rate is to be determined, then the rate shall be an interest rate per annum determined by the Administrative Agent equal to the rate at which it would offer deposits to prime banks in the London interbank market for a period equal to such Interest Period at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the first day of such Interest Period and, to the extent applicable, as set forth in Section 1.7. If the calculation of the LIBOR Rate results in a LIBOR Rate of less than zero (0), the LIBOR Rate shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“LIBOR Rate Conversion Date” is defined in Section 2.3(i).

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate (or, if applicable, Benchmark Replacement).

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“LIBOR Screen Rate” has the meaning specified in the definition of “LIBOR Rate”, contained in this Section 1.1.

“Lien” means any lien, mortgage, assignment by way of security, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Deficit” is defined in Section 2.3(f).

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance Agreement, each Borrower Guaranty, each Lender Joinder Agreement, the Fee Letter, each Letter of Credit Application, each Letter of Credit and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered by a Credit Party to the Administrative Agent in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement (and certain other related amounts to be treated as Loans pursuant to Section 2.8(e), Section 2.9(e) and Section 3.3(c)).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents taken as a whole, (b) the Credit Parties’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) the Credit Parties’ ability to perform their material obligations under the Loan Documents taken as a whole, (d) the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole, (e) the ability of the Guarantor to make calls for Investor Capital Contributions under the Guarantor’s Governing Documents, or (f) the obligations of the Investors to make Investor Capital Contributions under the Guarantor’s Governing Documents with respect to their Unfunded Capital Commitments, taken as a whole.

“Material Amendment” is defined in Section 9.4.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable in accordance with Section 10; (c) thirty (30) days prior to the termination of the Governing Documents of the Primary Borrower or the Guarantor; (d) thirty (30) days prior to the date on which the Guarantor’s ability to call Investor Capital Contributions to pay Obligations ends or is terminated; (e) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise; and (f) the date on which the depository bank or securities intermediary with respect to any Collateral Account shall change without the Administrative Agent’s consent in accordance with Section 9.15.

“Maximum Commitment” means ~~(a) prior to the Scheduled Reduction Date, $710,000,000 and (b) on the Scheduled Reduction Date and thereafter (to the extent that the Stated Maturity Date is a date that is after the Scheduled Reduction Date), $500,000,000, as it may be (i) in each case,~~$494,000,000, as it may be (a) reduced from time to time by the Borrowers pursuant to Section 3.6 or ~~(ii) in the case of clause~~ (b)~~,~~ increased from time to time in accordance with Section 2.14.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Letter of Credit Liability (or, with respect to a Borrowing Base deficiency, the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.

“Minimum Required Rating” means a Rating of BBB+/Baa1 or higher.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Defaulting Lender” is defined in Section 2.3(f).

“Non-Rated Included Investor” means any Institutional Investor that does not satisfy the Applicable Requirement, which Investor has been approved by the Ad ministrative Agent and the Required Lenders as an Included Investor in their reasonable discretion.

“Notes” means the promissory notes provided for in Section 3.1, all promissory notes delivered in substitution or exchange therefor, and the Qualified Borrower Promissory Notes as such notes may be amended, restated, reissued, extended or modified, in each case; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers and the Guarantor to the Lenders (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each

Borrower Guaranty, and all interest and fees accrued and accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all renewals and extensions thereof, or any part thereof; provided that, for the avoidance of doubt, the indebtedness, obligations or liabilities of any Borrower, the Guarantor or any of their respective Subsidiaries, to any Lender or any of its Subsidiaries, in its capacity as a counterparty of such Borrower, the Guarantor, or any Borrower’s Subsidiary or the Guarantor’s Subsidiary, under any Swap Agreement, shall not be deemed “Obligations” hereunder.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the regulations promulgated by OFAC, as amended from time to time.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3 -101(c) of the Plan Asset Regulations.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of a Borrower or the Guarantor as an Operating Company.

“Other Claims” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.12(a)) .

“Participant” is defined in Section 12.11(b).

“Participant Register” is defined in Section 12.11(b).

“Patriot Act” is defined in Section 12.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pending Capital Call” means any Investor Capital Call that has been made upon the Investors and that has not yet been (i) cancelled or withdrawn or (ii) funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the Guarantor’s Governing Documents beyond any applicable notice and cure period specified therein.

“Permitted Investments” means:

(i) savings, money market or other interest bearing accounts of the Administrative Agent, any Lender, any Eligible Institution or any other financial institution with a short-term credit rating of “A-1” by S&P and “P-1” by Moody’s;

(ii) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities, including, without limitation, treasury bills, notes and bonds;

(iii) commercial paper of domestic corporations, which has received a rating of A-1 or P-1 or its equivalent from either of Moody’s or S&P and/or has been unconditionally guaranteed by an entity which has received an equivalent credit rating by either of Moody’s or S&P;

(iv) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; or

(v) similar quality short term investments and cash and cash equivalents.

“Permitted Liens” means (i) non-consensual Liens, if any, imposed on the property of any Person not yet delinquent or being contested in good faith by appropriate proceedings as long as such Person has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles and (ii) Liens of a bank or a securities intermediary holding the Collateral Account which arise as a matter of law or items in the course of collection or encumbering deposits or other similar Liens (including the right to set-off) on the account and items held in, deposited in or credited to such account.

“Permitted Uses” means the use of the proceeds of the Loans hereunder to fund any of the following: (i) to acquire Portfolio Investments as permitted under the Governing Documents and/or Permitted Investments, pending their use to fund the acquisition of Portfolio Investments and purposes described in clauses (ii) and (iii) below; (ii) Borrower Expenses (including to pay fees payable to the Investment Manager or any Credit Party’s affiliates pursuant to the Governing Documents and/or Investment Management Agreement); and (iii) other general purposes of the Credit Parties (including to pay Distributions) to the extent permitted under the Governing Documents.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, each as established or maintained for employees of any Borrower.

“Plan Asset Regulations” means 29 C.F.R. §2510.3 -101, et seq., as the same may be amended from time to time, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the Plan Asset Regulations.

“Portfolio Assets” means, at any time, as to any Borrower or the Guarantor, the following assets owned by such Person: (i) equity securities or interests (or options or warrants thereon) of any kind, (ii) debt securities or obligations (including loans or advances) of any kind, and (iii) any other Portfolio Investments.

“Portfolio Investment” means an investment of any of the Borrowers, the Guarantor, any of their Subsidiaries or any Portfolio Investment Vehicle, to the extent permitted pursuant to the terms of the Governing Documents; it being understood that each Subsidiary of any Borrower or the Guarantor (other than the Primary Borrower) (including any Portfolio Investment Vehicle) shall be deemed a Portfolio Investment.

“Portfolio Investment Vehicle” means a Subsidiary or other entity owned in whole or in part by a Borrower or the Guarantor (other than the Primary Borrower) which itself, or with one or more other Portfolio Investment Vehicles or other Persons, holds one or more Portfolio Investments in issuers or other Persons that are operated as a common enterprise.

“Prepayment Period” is defined in the definition of “Required Payment Time”.

“Primary Borrower” is defined in the first paragraph hereof.

~~“Primary Tranche” means the primary tranche of Commitments under this Credit Agreement in which all Lenders participate in funding Loans and participate in Letters of Credit. The Primary Tranche, for the avoidance of doubt, does not include the Temporary Increase Tranche.~~

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Loans as of such date plus (b) the aggregate Letter of Credit Liability as of such date.

“Proceedings” is defined in Section 7.9.

“Proposed Amendment” is defined in Section 9.4.

“ PWM Advance Rate Percent” means, at any time, either (a) prior to the PWM Advance Rate Step-Up Commencement Date, fifty percent (50%) or (b) on and after the PWM Advance Rate Step-Up Commencement Date, sixty-five percent (65%).

“ PWM Advance Rate Step-Up Commencement Date” means the Business Day identified by the Primary Borrower in a written notice to the Administrative Agent delivered at least two Business Days prior to such identified date.

“PWM Investor” means an Investor that is a high net worth individual or an entity beneficially owned by, controlled by, or otherwise associated with, a high net worth individual, including a “family office”.

“Qualified Borrower” is defined in Section 2.9(a).

“Qualified Borrower Letter of Credit Note” is defined in Section 2.9.

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d).

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor act.

“Rated Included Investor” means any Institutional Investor that satisfies the Applicable Requirement and has been approved by the Administrative Agent in its reasonable discretion (but once approved, such approval may not be withdrawn except, for the avoidance of doubt, if such Investor becomes subject to an Exclusion Event).

“Rating” means, for any Person, its senior unsecured debt rating (or, if a senior unsecured debt rating is not available, the equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Recallable Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Guarantor’s Governing Documents.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“ Register” is defined in Section 12.11(h).

“Regulation D,” “Regulation T,” “Regulation U”, “Regulation W” and “Regulation X” means Regulation D, T, U, W or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York or any successor thereto.

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Request for Borrowing” is defined in Section 2.3(a).

“Request for Letter of Credit” is defined in Section 2.8(b).

“Required Lenders” means, at any time: (a) two or more unaffiliated Lenders (other than Defaulting Lenders) holding an aggregate of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the ~~Available~~Maximum Commitment is zero (0), two or more unaffiliated Lenders (other than Defaulting Lenders) who hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time.

“Required Payment Time” means in immediately available funds, as follows: (i) promptly, and in any event within two (2) Business Days to the extent such funds are available in the Collateral Accounts and not intended to be used for Anticipated Expenses (so long as after giving effect to the reduction of such amounts for Anticipated Expenses, the sum of the Collateral that remains available in the Collateral Accounts and the aggregate Unfunded Capital Commitments is equal to or in excess of 175% of the Obligations outstanding at such time (except as otherwise consented to by the Administrative Agent in its sole discretion)) or (ii) to the extent such funds (other than funds intended to be used for Anticipated Expenses) are not available in the Collateral Accounts, within five (5) Business Days; provided, however, that if at any time prior to or during such five (5) Business Day period under clause (ii) above, the Guarantor makes an Investor Capital Call, then such payment shall be made within ten (10) Business Days of the end of such two (2) Business Day period specified in clause (i) above (the “Prepayment Period”) and the Primary Borrower agrees that it shall apply such funds for repayment immediately after the Investor Capital Contributions relating to such Investor Capital Calls are received.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any personnel of the Investment Manager who is involved in the administration of the Credit Agreement, in each case listed on Schedule III hereto, and his or her functional successors.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” is defined in Section 2.3(h).

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Country” means any country or territory that is, or whose government is, the subject of comprehensive sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time (and any comparable list negotiated by the U.S. Department of State, the United Nations Security Council or the European Union), or any Person owned or controlled by such Person, (b) a person named on the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any Person owned or controlled by such Person; or (c) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person located, organized or resident in a Sanctioned Country.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority having jurisdiction over any Credit Party or any of their Affiliates.

~~“ Scheduled Reduction Date” means February 19, 2021.~~

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means a security agreement, substantially in the form of Exhibit C hereto, made by the Guarantor, pursuant to which they charge, pledge and, as the case may be, assign by way of security or otherwise create a first priority, security interest and Lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties) (subject to Permitted Liens), as the same may be amended, restated, modified or supplemented from time to time.

“Side Letter” means any side letter executed by an Investor with the Guarantor with respect to such Investor’s rights and/or obligations under its Subscription Agreement or Guarantor’s Governing Documents, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means, with respect to any ~~day means~~Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published ~~for such day~~ by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“ SOFR Administrator” means the Federal Reserve Bank of New York~~, as the administrator of the benchmark~~ (or a successor administrator~~), on~~ of the secured overnight financing rate).

“ SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York~~’s Website~~, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to (a) the Primary Borrower and (b) the Borrowers or the Guarantor taken together, in each case, as of any date of determination, that as of such date:

(a) the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, in each case, is greater than the total amount of liabilities, including contingent liabilities, of the Primary Borrower or the Credit Parties taken together, as applicable;

(b) the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, in each case, is not less than the amount that will be required to pay the probable liability of the Primary Borrower or the Credit Parties taken together, as applicable, on their debts as they become absolute and matured;

(c) the Primary Borrower or the Credit Parties taken together, in each case, do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Primary Borrower or the Credit Parties taken together, as applicable, to pay as such debts or liabilities become absolute and matured; and

(d) the Primary Borrower or the Credit Parties taken together, in each case, are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, as applicable, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“SOX” means Section 402 of the Sarbanes-Oxley Act of 2002 (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended).

“SOX Insiders” means the directors and executive officers (or equivalent thereof) of the Primary Borrower or The Goldman Sachs Group, Inc. or any spouse thereof, in each case who, in the reasonable opinion of the Primary Borrower, constitutes “insiders” of the Primary Borrower or The Goldman Sachs Group, Inc. for purposes of SOX from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Stated Maturity Date” means February ~~19, 2021,~~18, 2022, subject to the Borrowers’ extension of such date under Section 2.13.

“Structuring Fee” has the meaning set forth in the Fee Letter.

“Subscription Agreement” means with respect to any Investor, the “Subscription Agreement” (as defined in the Guarantor’s Governing Documents) of such Investor substantially in the form attached as Exhibit K hereto (or otherwise reasonably acceptable to the Administrative Agent), as amended, amended and restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supermajority Lenders” means, at any time: (a) the Administrative Agent and either (b) two or more unaffiliated Lenders (other than the Defaulting Lenders) holding an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments of all Lenders (excluding the Commitments of any Defaulting Lenders); or (c) at any time that the aggregate Commitments are equal to zero (0), two or more unaffiliated Lenders (other than the Defaulting Lenders) who hold an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the Principal Obligations outstanding to all Lenders (other than Defaulting Lenders) at such time.

“Swap Agreements” means any swap, cap, collar, forward transaction, derivatives contemplated by the confidential private placement memoranda of the Primary Borrower, the Guarantor or any arrangement similar to any of the foregoing, or any combination of any of the foregoing, entered into by a Borrower or the Guarantor or one of their respective Subsidiaries on market terms (which may include the granting of a security interest and/or the posting of collateral) relating to currency exchange rates, interest rates, the value of publicly traded equities, private equities, debt securities or other credits (whether single, a group or an index) or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

~~“Temporary Increase Commitment” means the maximum amount of Loans that any Temporary Increase Lender is committed to making under the Temporary Increase Tranche in accordance with this Credit Agreement as set forth under the heading “Temporary Increase Tranche Commitment” on Schedule II attached hereto.~~

~~“Temporary Increase Lender” means a Lender that has a Temporary Increase Commitment.~~

~~“Temporary Increase Loans” means Loans funded by the Temporary Increase Lenders in accordance with this Credit Agreement.~~

~~“Temporary Increase Tranche” means the tranche of the temporary increase in the Maximum Commitment and each Temporary Increase Lender’s Commitment in an amount equal to the aggregate Temporary Increase Commitments of each Temporary Increase Lender.~~

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $25,000,000.

~~“Tranche”  means the Primary Tranche and each Temporary Increase Tranche.~~

“Transfer” means to assign, convey, exchange, sell, transfer or otherwise dispose.

“Type of Loan” means an Alternate Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s “Undrawn Commitment” (as defined in the Guarantor’s Governing Documents), including, without duplication, upon satisfaction of the Investor Returned Capital Condition only, Recallable Capital.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Unused Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Unused Portion” is defined in Section 2.11.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.1(f).

“Withholding Agent” means each Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of any UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the City of New York, New York.

1.4 Schedules and Exhibits, Sections. All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement. All references in this Credit Agreement to any Section shall, unless the context requires otherwise, refer to Sections of this Credit Agreement.

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6 Agency Provisions. Section 11 of this Credit Agreement and all references in this Credit Agreement to Section 11 (including all rights, interests, duties and obligations of the Administrative Agent in such capacity hereunder) shall only become effective on and after the date on which another Lender (other than HSBC) becomes party to this Credit Agreement in accordance with the terms hereof. Until such time, all references herein to the Administrative Agent and all related rights, interests, duties and obligations thereof shall be deemed to belong to and/or be a reference to HSBC, but in its capacity as the sole Lender hereunder; unless such reference to the Administrative Agent relates to the rights, interests, duties and obligations contained in Sections 2.1(d)(xii), 2.3, 2.13, 3, 4, 5 or 11, which, in such case, shall be deemed to belong to and/or be a reference to HSBC, solely in its capacity as the Administrative Agent.

1.7 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability ~~with respect to, (a~~in respect of (a) the monitoring, determination or verification of the unavailability or cessation of the LIBOR Rate (or other applicable Benchmark), (b) the administration of, submission of or any other matter related to the LIBOR Rate, any component definition thereof or rates ~~reference~~referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then-current ~~benchmark rate~~Benchmark, any Benchmark Replacement or any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment) will be similar to, or produce the same value of economic equivalence of, the LIBOR Rate, any other Benchmark or any Benchmark Replacement Adjustment, or (~~b~~c) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

Section 2. REVOLVING CREDIT LOANS

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i) to extend to the Borrowers a revolving line of credit and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing, Conversion or Rollover or cause the issuance or extension of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing, Conversion or Rollover or issuance or extension of such Letter of Credit, the Principal Obligations would exceed the Available Commitment; ~~(ii) after giving effect to such Borrowing, Conversion or Rollover or issuance or extension of such Letter of Credit, the Principal Obligations under the Temporary Increase Tranche would exceed the Temporary Increase Commitments;~~ and/or

(ii)  ~~(iii)~~ an Event of Default or, in the case of any Borrowing to the knowledge of the Administrative Agent or the actual knowledge of any Responsible Officer of any Credit Party, a Default exists.

(c) Exceptions to Limitations. Conversions to Alternate Base Rate Loans shall be permitted in the case of clauses (i)~~,~~ and (ii) ~~and (iii)~~ of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

(d) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor), ~~(~~whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body~~)~~ (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be an Included Investor until such time as (x) in the case of any Institutional Investor, the Primary Borrower shall have submitted a written request to restore such Investor as an Included Investor along with evidence to the reasonable satisfaction of the Administrative Agent and the Required Lenders that such Exclusion Event has been cured in full, to which the Administrative Agent and the Required Lenders agree to promptly respond with written notice of their decision as to whether to consent to such Investor’s being restored as an Included Investor (such consent not to be unreasonably withheld) and (y) all Exclusion Events in respect of such Investor shall have been cured to the reasonable satisfaction of the Administrative Agent:

(i) it shall, to the actual knowledge of any Responsible Officer: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Laws; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) to the actual knowledge of any Responsible Officer (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any proceeding under any Debtor Relief Laws or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor, Responsible Party or Credit Provider, as applicable) reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code;

(iii) to the actual knowledge of any Responsible Officer, such Investor is an Affiliate of HSBC;

(iv) such Investor shall be in default (other than as set forth in clauses (v) or (vii) below) and continue to be in default for at least twelve (12) Business Days under the Subscription Agreement and Guarantor’s Governing Documents and the Guarantor shall have declared such Investor in default under or repudiate or otherwise disaffirm any material provision of the Guarantor’s Governing Documents, its Subscription Agreement, or its Side Letter or inform the Guarantor of its inability to make Investor Capital Contributions with respect to its Unfunded Capital Commitment or pursuant to an Investor Capital Call;

(v) other than in connection with an Investment Exclusion Event, such Investor shall fail to make an Investor Capital Contribution within twelve (12) Business Days after the date such Investor Capital Contribution was initially due (without regard to any cure or notice periods);

(vi) to the actual knowledge of a Responsible Officer, any final judgment or decree which in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor shall be rendered against such Person, and any such judgment or decree shall not be discharged, paid, bonded, stayed or vacated within sixty (60) days;

(vii) any representation or warranty made by such Investor under its Subscription Agreement or Side Letter shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made and, if such circumstances are curable, such circumstances remain uncured for thirty (30) calendar days after the earlier of (A) the Administrative Agent’s delivery of notice thereof to the Borrowers and (B) a Responsible Officer of the Guarantor’s actual knowledge of such circumstance;

(viii) such Investor shall Transfer its interests in the Guarantor in violation of this Credit Agreement and be released from its obligation under the Guarantor’s Governing Documents to make Investor Capital Contributions, provided that, if such Investor shall Transfer less than all of its membership interests in the Guarantor, only the Transferred portion shall be subject to exclusion;

(ix) it shall, to the actual knowledge of any Responsible Officer of the Guarantor, encumber its interest in the Guarantor and the related Lien holder shall commence the exercise of remedies with respect to such interest;

(x) such Investor shall deliver notice of withdrawal or shall withdraw, retire or resign from the Guarantor, or have its shares of capital stock repurchased by the Guarantor;

(xi) the Guarantor suspends, cancels, reduces, excuses, terminates or abates the Unfunded Capital Commitment of such Investor without the prior written consent of the Administrative Agent and the Required Lenders, including as a result of an Investment Exclusion Event, or a Responsible Officer of the Guarantor knows that an Investor will be excused or excluded from participating in a particular Portfolio Investment which is being acquired in whole or in part by Loans or Letters of Credit under the Credit Facility; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, such Investor shall continue to be an Included Investor with respect to that portion of its Unfunded Capital Commitment not suspended, cancelled, reduced, excused, terminated or abated;

(xii) the Administrative Agent ceases to have a perfected first-priority security interest in the Unfunded Capital Commitment of such Investor (subject to Permitted Liens);

(xiii) such Investor becomes a Sanctioned Person;

(xiv) such Investor shall fail to be in Good Standing;

(xv) (A) any Investor alters, amends or otherwise modifies its Side Letter and such changes are unacceptable in form and substance to the Administrative Agent in its sole discretion because amended or changed provisions could reasonably be expected to materially and adversely affect the Administrative Agent and the Lenders or (B) an Investor’s Side Letter picks up a provision from another’s Investor’s Side Letter via a “most favored nations” clause, which materially and adversely affects the Administrative Agent and the Lenders, in each case in the Administrative Agent’s sole discretion;

(xvi) to the actual knowledge of a Responsible Officer, in the case of a Non-Rated Included Investor or Designated Investor, it shall fail to maintain a net worth (determined in accordance with Generally Accepted Accounting Principles), measured at the end of each fiscal year of such Investor, of at least seventy-five percent (75%) of the net worth of such Investor, Sponsor, Responsible Party, or Credit Provider as provided on its most recently available financial statements on the date of its initial designation as an Included Investor; provided that, the Administrative Agent shall conduct a reasonable review of such

Investor and shall, after consultation with the applicable Borrower, make a determination in its sole discretion whether or not such Investor shall remain an Included Investor; provided, further that, if such Investor thereafter regains its net worth (determined in accordance with Generally Accepted Accounting Principles) and has a net worth of at least seventy-five percent (75%), as determined pursuant to this clause

(xvi), such Investor shall be automatically be restored to its original status as an Included Investor;

(xvii) in the case of any Institutional Investor, which does not have publicly available financial information, the Administrative Agent is unable (after giving the Borrowers thirty (30) days written notice thereof) to obtain annual updated financial information for such Investor, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor;

(xviii) in the case of each Investor that is a Rated Included Investor, a Responsible Officer of the Guarantor or Administrative Agent has knowledge that such Investor has failed to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1.1; and

(xix) with respect to any ERISA Investor who is otherwise an Included Investor, a voluntary or involuntary proceeding shall have been commenced to terminate such investor (including the provision of any notice of intent to terminate) or a “reportable event” (notice of which has not been waived by the PBGC) shall have occurred pursuant to ERISA with respect to such ERISA Investor.

Any Excluded Investor that is a PWM Investor may be automatically replaced in the Borrowing Base by a new or existing PWM Investor that complies with the requirements set forth in the definition of “Included Investor”.

(e) Mandatory Prepayment. The Borrowers shall make a mandatory prepayment:

(i) to the extent that the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event); and ~~(ii) to the extent that the Principal Obligations with respect to the Temporary Increase Tranche exceed the Temporary Increase Commitments (including, without limitation, as a result of an Exclusion Event); or~~

(ii) ~~(iii)~~ to the extent that such mandatory prepayment is required pursuant to the terms of the Governing Documents or other Constituent Documents of the Credit Parties.

Each such prepayment shall be made in such amount as will put the Borrowers in compliance with this Section 2.1(e) and shall be made by the Required Payment Time. Notwithstanding the foregoing, if any excess calculated pursuant to this Section 2.1(e) is attributable to undrawn Letters of Credit, the Borrowers may Cash Collateralize such excess with the Administrative Agent in lieu of prepaying Loans, when required pursuant to the terms of this Section 2.1(e), as security for such portion of the Obligations. Unless otherwise required by law, upon: (i) a change in circumstances such that the circumstances described in clause (i)~~,~~ or (ii) ~~or (iii)~~ above no longer exist; or (ii) the full and final payment of the Obligations (other than contingent Obligations that have not been asserted), the Administrative Agent shall return to the Borrowers any amounts remaining in the applicable account.

Notwithstanding anything in this Section 2.1(e) to the contrary, in the event a mandatory prepayment has been triggered pursuant to clause (i)~~,~~ or (ii) ~~or (iii)~~ of this Section 2.1(e), neither the Borrowers nor the Guarantor will withdraw funds from the Collateral Accounts (with respect to amounts that constitute part of the Collateral), unless, after giving effect to such withdrawal, sufficient funds remain on deposit in the Collateral Accounts (less any amounts which do not constitute part of the Collateral) to satisfy the Borrowers’ or Guarantor’s payment obligation at the end of the Prepayment Period with respect to the related mandatory prepayment; provided that, subject to Section 9.12, nothing herein shall prevent the Borrowers from withdrawing amounts from the Collateral Accounts that were deposited in or credited to the Collateral Account prior to the time when the mandatory prepayment obligation specified in this subparagraph was so triggered, so long as such amounts being withdrawn by the Borrowers or Guarantor are withdrawn within five (5) Business Days of the date when such mandatory prepayment was triggered and which are used to pay an Anticipated Expense which was committed to by the Borrowers or Guarantor prior to the date such mandatory prepayment was triggered.

2.2 Revolving Credit Commitment. On the terms set forth herein and subject to the applicable conditions set forth in Section 2.1(b) and Section 6, each Lender severally agrees, on any Business Day during the Commitment Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding ~~of~~equal to such Lender’s Commitment at any such time; provided that, after making any such Loan: (a) such Lender’s Lender Pro Rata Share of the Principal Obligations ~~under the Primary Tranche funded by it~~ would not exceed such Lender’s Commitment ~~under the Primary Tranche; (b) such Lender’s Lender Pro Rata Share of the Principal Obligations under the Temporary Increase Tranche funded by it would not exceed such Lender’s Commitment under the Temporary Increase Tranche; and (c~~; and (b) the Principal Obligations would not exceed the Available Commitment. Subject to the foregoing limitations, the applicable conditions set forth in Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded ratably by each Lender in accordance with its Lender Pro Rata Share ~~with respect to the applicable Tranche~~ (but subject to Section 2.3(f) ~~and Section 2.16~~ ). No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. Each Borrowing hereunder shall be made by one or more Borrowers. The applicable Borrower(s) shall give the Administrative Agent notice by telephone, facsimile or electronic mail of the date of each requested Borrowing hereunder, which notice if by telephone shall be confirmed in writing (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the requested date of the Borrowing with respect to a LIBOR Rate Loan; (ii) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) on the requested date of the Borrowing with respect to an Alternate Base Rate Loan; and (iii) must specify: (A) the amount of such Borrowing; (B) the Interest Option; (C) the Interest Period for LIBOR Rate Loans, if applicable; (D) the currency as Dollars; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. (New York time) in respect of a LIBOR Rate Loan or 11:00 a.m. in respect of an Alternate Base Rate Loan shall be deemed to have been given by the applicable Borrower(s) on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 (with respect to the initial advance under this Credit Agreement to each Qualified Borrower).

(c) Notification of Lenders. The Administrative Agent will promptly notify each applicable Lender ~~under the applicable Tranche~~ of the Administrative Agent’s receipt of any Request for Borrowing.

(d) Irrevocability of Requests for Borrowing. Requests for Borrowings shall be irrevocable and binding on the Borrowers.

(e) Lender’s Commitment. Each ~~applicable~~ Lender shall make such Loan in accordance with its Lender Pro Rata Share ~~with respect to the applicable Tranche~~ (but subject to Section 2.3(f) ~~and Section 2.16~~ ). Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or any Borrower with funds in connection with a Loan in an amount that would result in the Loans then funded by it plus such Lender’s Lender Pro Rata Share of the Letter of Credit Liability exceeding its Commitment then in effect. The obligation of each Lender to remit its Lender Pro Rata Share of any such Loan requested of it shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Administrative Agent shall not relieve any other Lender of its obligation hereunder.

(f) Defaulting Lender. If, by 3:00 p.m. on any funding date, one or more Lenders (each Lender other than any Defaulting Lender being referred to as a “Non-Defaulting Lender”) fails to make its share of any Loan available to the Administrative Agent pursuant to Section 2.5 (the aggregate amount not so made available to the Administrative Agent being herein called the “Loan Deficit”), then the Administrative Agent shall, by no later than 3:30 p.m. on the applicable funding date instruct each Non-Defaulting Lender to pay, by no later than 4:00 p.m. on such date, in immediately available funds, to the Administrative Agent an amount equal to the lesser of: (i) such Non-Defaulting Lender’s proportionate share (based upon the relative Commitments ~~under the applicable Tranche~~ of the Non-Defaulting Lenders) of the Loan Deficit; and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the Non-Defaulting Lenders all amounts paid by each Non-Defaulting Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Lender until the date such Non-Defaulting Lender has been paid such amounts in full, at a rate per annum equal to the Default Rate (but without duplication of any amounts paid by the Borrower with respect thereto).

(g) [Reserved.]

(h) Rollovers. No later than 11:00 a.m. (New York time) at least three (3) Business Days prior to the termination of each Interest Period (other than the Interest Period ending on the Stated Maturity Date) related to a LIBOR Rate Loan, the Borrower(s) shall give the Administrative Agent notice by telephone, facsimile or electronic mail, which notice if by telephone shall be confirmed in writing, substantially in the form of Exhibit F attached hereto (the “Rollover Notice”) whether it desires to renew such LIBOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrower(s) with respect to such Rollover. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be irrevocable. If the applicable Borrower(s) fails to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, such Borrower(s) shall be deemed to have elected to renew such Loan as a LIBOR Rate Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(i) Conversions. The Borrower(s) shall have the right, with respect to: (i) any Alternate Base Rate Loan, on any Business Day (a “LIBOR Rate Conversion Date”), to convert such Alternate Base Rate Loan to a LIBOR Rate Loan; and (ii) any LIBOR Rate Loan, on any Business Day (an “Alternate Base Rate Conversion Date”) to convert such LIBOR Rate Loan to an Alternate Base Rate Loan; provided that the Borrower(s) shall, on such Alternate Base Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent notice by telephone, facsimile or electronic mail, which notice if by telephone shall be confirmed in writing, substantially in the form of Exhibit F attached hereto (a “Conversion Notice”) of such selection no later than at least either (x) 11:00 a.m. (New York time) two (2) Business Days prior to such LIBOR Rate Conversion Date, or (y) 11:00 a.m. (New York time) on such Alternate Base Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent and shall be irrevocable.

(j) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) LIBOR Rate Loans may be outstanding hereunder at any one time during the Commitment Period.

(k) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each ~~applicable~~ Lender ~~with respect to the applicable Tranche~~ (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Lender Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an Alternate Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(e).

2.5 Funding. Subject to the fulfillment of all applicable conditions set forth in Section 6 of this Credit Agreement, (a) by no later than 2:00 p.m. (New York time), on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire the proceeds of its ratable share of each Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (b) by no later than 3:00 p.m. (New York time), on such date, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and otherwise, (ii) initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Lender Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower(s) a corresponding amount. If a Lender fails to make its Lender Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower(s) by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand and the Non-Defaulting Lenders have not made such amount available pursuant to Section 2.3(f), then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim any such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrower(s) only for the amount of its respective Commitment.

2.6 Interest.

(a) Interest Rate. Each Loan funded by a Lender shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, the Adjusted LIBOR Rate for the applicable Interest Period and (ii) with respect to Alternate Base Rate Loans, the Alternate Base Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and, where applicable, one Interest Option.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Alternate Base Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan and each Alternate Base Rate Loan (other than when the Alternate Base Rate is calculated based off of the Prime Rate) shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Alternate Base Rate Loan, only when the Alternate Base Rate is calculated based off the Prime Rate, shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) all such overdue Obligations shall bear interest at the Default Rate. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.4, bear interest for one day.

2.7 Determination of Rate and Billing. The Administrative Agent shall calculate each interest rate applicable to the LIBOR Rate Loans and Alternate Base Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrowers and to the Lenders of each rate of interest so determined, and the determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on the Loans.

2.8 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, ~~(A)~~ the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) will not exceed the Available Commitment ~~and (B) the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) under the Temporary Increase Tranche, will not exceed the Temporary Increase Commitments, in each case, as of such date~~; (ii) the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $100,000 (or such lesser amount as the Administrative Agent and Letter of Credit Issuer agree in writing); (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation reasonably acceptable to the Letter of Credit Issuer) with the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date ~~or the Scheduled Reduction Date, as applicable~~, or, if the Borrowers comply with Section 2.8(i), within one (1) year after the Stated Maturity Date ~~or the Scheduled Reduction Date, as applicable~~; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (vi) the Letter of Credit Issuer shall be under no obligation to issue or extend any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it, (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit or (C) the issuance or extension of such Letter of Credit would violate applicable Law or one or more policies of the Letter of Credit Issuer.

(b) Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form attached hereto as Exhibit P (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i) As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(ii) After giving effect to the issuance of the requested Letter of Credit, as of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability will not exceed the Available Commitment minus the Principal Obligations as of such date, and the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; and

(iii) All conditions precedent in Section 6.2 hereof that are relevant to the issuance of such Letter of Credit will be satisfied as of the date of issuance.

(c) Request for Letter of Credit Revocable. Each Letter of Credit hereunder shall be issued on behalf of a Borrower. Each Request for Letter of Credit completed and signed by the applicable Borrower(s) in accordance with Section 2.8(b) hereof shall be revocable by such Borrower so long as such revocation is received by the Administrative Agent and Letter of Credit Issuer prior to the actual issuance of the requested Letter of Credit by the Letter of Credit Issuer; provided that the Borrowers shall indemnify the Letter of Credit Issuer against any loss or expense (other than loss of margin or spread) actually and reasonably incurred by such Letter of Credit Issuer, either directly or indirectly, as a result of such revocation or any failure by the specified beneficiary of such Letter of Credit to accept such Letter of Credit, including, without limitation, any loss or expense (other than loss of margin or spread) reasonably incurred by the Letter of Credit Issuer, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by the Letter of Credit Issuer in order to issue such Letter of Credit except to the extent such loss or expense is due to the gross negligence or willful misconduct of the Letter of Credit Issuer. A certificate of the Letter of Credit Issuer setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the applicable Borrower(s) and shall, in the absence of a manifest error, be conclusive and binding.

(d) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Lender Pro Rata Share ~~under the applicable Tranche~~ of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Lender Pro Rata Share ~~under the applicable Tranche~~ of any reimbursement of the amount of each draft drawn under each

Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Lender Pro Rata Share ~~under the applicable Tranche~~ of the Letter of Credit fee pursuant to Section 2.15; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Lender Pro Rata Share ~~under the applicable Tranche~~ of any unreimbursed drawing under a Letter of Credit.

(e) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section 2.8 or with funds from other sources), in immediately available funds in the applicable currency, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, reasonable costs, and expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Lender Pro Rata Share ~~under the applicable Tranche~~ of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed an Alternate Base Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application in each case absent manifest error. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.8(e) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2 and/or 6.3, as applicable, be honored in accordance with this Section 2.8(e) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Default or Event of Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.

(f) Borrower Inspection. The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity or any other comments thereto, the Borrowers will immediately notify the Letter of Credit Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(g) Role of Letter of Credit Issuer. Each Lender and the Credit Parties agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(e). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived and demand that the Borrowers Cash Collateralize, as security for the Obligations, an amount equal to the Minimum Collateral Amount at the time such notice is given and cancel (or require any beneficiary to cancel) any previously issued Letter of Credit. Unless otherwise required by law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said cash collateral account.

(i) Cash Collateral. (A) If, as of the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (B) the occurrence of any other circumstances under this Credit Agreement or the other Loan Documents requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of sub-clause (B) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by Administrative Agent as Cash Collateral subject to the terms of this clause (i) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.8(i) shall be in currencies of the related Letters of Credit. All such Cash Collateral shall (unless otherwise agreed by the Administrative Agent) be funded by the proceeds of Investor Capital Calls, and not from any other source. Cash Collateral held in the Cash Collateral Account shall be applied by Administrative Agent to the reimbursement of Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations that are then due and payable. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in the Cash Collateral Account pursuant to this clause (i) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in the Cash Collateral Account as security in respect of the Letter of Credit Liability.

(j) Lenders’ Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(i) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall cease in all respects, the Lenders will no longer be entitled to receive their Lender Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.15 (which shall be payable exclusively to the Letter of Credit Issuer), and the Lenders shall cease to be obligated to fund any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(k) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no fronting exposure after giving effect thereto.

2.9 Addition of Qualified Borrowers, Payment of the Borrower Guaranty, and Qualified Borrower Letter of Credit Note.

(a) An entity shall be approved as a “Qualified Borrower” hereunder if (i) the Primary Borrower shall have obtained the consent of the Administrative Agent, such consent not to be unreasonably withheld; provided that the Administrative Agent shall approve such entity as a Qualified Borrower unless either (x) such entity is formed or organized, as applicable, in a jurisdiction in which any applicable Lender cannot make Loans or the Letter of Credit Issuer cannot issue Letters of Credit or (y) such entity fails to comply with “Know Your Customer”, OFAC or any similar applicable regulatory prohibition or policy applicable to any Lender which is then in effect or fails to deliver applicable “Know Your Customer” documentation reasonably required by any Lender (through the Administrative Agent); (ii) such entity shall be one in which the Primary Borrower owns a direct or indirect ownership interest, or through which the Primary Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by the Primary Borrower pursuant to the terms of its Constituent Documents; and (iii) the provisions of this Section 2.9 and Section 6.3 shall have been satisfied.

(b) Upon the satisfaction of the requirements of subsection (a) above, the entity approved as a Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

(c) The Primary Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in substantially the form of Exhibit I attached hereto (a “Borrower Guaranty”, and collectively with all such guaranties, the “Borrower Guaranties”), which shall be enforceable against the Primary Borrower for the payment of such Qualified Borrower’s Obligations.

(d) In the event that any Qualified Borrower has not previously done so, it shall execute and deliver a promissory note, in substantially the form of Exhibit H attached hereto (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by the Primary Borrower pursuant to a Borrower Guaranty payable to the Administrative Agent, for the benefit of the Secured Parties, in the principal amount of its related Obligations.

(e) In consideration of the Lenders’ agreement to advance Loans to a Qualified Borrower pursuant to Sections 2.2 and 2.3 and to accept Borrower Guaranties in support thereof, the Primary Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, in immediately available funds, an amount equal to any Obligations due and owing by a Qualified Borrower and guaranteed by the Primary Borrower under a Borrower Guaranty, as a Borrowing hereunder by the Primary Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due (following the expiration of all applicable notice and cure periods specified in Section 10.1(a), (b) or (c)). The Administrative Agent will promptly notify the Primary Borrower of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of such disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3, and the Primary Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(f) If a Qualified Borrower has no Obligations outstanding, such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days advance written notice to the Administrative Agent, whereupon such Qualified Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 2.9(f)). Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and the Primary Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 of this Credit Agreement from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

(g) The Obligations of each Qualified Borrower in connection with each Letter of Credit issued to such Qualified Borrower hereunder shall be evidenced by a letter of credit note substantially in the form of Exhibit Q attached hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by a Primary Borrower pursuant to a Borrower Guaranty, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith). Each Qualified Borrower agrees, from time to time, upon the request of the Administrative Agent, to issue a new Qualified Borrower Letter of Credit Note previously issued by such Qualified Borrower to the Administrative Agent, and such previously issued Note shall be returned to such Qualified Borrower marked “replaced”.

2.10 Use of Proceeds and Borrower Guaranties.

(a) The proceeds of the Loans and Letters of Credit shall be used by each Borrower solely for Permitted Uses. The Borrowers shall not use the proceeds of any Loan or Letter of Credit to acquire a Portfolio Investment for which they would not be entitled under their Constituent Documents to issue Investor Capital Calls for the purpose of making such acquisition. Neither the Lenders nor the Administrative Agent shall (a) have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans or Letters of Credit or its execution and delivery of any Borrower Guaranty, or (b) be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans or Letters of Credit are for purposes permitted under the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any issuance of any Letter of Credit, any Rollover, any Conversion or acceptance of any Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Lenders or the Administrative Agent as to whether any investment by any Borrower is permitted by the terms of the Constituent Documents of such Borrower or any other Credit Party.

(b) In each Request for Borrowing and Letter of Credit Application, the applicable Borrower shall identify the use of proceeds for the related Loan or Letter of Credit, and if such Borrower intends to use such proceeds to acquire an asset from, extend a loan to, or purchase an equity interest in, any Person, then such Borrower in the related Request for Borrowing shall also provide the Administrative Agent with the full legal name of the Person selling such asset or issuing such equity interest or the Person to whom such loan is extended. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan or Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall use the proceeds of any Borrowing or Letter of Credit hereunder to purchase securities or investments from any Lender or any Affiliate thereof.

2.11 Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each ~~applicable~~ Lender (other than any Defaulting Lender) in accordance with its ratable share of the Commitments ~~under the applicable Tranche~~, an aggregate unused commitment fee on the daily amount of the Maximum Commitment which was unused (through the extension of Loans or issuance of Letters of Credit) (such amount, the “Unused Portion”) at the Unused Commitment Fee Rate, calculated daily on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the tenth (10th) calendar day of each calendar month (or the next succeeding Business Day, if such day is not a Business Day) for the preceding calendar month. For purposes of this Section 2.11, the fee shall be calculated on an average daily basis. Each of the Borrowers and the Lenders acknowledges and agrees that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.12 Structuring Fee. The Primary Borrower shall pay or cause to be paid to HSBC, as Lender, the Structuring Fee, as provided in the Fee Letter.

2.13 Extension of Maturity Date.The Borrowers shall have two (2) options to extend the Stated Maturity Date then in effect, in each case, for an additional term of no longer than 364 days, subject to satisfaction of the following conditions precedent:

(a) (x) the Administrative Agent and the extending Lenders shall have consented in their sole discretion to such Extension Request, and (y) the Administrative Agent, the extending Lenders and the Borrowers shall have agreed to such other terms and conditions in connection with such Extension Request as may be requested by the Administrative Agent and/or such extending Lenders in their sole discretion, including the amount of any fee for such extension;

(b) the Borrowers shall have paid the amount of any extension fee that has been agreed to the Administrative Agent for the benefit of the extending Lenders;

(c) no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d) all representations and warranties of the Credit Parties under the Loan Documents are true and correct in all material respects on and as of the initial Stated Maturity Date, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that if any such representation and warranty is already qualified by materiality, then it shall be true and correct in all respects; and

(e) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date (or such lesser number of days, at the sole discretion of the Administrative Agent) then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender) or such shorter time period as the Administrative Agent shall agree.

2.14 Increase in the Maximum Commitment.

(a) Request for Increase. Subject to compliance with the terms of this Section ~~2.14 and to the extent the Maximum Commitment is less than $650,000,000 at such time,~~2.14, the Borrowers may increase the Maximum Commitment to an amount not to exceed $650,000,000, with the written consent of the Administrative Agent, such written consent to be given in its sole and absolute discretion (it being understood that any such increase up to an amount not to exceed $200,000,000 shall be provided by HSBC, as Lender). Such increase may be done in one or more requested increases, in $10,000,000 increments or such lesser amount remaining to increase the Maximum Commitment to $200,000,000, or such lesser amount to be determined by the Administrative Agent (each such increase shall be referred to herein as a “Facility Increase”).

(b) Effective Date. Within five (5) Business Days (or such shorter time period as the Administrative Agent may agree) of the receipt of a request from the Borrowers to increase the Maximum Commitment, the Administrative Agent shall determine the effective date of the Facility Increase, if any (the “Facility Increase Effective Date”) and, if the Administrative Agent has determined that the conditions precedent to such Facility Increase have been satisfied, shall notify the Borrowers and the Lenders of the Facility Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Borrowers shall, not later than the fifth (5th) Business Day or such shorter time period as the Administrative Agent may agree, prior to the Facility Increase Effective Date, deliver to Administrative Agent a Facility Increase Request and (x) to the extent the Maximum Commitment increase has not been previously authorized, resolutions adopted by the Borrowers approving or consenting to such increase or (y) to the extent such Maximum Commitment increase was previously authorized, copies of such prior resolutions adopted by the Borrowers approving or consenting to such increase, in each case, certified by a Responsible Officer of each Borrower that such resolutions are true and correct copies thereof and are in full force and effect;

(ii) no Default or Event of Default shall have occurred and be continuing as of the proposed date of such Facility Increase;

(iii) all representations and warranties of the Credit Parties under the Loan Documents are true and correct in all material respects on and as of the proposed date of such Facility Increase, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iv) on the Facility Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(i) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;

(v) the Borrowers have fully complied with the delivery requirements under Section 6.1(l)(iii) -(iv) hereof with respect to the Investors listed on Exhibit A hereto as of the Closing Date; and

(vi) on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent ~~the Facility Increase Fee~~and the Lenders the fee agreed by the parties (in each such party’s sole discretion) in connection with such increase.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility.

2.15 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent: (a) for the benefit of the Lenders ~~under the applicable Tranche~~, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2.0%) if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable monthly in arrears on the tenth (10th) calendar day of each calendar month (or the next succeeding Business Day, if such day is not a Business Day), commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer, all reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. The Letter of Credit Issuer will give the Administrative Agent notice of such billings and of receipt of payment.

~~2.16 Temporary Increase Tranche.~~

~~(a) Temporary Increase Borrowings. At any time prior to the Scheduled Reduction Date, to the extent that (i) the Principal Obligations equal or exceed the Commitments under the Primary Tranche and (ii) the aggregate Principal Obligations do not exceed the Available Commitment and subject to the other terms and conditions set forth herein, any Loan requested by a Borrower in accordance with Section 2.3(a) shall be funded as a Temporary Increase Loan. Temporary Increase Loans shall be Loans and part of the Obligations in all respects, other than with respect to the Lenders’ funding obligations and ratable participations with respect thereto as set forth in this Section 2.16 . Temporary Increase Loans will be secured by the Collateral in the same manner and to the same extent as all other Loans and will be pari passu with all other Loans in all respects. Provided that all applicable conditions precedent for a Loan in Sections 2.1 and 6.2 have been satisfied, the Temporary Increase Lenders will exclusively fund pro rata based on their respective Temporary Increase Commitments, at any time and from time to time, Temporary Increase Loans requested by a Borrower in accordance with Section 2.3(a); provided that, after giving effect to such Temporary Increase Loan, the aggregate Temporary Increase Loans would not exceed the aggregate Temporary Increase Commitments. No Lender other than the Temporary Increase Lenders will have any right or duty to fund Temporary Increase Loans. As a result of such exclusive participation in the Temporary Increase Tranche, the Principal Obligations may from time to time prior to the Scheduled Reduction Date be allocated amongst the Lenders in proportions other than their pro rata share of the aggregate Commitments.~~

~~(b) Scheduled Reduction Date. The unpaid principal amount of the Obligations with respect to Temporary Increase Loans that are outstanding on the Scheduled Reduction Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Scheduled Reduction Date and the Maximum Commitment shall automatically decrease by the aggregate amount of the Temporary Increase Commitments without any further action by any party hereto.~~

~~(c) Temporary Increase Loan Repayments. Notwithstanding anything to the contrary herein, so long as no Event of Default has occurred and is continuing, all repayments of Principal Obligations and payments of interest, fees and other amounts from the Borrowers shall, unless the Borrowers otherwise direct in their sole discretion, be applied (A) first, to Temporary Increase Loans until such Temporary Increase Loans are reduced to zero and (B) second, to Loans other than Temporary Increase Loans (and the Administrative Agent shall in turn apply such repayments and payments in accordance with such direction from the Borrowers). Notwithstanding anything to the contrary herein, if an Event of Default has occurred and is continuing, at any time when there are Obligations outstanding related to any Temporary Increase Loans, all payments made by a Borrower on the Obligations shall be credited, to the extent of the amount thereof, to the Lenders in accordance with their pro rata share of aggregate Principal Obligations at the time of such repayment (i.e., ratably between Temporary Increase Loans or Loans other than Temporary Increase Loans based on amounts due without regard to the pro rata share of the Maximum Commitment of each Lender).~~

~~(d) Temporary Increase Loans Generally. Except as otherwise stated in this Section 2.16, Temporary Increase Loans shall be subject to all applicable provisions of this Credit Agreement with respect to Loans generally to the extent applicable, other than pricing, as set forth in the Fee Letters.~~

Section 3. PAYMENT OF OBLIGATIONS

3.1 Revolving Credit Notes. The Administrative Agent may request that the Loans made under this Credit Agreement be evidenced by promissory notes in favor of each Lender. In such event, each Borrower shall execute and deliver the requested promissory notes each payable to the Administrative Agent for the benefit of the applicable Lender in the amount up to the aggregate Commitment of such Lender. Any such note issued by the Borrowers shall be substantially in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). Each Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by such Borrower to such Lender, so long as such previously issued Note shall be returned by such Lender to the applicable Borrowers and marked “cancelled” or “replaced”.

3.2 Payment of Obligations. The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date. All Loans shall be repaid in the currency in which they were borrowed.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent consistent with the provisions of Section 2.6, notwithstanding whether any Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower(s) in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers. Interest shall be payable in the currency of the related Loan.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) subject to Section 10.5, at all times when an Event of Default has occurred and is continuing, at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. With at least three (3) Business Days (or on the same Business Day for an Alternate Base Rate Loan or Alternate Base Rate Rollover) notice prior to any Interest Payment Date on which interest is payable hereunder by any Borrower, such Borrower may request in writing, within the limits of the Available Commitment and so long as each of the conditions specified in Section 6.2 and if applicable Section 6.3 (to the extent not previously satisfied at the time such Qualified Borrower initially becomes a Borrower) have been satisfied, that the Administrative Agent disburse to the Lenders and the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to the interest or fees due to them from such Borrower, which disbursement shall be deemed to be a Loan pursuant to Section 2.3. Such Loan shall be either: (i) a LIBOR Rate Loan, if the applicable Lender can consolidate such Loan with an existing LIBOR Rate Loan that is then subject to a Rollover; or (ii) an Alternate Base Rate Loan. Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4. If the Lenders or the Letter of Credit Issuer shall not have received on the date due, any payment of interest upon any Loan or any fee described herein, the Administrative Agent may, without prior notice to or the consent of the Credit Parties, following the expiration of all applicable notice and grace periods specified in Section 10.1(a), (b) or (c), as applicable, related to the payments of such amounts, within the limits of the Available Commitment, disburse to the Lenders or the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to any interest or fees due to them, which disbursement shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3. After any such disbursement of funds as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Credit Parties to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by any Borrower for receipt by the Administrative Agent before 12:00 p.m. (New York time), on the due date therefor in federal or other immediately available funds to the Administrative Agent at account number at HSBC Bank USA, National Association, ABA No., account name “Loan Agency”, reference “Goldman Sachs Renewable Power Operating Company LLC” or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 12:00 p.m. (New York time) on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in the last sentence of this Section 3.4, each ~~applicable~~ Lender shall be entitled to receive its ratable share of each payment of the Obligations received by the Administrative Agent hereunder for the account of the Lenders ~~on the Obligations with respect to the applicable Tranche~~. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender by 1:00 p.m. (New York time). If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. ~~Subject to Section   2.16, unless~~Unless an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited as directed by the Borrowers. ~~Subject to Section   2.16, at~~At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) payable by any of the Credit Parties under the terms of the Loan Documents; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

3.5 Voluntary Prepayments. Each Borrower may, upon notice to the Administrative Agent (which notice may be conditioned upon the occurrence of an event of financing so long as revocation of any such notice is provided to the Administrative Agent at least one (1) Business Day prior to the effective date of such prepayment and payment of all amounts due per Section 4.5), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent by no later than: (i) 11:00 a.m. two (2) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Dollars and (ii) 11:00 a.m. on the date of prepayment of Alternate Base Rate Loans; and (b) any prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) of such prepayment and the amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Lender Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of a Loan shall be applied to the Obligations held by each Lender in accordance with its respective Lender Pro Rata Share.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing, Conversion or Rollover or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment ~~(including by reducing the Temporary Increase Commitments)~~, by giving prior written notice (which notice may be conditioned upon the occurrence of an event or financing so long as revocation of any such notice is provided to the Administrative Agent at least one (1) Business Day prior to the effective date of such termination or reduction) to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice), (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, reduction of the Principal Obligations to zero (but subject to the proviso hereto) and payment of all interest accrued thereon, in accordance with the terms of Section 3.5; or (ii) in the case of a reduction of the Maximum Commitment ~~(including by a reduction of the Temporary Increase Commitments)~~, upon prepayment of the amount, if any, by which the Principal Obligations exceed the ~~reduced Available Commitment or, if applicable, the Principal Obligations of the Temporary Increase Tranche exceed the reduced Temporary Increase Commitments, in either case, resulting from such reduction, including, without limitation,~~Maximum Commitment (after giving effect to such reduction) and payment of all interest accrued ~~thereon~~on such prepaid Principal Obligations, in accordance with the terms of Section 3.5; provided that, (a) the Maximum Commitment may not be terminated or reduced such that~~,~~ the Available Commitment would be less than the ~~aggregate stated amount of outstanding Letters of Credit~~Principal Obligations; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Investor Capital Calls only, unless agreed otherwise by the Administrative Agent) for deposit in the Cash Collateral Account in accordance with Section 2.8(i), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by law, as soon as practicable, but no later than thirty (30) days, after the full and final payment of the Letter of Credit Liability, or the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to the applicable Borrowers any amounts remaining in any Cash Collateral Account; provided that, so long as no Event of Default exists, to the extent individual Letters of Credit expire, the Administrative Agent will return to the applicable Borrowers the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment ~~(including by a reduction of the Temporary Increase Commitments)~~ shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment ~~(including by a reduction of the Temporary Increase Commitments)~~ to less than $50,000,000 (except (i) for a termination of all the Commitments and (ii) as otherwise agreed between the Borrowers and the Administrative Agent). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment pursuant to this Section 3.6 shall reduce the Commitments of the Lenders on a pro rata basis ~~with respect to each Tranche so reduced~~based on each such Lender’s applicable Lender Pro Rata Share thereof.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (its “Lending Office”) (and the office to whose accounts payments are to be credited) for any Type of Loan and (b) change its Lending Office for any Type of Loan from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall hold the Notes, if any, evidencing such Lender’s Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4. TAXES; CHANGE IN CIRCUMSTANCES

4.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, by the Required Payment Time after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Recipient requests indemnification more than one-hundred eighty (180) calendar days after the earlier of (i) the date on which such Recipient makes such payment of Indemnified Taxes or liability arising therefrom or with respect thereto and (ii) the date on which the relevant Governmental Authority or other party makes written demand upon such Recipient for payment of such Indemnified Taxes or liability arising therefrom or with respect thereto, such Recipient shall not be indemnified to the extent such delay results in prejudice to the Borrowers. A certificate as to the amount of such payment or liability setting forth the calculation of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Tax Indemnification by the Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Prescribed Forms. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and Administrative Agent, at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, or to comply with any such requirement. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9, or applicable successor form, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI, or applicable successor form;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, or applicable successor form, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Selection of Lending Office. If any Lender requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Lending

Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Defined Terms. For purpose of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(j) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations or to convert Loans accruing interest calculated by reference to the LIBOR Rate to be Loans calculated by reference to the Alternate Base Rate (unless the Alternate Base Rate is also calculated off the LIBOR Rate in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon the prepayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3 Inability to Determine Rates. Other than with respect to a Benchmark Transition Event or an Early Opt-in Election, if the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any LIBOR Rate Loan; or (b) the LIBOR Rate does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan, then: (a) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (b) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to the LIBOR Rate. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that the LIBOR Rate applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (i) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (ii) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period, or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to the LIBOR Rate; provided that, (x) if the forgoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to Alternate Base Rate Loans only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing.

4.4 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If after the Closing Date (or with respect to a Person first becoming a Lender after the Closing Date, the later of (1) the Closing Date and (2) the date that is sixty (60) days prior to the date such Person first becomes a Lender) (x) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, (y) any guidance, request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) compliance, application or implementation by any Affected Party with the foregoing subclause (x) or (y) or any Existing Law:

(i) imposes or modifies any reserve, fee, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, any liabilities of or any credit extended by, any of the Affected Parties in respect of or in connection with this Credit Agreement (other than Taxes);

(ii) subjects any Affected Party to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) has the effect of reducing an Affected Party’s rate of return in respect of this Credit Agreement on such Affected Party’s capital to a level below that which such Affected Party would have achieved but for the occurrences set forth in subsection (a) of this Section 4.4 herein;

(iv) affects or would affect the amount of the capital required to be maintained by such Affected Party; or

(v) causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Credit Agreement;

and the result of any of the foregoing is to impose a cost on, or increase the cost to, any Affected Party of its commitment under any Loan Document or of purchasing, maintaining or funding any interest acquired under any Loan Document, then, upon written demand, the Borrower shall pay to the Administrative Agent for the account of such Affected Party such additional amounts as will compensate such Affected Party for such new or increased cost.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) or causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Lender or Letter of Credit Issuer, which in such party’s sole discretion is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement, then from time to time upon written request of such Lender or such Letter of Credit Issuer, the Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of an Affected Party (x) setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in subsections (a) and (b) of this Section 4.4 and (y) with respect to any Lender that becomes a Lender after the Closing Date, such other information or support reasonably requested by the Borrower shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of all amounts payable hereunder. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be,, the amount shown as due on any such certificate by the Required Payment Time.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4.4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4.4 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under the Credit Agreement (whether pursuant to Section 2.3 or otherwise), (b) any prepayment or other payment of the principal of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan (whether pursuant to Section 2.1(e) or otherwise), (c) any other prepayment of a Loan that is (x) required pursuant to Section 2.1(e) or (y) not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made. Any such payments shall be made by the Required Payment Time.

4.6 Requests for Compensation.

(a) If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender or Letter of Credit Issuer shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender or Letter of Credit Issuer and the computations made by such Lender or Letter of Credit Issuer to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR.

(b) Notwithstanding anything to the contrary in this Section 4 (other than Section 4.1), (i) no Lender or Letter of Credit Issuer shall be entitled to compensation under this Section 4 (other than Section 4.1), for any costs incurred or reductions suffered by such Lender or Letter of Credit Issuer (or its holding company) because of a Change in Law unless at such time such Lender or Letter of Credit Issuer (or its holding company) is acting in a similar manner with respect to its similarly-situated borrowers (it being understood that such claims between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

4.7 Survival. All of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect for a period of one hundred eighty (180) days after the expiration or termination of the Letters of Credit and the Commitments and the repayment of all other Obligations hereunder. Notwithstanding the foregoing, this Section 4.7 shall not apply with respect to amounts payable under Section 4.1.

4.8 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document~~, upon the occurrence of~~ if a Benchmark Transition Event or an Early Opt-in Election, as applicable, ~~the Administrative Agent and the Borrowers may amend this Credit Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at~~and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Administrative Agent has posted such~~

~~proposed amendment to all Lenders and the Borrowers so long as (x) the Borrowers have consented to such amendment in writing and (y)~~date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from the Lenders comprising the Required Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment and the Borrowers consent to such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 4.8 will occur prior to the applicable Benchmark Transition Start Date.~~

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement ~~other than the consent of the Borrowers (such consent not to be unreasonably withheld or delayed); provided that, if the Borrowers have not provided their approval or denial in writing prior to 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers in accordance with clause (a) above, the Borrowers shall be deemed to have given their consent to the amendment and any Benchmark Replacement Conforming Changes.~~or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers (or obtain the Borrowers’ consent if required by the terms of this Credit Agreement) and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date ~~and Benchmark Transition Start Date~~, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and~~, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section ~~4.8~~4.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto,~~to this Credit Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 4.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i)  above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)  ~~(d)~~ Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the ~~Borrowers~~Borrower may revoke any request for a Borrowing of, conversion to or continuation of ~~any~~ LIBOR Rate ~~Loan~~Loans to be made, converted or continued during any Benchmark Unavailability Period and, ~~provided~~failing that, ~~if such request is not revoked, the Borrowers~~the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ~~an~~ Alternate Base Rate ~~Loan~~Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ~~the~~ Alternate Base Rate based upon the ~~LIBOR Rate~~then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Collateral. Subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder, pursuant to a Collateral Account Pledge, a Security Agreement, the related financing statements and the other related documents, the Guarantor shall grant, and shall pledge and/or assign by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, as applicable, a first priority, security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising:

(i) any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(ii) to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (i) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such Investors and (z) any and all guaranties of such Investors’ obligations under the Constituent Documents and Subscription Agreements including but not limited to, in each case of clauses (x), (y) and (z), any and all representations, warranties, covenants and other agreements of such Investors or guarantors contained therein, any and all duties and obligations of such Investors or guarantors thereunder and any and all rights to compel performance and enforce the provisions thereof against such Investors or guarantors and otherwise pursue remedies against such Investors or guarantors with respect thereto;

(iii) any and all agreements, instruments and other documents of every kind or description to the extent evidencing or supporting obligations under any of the foregoing Collateral and any and all security and other property with respect to such Collateral;

(iv) each Collateral Account, including but not limited to any and all funds and financial assets on deposit therein or credited thereto; and

(v) any and all proceeds of any of the foregoing Collateral including, without limitation, all of the records of the Guarantor concerning any of the foregoing Collateral; excluding (A) any funds properly withdrawn from a Collateral Account (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to a Collateral Account) to the extent used, pursuant to the terms of the Guarantor’s Governing Documents, to purchase Portfolio Investments (other than Permitted Investments deposited in or credited to any such account), to make payments or distributions to Investors in accordance with the terms hereof or for any other purpose permitted under the Guarantor’s Governing Documents and this Credit Agreement, and (B) the proceeds of such withdrawn funds (the items in (A) and (B), collectively “Excluded Proceeds”).

Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Loan Document (i) the term “Collateral” shall not include the Unfunded Capital Commitments of the SOX Insiders, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments, or any other interests of the SOX Insiders, if any, unless so elected by the Guarantor in its discretion, (ii) the term “Collateral” shall not include any Portfolio Investment, any Portfolio Assets or any Excluded Proceeds, (iii) the term “Collateral” shall not include any collateral posted or received in connection with the Swap Agreements, (iv) the Collateral may be subject to Permitted Liens, (v) a Borrower or the Guarantor may maintain other bank accounts or securities accounts in addition to the Collateral Accounts that will not be considered “Collateral” and such other accounts shall not be subject to control agreements or other restrictions and (vi) the Administrative Agent and the Secured Parties shall not have any Lien on any property that is not “Collateral”, except in connection with any Swap Agreement, as provided therein.

(b) Guaranties of Credit Providers and Side Letters. Each Included Investor shall provide, if such Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its Credit Provider as contemplated in the definition of “Credit Provider”, evidence reasonably satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents. The Administrative Agent shall use its commercially reasonable efforts to approve or disapprove any Side Letter with respect to a proposed Included Investor within ten (10) Business Days after receipt from a Borrower or the Guarantor.

(c) Reliance. Each Borrower and the Guarantor agrees that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Borrowing or each issuance of a Letter of Credit, will make such Borrowing or issuance of such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Unfunded Capital Commitments and accordingly during the continuance of an Event of Default (but subject to Section 10.5), such Unfunded Capital Commitments may be enforced in the name of the Guarantor by the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Loan Documents in accordance with the Governing Documents, Subscription Agreements and Side Letters, directly against the Investors without further action by the Guarantor and notwithstanding any compromise of any such Unfunded Capital Commitment by the Guarantor, as provided in 6 Del. C. §17-502(b)(1).

(d) Collateral/Collateral Documents. The collateral security set forth in subsection (a) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges, the Control Agreement, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents”.

5.2 Required Accounts; Investor Capital Calls.

(a)	Required Accounts.

(i) The Guarantor shall, prior to the Closing Date, establish, one or more Collateral Accounts, as applicable, and shall direct all Investor Capital Contributions received by the Guarantor into such Collateral Accounts (it being understood and agreed, for the avoidance of doubt, that (i) subject to compliance with Section 9.12, the Credit Parties may maintain other accounts into which Investor Capital Contributions may be transferred from the Collateral Accounts and (ii) such other accounts will not constitute Collateral and will not be subject to the control of the Administrative Agent or any other restrictions under this Credit Agreement and the other Loan Documents). Each Collateral Account shall be a deposit account or a securities account (as defined in the UCC or substantial equivalent under foreign law) established with an Eligible Institution, as deposit bank or securities intermediary, in the name of the Guarantor into which financial assets may be credited and as to which such Eligible Institution, as deposit bank or securities intermediary, undertakes to treat the Administrative Agent, on behalf of the Lenders, as entitled to exercise the rights that comprise such deposit account or financial assets in accordance with the terms of the Control Agreement. If such deposit bank or securities intermediary ceases to be an Eligible Institution, the Guarantor will have thirty (30) days following notice from the Administrative Agent to move the Collateral Accounts to another Eligible Institution reasonably acceptable to the Administrative Agent, on behalf of the Lenders. If the deposit bank or securities intermediary terminates the Control Agreement, the Guarantor shall open new accounts that are subject to a Control Agreement with a replacement deposit bank or securities intermediary, which is an Eligible Institution, within thirty (30) days of such termination.

(ii) The Guarantor shall cause each Collateral Account to be subject at all times to a Control Agreement pursuant to which the Administrative Agent, on behalf of the Lenders, shall be entitled to assume exclusive control thereof upon notice to that effect to the applicable Eligible Institution; provided that the Administrative Agent shall not deliver any such notice unless a Cash Control Event has occurred and is continuing. Each Collateral Account shall continue to be held in the name of the Guarantor after the Administrative Agent has assumed exclusive control thereof. All monies, instruments, investment property or other property credited to the Collateral Accounts pursuant to this Credit Agreement and all other property credited to the Collateral Accounts constitute part of the Collateral (including all cash and Permitted Investments) (other than Excluded Proceeds) and shall be applied in the manner set forth herein. The Guarantor may direct the institution that holds a Collateral Account to invest the funds in such accounts solely in Permitted Investments, and the Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.12 (it being understood and agreed that withdrawals from other accounts will not be restricted).

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that no Secured Party (i) undertakes any duties, responsibilities, or liabilities with respect to the Investor Capital Calls issued by any Credit Party, (ii) shall be required (except in connection with a Secured Party making Investor Capital Calls) to refer to the Constituent Documents of any Credit Party, or a Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Credit Party, a Subscription Agreement, any Investor Capital Call, (iii) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors, and (iv) shall have any duty to inquire into the use, purpose, or reasons for the making of any Investor Capital Call by any Credit Party or the investment or use of the proceeds thereof.

(c) Investor Capital Calls; Investor Capital Calls by the Administrative Agent. The Guarantor will issue Investor Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. For purposes of repaying the Obligations (subject to Section 10.5 in all respects), the Borrowers and the Guarantor hereby irrevocably authorize and direct the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts, for amounts not paid by any Borrower or the Guarantor when due to the Secured Parties (after the passage of any applicable grace period provided in Section 10.1 and Section 3.3(c)) (excluding any amounts therein which are not part of the Collateral); provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(c), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers. Subject to Section 10.2 and Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of the Guarantor or by way of enforcement of the Collateral or part thereof, at any time or from time to time during the continuance of an Event of Default, solely for the purpose of repaying the Obligations and, to the extent relevant, in accordance with the applicable Constituent Documents, to: (i) initiate one or more Investor Capital Calls in order to pay the Obligations then due and owing; (ii) take or bring in Guarantor’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Unfunded Capital Commitments; (iii) complete any contract or agreement of Guarantor in any way related to payment of any of the Unfunded Capital Commitments; (iv) make allowances or adjustments related to any of the Unfunded Capital Commitments; (v) compromise any claims related to any of the Unfunded Capital Commitments; (vi) issue credit in its own name or the name of Guarantor; or (vii) exercise any other right, privilege, power, or remedy provided to Guarantor under any Constituent Documents or Subscription Agreement with respect to Unfunded Capital Commitments. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Investor Capital Calls, the Unfunded Capital Commitments, or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Unfunded Capital Commitments. The Administrative Agent shall give the Borrowers and the Guarantor notice of actions taken pursuant to this Section 5.2(c) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ or Guarantor’s obligations hereunder.

(d) Additional Action by the Administrative Agent. Subject to Section 10.2 and Section 10.5 in all respects, during the existence of an Event of Default, issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt to any Person obligated to pay any Investor Capital Contribution with respect to the Unfunded Capital Commitments for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance of such Person to the extent of any amount so paid to the Collateral Accounts for the benefit of the Secured Parties, so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. Subject to Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, pursuant to one or more pledges, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of the Primary Borrower and each other Credit Party to endorse the name of the Primary Borrower or each such Credit Party upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon an Investor Capital Contribution of any Person to any Credit Party coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms of this Credit Agreement. Subject to Section 10.5 in all respects, during the existence of an Event of Default, solely for the purpose of repaying the Obligations, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to (i) carry out any and all actions listed in Section 5.2(c)(i) -(vii); and (ii) execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Credit Party, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent for the purposes of repaying the Obligations or to protect the first priority security interests and Liens in the Unfunded Capital Commitments and neither the Administrative Agent nor the other Secured Parties, in the absence of bad faith, gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The parties hereto acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Guarantor subject to the first priority security interest of the Administrative Agent therein (subject to Permitted Liens).

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Investor Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Investor Capital Contribution.

(f) Except in accordance with the provisions of this Credit Agreement or the Constituent Documents of the Guarantor, during the existence of any Event of Default, the Guarantor shall not, without the prior written consent of the Administrative Agent which may be withheld in its sole discretion: (i) cancel, reduce, excuse, or abate the contributions received, or which shall be received, from the Investors without the prior written consent of the Administrative Agent which may be withheld in its sole discretion; or (ii) relieve, excuse or delay the Investors from the making of, or postpone, compromise or abate, any such contribution; it being acknowledged and agreed that (except as specified in this clause (f)) the Guarantor may at any time and from time to time by agreement between the Guarantor and the Investors (without the need for agreement or other actions by any other Person) increase, decrease (but not to less than zero) or otherwise change the amount of the Capital Commitments (as defined in the Constituent Document) to the Guarantor of the Investors without limitation under this Agreement, the Security Agreement, or other Loan Documents.

(g) Except with the prior written consent of the Supermajority Lenders or as otherwise contemplated herein, the Guarantor shall not sell, mortgage, hypothecate, assign, transfer or otherwise encumber its interest in the Collateral, or any portion thereof.

It is hereby acknowledged that the Guarantor debits the brokerage accounts of certain PWM Investors held at Goldman Sachs to satisfy such PWM Investor’s obligation to fund Investor Capital Contributions. In connection with such process, a PWM Investor may be required to fund the necessary amount to its brokerage account at Goldman Sachs via a series of wires (including by initially funding to an aggregating deposit account in the name of Goldman Sachs for such purpose). The Guarantor agrees that it will ensure that such Investor Capital Contribution amounts are then credited to the applicable Collateral Accounts of such PWM Investors when called in accordance with the terms of the Constituent Documents and the terms hereof.

5.3 Lender Offset. In addition to the rights granted to the Administrative Agent and the Secured Parties under Section 5.2, each Borrower and the Guarantor hereby grants to each Secured Party a right of offset to secure the repayment of the aggregate Obligations when due to the Secured Parties (solely after the passage of any applicable grace period and otherwise in accordance with the provisions of this Credit Agreement), upon any and all monies, securities, or other property of such Borrower or Guarantor, and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of such Borrower or Guarantor, as applicable, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower or Guarantor and any and all claims of such Borrower or Guarantor, against the Secured Parties at any time existing. Subject in all respects to Section 10.5, the Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without prior notice to any Borrower or the Guarantor, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations. Each Borrower or the Guarantor shall be deemed directly indebted to the Secured Parties in the full amount of the aggregate Obligations, and the Secured Parties shall be entitled to exercise the rights of offset provided for above. The rights of the Secured Parties under this Section 5.3 are subject to Sections 10.5 and 12.2. The Administrative Agent, and the Secured Parties, as applicable, shall give the Borrowers or Guarantor prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers or Guarantor with respect to such action.

5.4 Agreement to Deliver Additional Collateral Documents. The Credit Parties shall deliver such security agreements, financing statements, assignments, notices and acknowledgments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority (but subject to Permitted Liens) security interests in the Collateral with respect to which the Guarantor is granting a security interest to the Administrative Agent, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents and financing statements, assignments, notices and acknowledgements or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted pursuant to this Section 5.

5.5 Subordination. After the occurrence and during the continuance of an Event of Default, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”); provided, however, that a Credit Party may make payment to the Investment Manager and its respective Affiliates for any accrued management fees, incentive fees or other similar fees or compensation due and owing pursuant to the applicable Constituent Document so long as (a) such fees are paid from monies or sums not constituting any part of the Collateral and (b) neither the Investment Manager nor its Affiliates are in default with respect to their obligations to fund Investor Capital Contributions. All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the occurrence and continuance of an Event of Default be subordinated to and inferior in right and in payment to the Obligations and all liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligations of the Lenders to advance the initial Borrowing shall become effective on the Closing Date, subject to the Administrative Agent’s receipt of the following:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Credit Parties;

(b) Notes. A Note duly executed and delivered by the Primary Borrower to each Lender in accordance with Section 3.1 and dated as of the Closing Date;

(c) Fee Letter. The Fee ~~Letters~~Letter, duly executed and delivered by the parties thereto;

(d) Security Agreement. A Security Agreement duly executed and delivered by the Guarantor, substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Administrative Agent in its sole discretion;

(e) Collateral Accounts.

(i) evidence of the establishment of the Collateral Accounts;

(ii) the Control Agreement duly executed and delivered by the Guarantor and State Street Bank and Trust Company, as securities intermediary, in form and substance satisfactory to the Administrative Agent in its reasonable discretion; and

(iii) the Collateral Account Pledge duly executed and delivered by the Guarantor, in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(f) Filings.

(i) Searches of Filings in the appropriate public offices of the applicable Governmental Authority in the jurisdiction of formation or incorporation of the Credit Parties, or where a Filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the Filings on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper Filings, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) Filings in form and substance satisfactory to the Administrative Agent for each applicable jurisdiction with respect to the Collateral together with evidence satisfactory to the Administrative Agent, in its sole discretion, that the same have been filed or will be submitted for filing promptly following the Closing Date in the appropriate public filing offices of the applicable Governmental Authority in each case to perfect the Secured Parties’ first priority security interest in the Collateral.

(g) Responsible Officer Certificates. A certificate from a Responsible Officer of each then existing Credit Party, in the form of Exhibit J;

(h) Constituent Documents. True and complete copies of the Constituent Documents of each Credit Party, together with certificates of existence, incorporation or registration (as applicable) and good standing of each Credit Party, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(i) Authority Documents. Certified resolutions of each Credit Party, authorizing its entry into the transactions contemplated herein and in each other Loan Document to which it is a party;

(j) Incumbency Certificate. From each Credit Party, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents to which it is party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf such Credit Party, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(k) Opinions. A favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Credit Parties;

(1) Investor Documents.

(i) with respect to Investors listed on Exhibit A hereto as of the Closing Date, a copy of each of the documents such Included Investor, is required to deliver as set forth in the definition of “Included Investor”;

(ii) (x) copies of Subscription Agreements of the PWM Investors listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date have been delivered to the Escrow Agent, for the benefit of the Secured Parties, (y) Subscription Agreements of the Institutional Investors listed on Exhibit A hereto as of the Closing Date have been delivered to the Administrative Agent for the benefit of the Administrative Agent, for the benefit of the Secured Parties;

(iii) a certificate of the Primary Borrower and the Guarantor certifying that true, correct and complete copies of the Subscription Agreements of the PWM Investors listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date have been delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement (which shall be provided within fifteen (15) days of the Closing Date);

(iv) a duly executed receipt of the Escrow Agent, acknowledging custody of the Subscription Agreements for each of the PWM Investors listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date in accordance with the Escrow Agreement and Investor contact information as contemplated in Section 8.20 (which shall be provided within fifteen (15) days of the Closing Date); and

(v) in accordance with the Escrow Agreement, contact information for each PWM Investor provided to the Escrow Agent in form and substance sufficient to permit the Administrative Agent to make an Investor Capital Call on all such Investors should it be authorized and elect to do so hereunder.

(m) No Proceedings. There shall be no Proceeding, pending or to the actual knowledge of a Responsible Officer of any Credit Party, threatened that purports to affect any Credit Party or any transaction contemplated under any Constituent Document of a Credit Party or the Loan Documents;

(n) ERISA Status. With respect to each Credit Party, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Credit Party, as an Operating Company (or a copy of such Credit Party’s, as applicable, Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Credit Party’s most recent Annual Valuation Period to the effect that the assets of such Credit Party are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Credit Party that the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(o) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Fee Letter, and payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including, without limitation, the fees and disbursements invoiced at least three (3) Business Days prior to the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(p) Investment Management Agreement. A copy of the Investment Management Agreement, duly executed by the parties thereto;

(q) Confidential Private Placement Memorandum. A true and correct copy of the private placement memoranda of the Guarantor, together with all supplements thereto that have been delivered to Investors, if any; and

(r) Additional Information. Such other information and documents as may reasonably be requested prior to the Closing Date by the Administrative Agent and its counsel.

6.2 Conditions to all Loans. The obligations of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit are subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or with respect to representations or warranties made as of a specified earlier date are true and correct in all material respects as of such earlier date);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit which constitutes an Event of Default or a Default;

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrowers;

(e) Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit the Principal Obligations will not exceed the Available Commitment;

(f) Maturity Date. The Maturity Date shall not have occurred; and

(g) Beneficial Ownership Certification. At least three (3) Business Days prior to any Borrowing or issuance of Letter of Credit, unless there has been no material change to the Beneficial Ownership Certification previously provided by a Credit Party pursuant hereto, such Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Lenders an updated Beneficial Ownership Certification.

6.3 Conditions to Qualified Borrower Loans. The obligations of the Lenders to advance a Borrowing to a Qualified Borrower or to cause the issuance of a Letter of Credit to a Qualified Borrower are subject to the following additional conditions precedent:

(a) Qualified Borrower Note. The Administrative Agent shall have received from such Qualified Borrower a duly executed and delivered Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Note, as applicable, complying with the terms and provisions hereof;

(b) [Reserved]

(c) Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(d) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(e) The Borrower Guaranty. The Administrative Agent shall have received from the Primary Borrower a duly executed Borrower Guaranty with respect to the Obligations of such Qualified Borrower complying with the terms and provisions hereof;

(f) Opinions of Counsel to Qualified Borrower. The Administrative Agent shall have received favorable opinions of counsel to such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g) Opinions of Counsel to the Borrower. The Administrative Agent shall have received favorable opinions of counsel to the Primary Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(h) “Know Your Customer” Information and Documents. Unless otherwise consented to in writing by the Lenders, (i) true and complete copies of the Constituent Documents of such Qualified Borrower; (ii) the name and address of each Person that has an ownership interest in such Qualified Borrower of at least twenty-five percent (25%) (or such lesser percentage as may be required from time to time for each Credit Party to be KYC Compliant), and the percentage of such Qualified Borrower owned by such Person; (iii) the name of each director (or equivalent) of such Qualified Borrower; (iv) to the extent available, the most recent financial statements for such Qualified Borrower or the most recent annual report of such Qualified Borrower; and (v) such other documentation or information reasonably requested by any Lender to satisfy “Know Your Customer” (or analogous) Laws;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Credit Party on or prior to the date of such Borrowing or issuance of Letter of Credit and, to the extent invoiced at least two (2) Business Days prior to the date of such Borrowing, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Credit Party hereunder, which may be deducted from the proceeds of such Borrowing;

(j) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such Qualified Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Qualified Borrower’s most recent Annual Valuation Period to the effect that the assets of such Qualified Borrower are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower stating that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and

(k) Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel to be KYC Compliant or other regulatory compliance in connection with the addition of any Qualified Borrower that joins the Credit Facility after the Closing Date.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make Loans and cause the issuance of the Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1 Organization and Good Standing. Each Credit Party (a) is duly organized, duly incorporated or duly established and registered, as applicable, (b) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (as applicable), (c) has (together with any other Credit Party) the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2 Authorization and Power. Each Credit Party (a) has the organizational power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document to be executed by it, (b) is duly authorized to, and has taken all organizational action necessary to authorize it to execute, deliver, and perform its obligations under each Loan Document to be executed by it, and (c) is and will continue to be duly authorized to perform its obligations under each Loan Document to be executed by it.

7.3 No Conflicts or Consents. None of the execution and delivery of each Loan Document to be executed by each Credit Party, the consummation of any of the transactions therein contemplated, or the compliance with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation to which such Credit Party is subject, (b) any judgment, license, order or permit applicable to such Credit Party, (c) any indenture, mortgage, deed of trust or other material agreement or instrument to which such Credit Party is a party, by which such Credit Party may be bound, or to which such Credit Party may be subject, or (d) its Constituent Documents, in each case, except where such contravention or conflict would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Credit Party of any Loan Document to be executed by it or to consummate the transactions contemplated thereby other than any consent, approval, authorization or order which has been obtained, except where any failure to obtain any consent, approval, authorization or order would not be reasonably likely to have a Material Adverse Effect.

7.4 Enforceable Obligations. Each Loan Document to which each Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5 Priority of Liens. Subject to compliance with Section 8.13, the Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in which each Credit Party has any right, title or interest in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens other than Permitted Liens or Liens granted in favor of other Credit Parties which are ultimately in favor of the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Loan Documents, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which each Credit Party has any right, title or interest shall be, upon filing of the Filings, and taking of such actions as are contemplated by this Credit Agreement and other Collateral Documents, perfected security interests that have priority over security interests of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future Change in Law or in such Credit Party’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further Filings are or will be required in connection with the creation or perfection of such security interests and Liens, other than the filing of continuation statements, or their equivalent in accordance with Applicable Laws.

7.6 Financial Condition. The financial statements and reports required to be delivered pursuant to Section 8.1 hereof (except for the absence of footnotes in quarterly financial statements or as otherwise disclosed therein) present in all material respects such Borrower’s or the Guarantor’s financial position in accordance with Generally Accepted Accounting Principles. The Credit Parties, taken as a whole, are Solvent.

7.7 Full Disclosure. All written information (other than projections and other forward-looking statements and information of general industry or economic nature) heretofore furnished by any Credit Party in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby that has been prepared by a Credit Party or its Affiliates does not contain, and all such information hereafter furnished will not contain, in each case to the actual knowledge of a Responsible Officer of a Credit Party and when taken as a whole, any untrue statement of a material fact on the date as of which such information is stated or deemed stated.

7.8 No Default. Except as has been disclosed to the Administrative Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Default.

7.9 No Litigation. (i) For purposes of this representation and warranty as of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) pending, or to the actual knowledge of any Responsible Officer of the Borrower threatened, against any Credit Party, other than any such Proceeding that is disclosed in writing by such Credit Party to the Administrative Agent before the Closing Date, and (ii) for purposes of this representation and warranty as of the date of the advance of any Borrowing after the Closing Date, there are no such Proceedings pending, or to the actual knowledge of any Responsible Officer of such Borrower threatened, against any Credit Party, other than any such Proceeding that is not reasonably expected to have a Material Adverse Effect.

7.10 Material Adverse Effect. No changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Agent, which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. All U.S. federal income and other material tax returns, information statements and reports required to be filed by any Credit Party in any jurisdiction have been timely filed and all U.S. federal income and other material Taxes owed by such Credit Party have been timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

7.12 ERISA. Assuming no source of funds used to make the Loans constitutes Plan Assets unless such use of Plan Assets is covered by a prohibited transaction exemption, all the conditions of which are satisfied, the execution, delivery and performance of this Credit Agreement and the other Loan Documents and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code. None of the Borrowers’ nor the Guarantor’s assets constitute Plan Assets. No Borrower nor Guarantor maintains or has any liability to a Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no Borrower nor the Guarantor has any liability to an ERISA Affiliate Plan.

7.13 Compliance with Law. Each Credit Party, to such Credit Party’s knowledge, is in compliance in all respects with all Laws which are applicable to it or its properties except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.14 Environmental Matters. There have been no past, and there are no pending or, to the actual knowledge of any Responsible Officer of any Borrower, threatened, claims, complaints, notices, or governmental inquiries against such Borrower (but for clarification excluding any and all such claims, complaints, notices or governmental inquiries relating solely to any Portfolio Investment or Portfolio Investment Vehicles) regarding any alleged violation of, or potential liability under, any Environmental Laws that would reasonably be expected to have a Material Adverse Effect. The Borrowers’ properties (but for clarification excluding any properties relating solely to any Portfolio Investment or Portfolio Investment Vehicles) are in compliance with all Environmental Laws and related licenses and permits except where non-compliance would not be reasonably likely to have a Material Adverse Effect. No conditions exist at, on or under any real property now owned or leased by the Borrowers or, to the actual knowledge of any Responsible Officer of any Borrower, existed at, on or under any real property previously owned or leased by the Borrowers at the last date so owned or leased that, in either case, could give rise to liability under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

7.15 Investor Information; Investor Capital Commitments and Contributions. The names of all of the Investors (excluding PWM Investors which shall be listed by number) are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Sections 8.1, 8.2 or 9.5(a)), and the Investor Capital Commitment of each Investor (including PWM Investors) is set forth on Exhibit A (or on any such revised Exhibit A). Notice of each Investor who is a SOX Insider is set forth on Exhibit A. Exhibit A, as it may be updated in writing from time to time by the Borrowers or the Guarantor, is true and correct in all material respects. Since the Closing Date, no Investor Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent as and to the extent required by Section 8.1. The Governing Documents, Subscription Agreement (and any related Side Letter) sets forth each Investor’s entire agreement regarding its Investor Capital Commitment. As of the Closing Date, (i) the aggregate amount of the Investor Capital Commitments of all Investors (including PWM Investors) is set forth on Exhibit A hereto and (ii) the aggregate Unfunded Capital Commitment of all Investors (including PWM Investors) that could be subject to an Investor Capital Call is set forth on Exhibit A hereto. A copy of each Side Letter that has been executed by an Investor and the Guarantor has been provided to the Administrative Agent. Other than as disclosed in writing to the Administrative Agent promptly after such circumstance, since the Closing Date, no Investor has been (i) excused or exempted from funding any Investor Capital Contribution; (ii) requested or been asked to withdraw from the Guarantor; (iii) been precluded from or requested exclusion from any Portfolio Investment; or (iv) except in compliance with Section 8.2, transferred its interest in the Guarantor. The Guarantor has, to the actual knowledge of its respective Responsible Officers, (i) satisfied all applicable conditions precedent, if any, to the issuance of Investor Capital Calls under its Constituent Documents, and (ii) no law, rule, regulation, order or agreement otherwise imposes any material limitation, delay or restriction on the ability of the Guarantor to issue Investor Capital Calls. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Credit Parties, is true and correct in all material respects.

7.16 Fiscal Year. The fiscal year of the Primary Borrower is the calendar year.

7.17 Principal Office; Jurisdiction of Formation; Organizational Structure.

(a) Each of the principal office, chief executive office, and principal place of business of each Borrower and the Guarantor is correctly listed on Schedule I as the same may be updated by written notice to the Administrative Agent from time to time in accordance with this Credit Agreement; (b) the jurisdiction of formation of each Borrower and the Guarantor is correctly listed on Schedule I, and each Borrower and the Guarantor is not organized under the laws of any other jurisdiction; and (c) the information contained on Schedule I is accurate in all respects.

7.18 Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. No Borrower nor any Person acting on behalf of a Borrower has taken or will take any action which could reasonably be expected to cause any Loan Document to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by, and the Collateral in which the Guarantor has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock. Following the application of the proceeds of each borrowing, not more than twenty-five percent (25%) of the value of the assets (either of any Borrower individually or of such Borrower and its Subsidiaries on a consolidated basis) subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be Margin Stock.

7.19 Investment Company Act. No Credit Party is registered or required to be registered as an “investment company” within the meaning of the Investment Company Act.

7.20 No Defenses. No Responsible Officer of a Credit Party has actual knowledge of (a) any default or circumstance which with the passage of time and/or giving of notice would constitute an event of default by such Credit Party under its Constituent Documents or any Subscription Agreement which would constitute a defense to the obligations of any Investor to make Investor Capital Contributions to the Guarantor in accordance with its Subscription Agreement or the Governing Documents and (b) any claims of offset or any other claims of any Investor against the Guarantor which would or could materially and adversely affect the obligations of such Investor to make Investor Capital Contributions and fund Investor Capital Calls in accordance with its Subscription Agreement (and any related Side Letters), or the Governing Documents, other than, in each case, that which has been disclosed in writing by the Guarantor to the Administrative Agent.

7.21 Indebtedness. None of the Borrowers or the Guarantor has outstanding any Indebtedness except (a) the Obligations incurred hereunder, and (b) other Indebtedness permitted to be incurred pursuant to Section 9.11.

7.22 No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in the Guarantor (other than permitted transfers pursuant to Section 8.2) .

7.23 Anti-Money Laundering and Foreign Asset Control Laws.

(a) Each Credit Party is subject to policies and procedures that are reasonably designed to ensure compliance by such Credit Party and its subsidiaries with the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended, the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (iii) the PATRIOT Act.

(b) No Credit Party nor any of its Subsidiaries nor any director, officer, employee, agent or Affiliate of a Credit Party or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by a Sanctioned Person. The Credit Parties are subject to policies and procedures that are reasonably designed to ensure and which are reasonably expected to continue to ensure, compliance by each Credit Party with any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010, as amended (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). To the knowledge of the Responsible Officers of each Credit Party (after having made all reasonable investigation), no Investor’s funds have been used to violate, or were derived from violations of, any applicable anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA.

(c) No Investor, or Affiliate thereof, is, to the knowledge of the Responsible Officers of the applicable Credit Party (after having made all reasonable investigation), a Sanctioned Person. To the knowledge of the Responsible Officers of each Credit Party (after having made all reasonable investigation), no Investor’s funds used in connection with this transaction are derived from illegal or suspicious activities in violation of applicable anti-money laundering Laws.

Section 8. AFFIRMATIVE COVENANTS

So long as any Lender has any commitment to lend or cause the issuance of or participate in any Letter of Credit hereunder, and until performance and payment in full of all of the Obligations (other than contingent obligations that have not been asserted and Letters of Credit that have been fully Cash Collateralized) under this Credit Agreement and the other Loan

Documents, each of the Borrowers and the Guarantor (to the extent specifically referenced below in this Section 8) agrees that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Administrative Agent and the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1 Financial Statements, Reports and Notices. The Borrowers and the Guarantor, as applicable, shall deliver to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred and twenty (120) days after the end of the fiscal year for the Guarantor beginning with the fiscal year ending December 31, 2018, (x) financial statements of the Guarantor, together with all notes thereto, which statements shall contain a consolidated balance sheet as of the end of such fiscal year and statements of income and cash flow (each of which can be on a consolidated basis) for such fiscal year, such statements to be audited, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants reasonably acceptable to the Administrative Agent, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles and present fairly, in all material respects, the financial condition and results of operations of such party and (y) to the extent provided to Investors, a report setting forth the current market value of the Portfolio Investments, determined by the Guarantor, in accordance with its standard valuation methodology and consistent with its reports to Investors; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Guarantor’s financial statements; and

(ii) Quarterly Reports. As soon as available, but no later than ninety (90) days after the end of the first three fiscal quarters of the Primary Borrower and the Guarantor occurring prior to the Stated Maturity Date, or as soon as practical thereafter, but in no event later than when such statements and reports are distributed to Investors (x) an unaudited report setting forth as of the end of such fiscal quarter, the balance sheet and income statement (each of which can be on a consolidated basis and which need not be in accordance with Generally Accepted Accounting Principles) of the Primary Borrower and Guarantor, and (y) a quarterly investor report on Borrower’s or Guarantor, as applicable, performance, all certified by a Responsible Officer of the Primary Borrower or Guarantor, as applicable; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Primary Borrower’s or Guarantor’s financial statements.

(b) Compliance Certificate. Simultaneously with the delivery of the financial reports required under Section 8.1(a), a compliance certificate (the

“Compliance Certificate”), certified by a Responsible Officer of the Primary Borrower to be true and correct to such Responsible Officer’s actual knowledge, and (i) stating whether any Event of Default or any Default exists as of such delivery date; (ii) stating whether the Primary Borrower and the Guarantor are in compliance with the Debt Limitations contained in Section 9.11 as of such delivery date and containing the calculations evidencing such compliance; (iii) stating that as of such delivery date no Exclusion Event has occurred with respect to any Included Investor or, if an Exclusion Event has occurred, the nature of such Exclusion Event; and (iv) setting forth as of such delivery date: (A) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors; (B) the calculations for the Available Commitment as of such date; (C) an updated Investor roster, including the names (excluding PWM Investors, which shall be listed by number) and notice information for all Investors, (D) a list of all new and substitute Investors (it being understood that PWM Investors shall be listed by number); (E) in the case of a Compliance Certificate delivered in connection with a fiscal quarter end report by each Borrower, a description of the Portfolio Investments acquired, sold or otherwise disposed of by each Borrower during such fiscal quarter to the extent such information is provided to the Investors generally; and (F) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by each Borrower a description of the Portfolio Investments acquired, sold or otherwise disposed of by each Borrower during such fiscal year to the extent such information is provided to the Investors generally;

(c) Investor Capital Calls. (i) Within three (3) Business Days of issuance, notice of the date of such capital call (including any capital call that does not have a funding obligation due to a corresponding distribution), the total amount called, the due date, and the amount of Recallable Capital, if any, with respect to each Investor Capital Call delivered to the Investors; and (ii) a report of all Investors failing to fund their Investor Capital Contributions within five (5) Business Days of when such Investor Capital Contributions are initially due pursuant to the related notice of an Investor Capital Call therefor, delivered by the close of business of the second Business Day following such fifth Business Day, along with a report in reasonable detail of all Investor Capital Contributions received in the Collateral Accounts as of the end of such Business Day and thereafter every five (5) Business Days until the earlier of such time that the Investors failing to fund their Investor Capital Contributions have (i) become Excluded Investors pursuant to Section 2.1(d)(v) or (ii) funded their Investor Capital Contributions;

(d) Notice of Withdrawals and Excuses. Promptly, but no later than (x) five (5) Business Days following receipt thereof (with respect to Included Investors only) and (y) fifteen (15) Business Days following receipt thereof (with respect to non-Included Investors), copies of any notice of withdrawal or request for excuse by such Included Investor; provided that if any PWM Investor who is an Included Investor seeks to be replaced by a new or existing PWM Investor who is an Included Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor who is an Included Investor, so long as no Borrowing Base deficiency would result in connection with such replacement or Transfer and all such replacements and Transfers for such month equal an amount of less than 1% of the aggregate Investor Capital Commitments, notice of the related withdrawal by such PWM Investor who is an Included Investor may be satisfied by inclusion with the next monthly Borrowing Base Certificate provided pursuant to Section 8.1(i) and no additional notice shall be required;

(e) ERISA Certification. (i) For each Credit Party that provided a certificate of a Responsible Officer pursuant to Section 6.1(n)(ii) or Section 6.3(j)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in such Credit Party being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Credit Party shall deliver an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Credit Party as an Operating Company (or a copy of such Credit Party’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto);

(ii) With respect to each Credit Party, for so long as there is any ERISA Investor in such Credit Party, such Credit Party shall provide to the Administrative Agent, no later than thirty (30) days prior to the end of the applicable Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Credit Party’s fiscal year in the case of clause (2) below, an officer’s certificate signed by a Responsible Officer of such Credit Party that (1) such Credit Party has remained and still is an Operating Company or (2) the underlying assets of such Credit Party do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Credit Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA. For the avoidance of doubt, the delivery requirements set forth in this Section 8.1(e) will be of no further force and effect once the Credit Party’s equity interests in which any ERISA Investor invests qualify as “publicly-offered securities” for purposes of the Plan Asset Regulations.

(f) ERISA Plan Funding Deficiencies. No later than ten (10) days after becoming aware thereof, notice of any funding deficiencies with respect to any Plan or any ERISA Affiliate Plan, if such funding deficiency would result in a material liability for any Credit Party;

(g) Other Reporting. Simultaneously with, or promptly after their delivery to the Investors in the Guarantor, copies of all other material financial statements, reports, notices, opinions, certificates and other documents at any time or from time to time furnished to all Investors in the Guarantor by the Guarantor (other than any tax returns, or other schedules or materials relating thereto or documents furnished only to specific Investors);

(h) Notice of Material Adverse Effect. Each Borrower and the Guarantor shall, promptly upon a Responsible Officer of such Borrower or the Guarantor obtaining knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect;

(i) Borrowing Base Certificate. Within ten (10) days of the end of each calendar month, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct (i) setting forth a calculation of the Available Commitment as of such date of delivery, and, if included in the Borrowing Base, certifying the aggregate Recallable Capital included in the Unfunded Capital Commitments and, on a monthly basis, the transfer of Investor Capital Commitments from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor and (ii) certifying that no Default or Event of Default exists, or specifying any such Default or Event of Default; provided, however, that such Borrowing Base Certificate will be delivered more frequently: (i) in connection with any new Borrowing or request for Letter of Credit (and shall be attached to the related Request for Borrowing or Request for Letter of Credit, as applicable, and shall give pro forma effect to such new Borrowing or such new Letter of Credit); (ii) within three (3) Business Days of the issuance of Investor Capital Calls to Investors (delivered to the Administrative Agent along with a summary of such Investor Capital Calls and calculated after giving effect to the related Investor Capital Contributions requested by such Investor Capital Calls); (iii) promptly following a transfer of any Included Investor’s, Investor Capital Commitment (other than in the case of a transfer from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor, unless such transfer will result in a Borrowing Base deficiency or cause all transfers for such month to equal 1% or more of the aggregate Investor Capital Commitments, in which case such updated Borrowing Base Certificate shall be delivered and any mandatory prepayment required by this Credit Agreement shall be made, in each case, prior to the effectiveness thereof); and (iv) no later than five (5) Business Days following the occurrence of (a) any Exclusion Event and a Responsible Officer of a Credit Party obtaining actual knowledge thereof so long as such Exclusion Event will result in a Borrowing Base deficiency or cause all Exclusion Events for such month to equal 1% or more of aggregate Investor Capital Commitments (in which case, such updated Borrowing Base Certificate shall be delivered and any mandatory prepayment required by this Credit Agreement shall be made) and otherwise, Exclusion Events may be reported (and a updated Borrowing Base Certificate provided) within ten (10) days of the end of each calendar month or (b) the reduction of any Investor’s Investor Capital Commitment in accordance with the terms of this Credit Agreement; provided, however, that notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, the Borrower is not required to monitor the Ratings of Included Investors, and the Administrative Agent will monitor such Ratings and may adjust the Borrowing Base if the Rating of any Rated Included Investor is downgraded by providing notice to the Borrowers at least one (1) Business Day in advance of the effective date of such adjustment.

(j) Unfunded Capital Commitments. Promptly after the occurrence thereof, notice of any cancellation or termination of the Unfunded Capital Commitment of any Investor pursuant to the Guarantor’s Governing Documents or its Side Letter (not previously reported) (but for the avoidance of doubt, an updated Borrowing Base Certificate shall only be required as set forth in Section 8.1(i) and not at the same time as the notice required hereunder);

(k) Investor Defaults. Within ten (10) Business Days of each month end, notice of any Investors declared to be in default by the Guarantor pursuant to the terms of the Guarantor’s Governing Documents, if any Investors have been declared to be in default during such preceding month; and

(l) Other Information. Such other information concerning the business or financial condition of any Borrower or the Guarantor as the Administrative Agent shall reasonably request and which is not otherwise subject to confidentiality restrictions with third parties.

8.2 Transfers by Existing Investors.

(a) If the Guarantor receives any request for the Transfer by an Investor of all or a portion of its interest in the Guarantor, the Guarantor shall be entitled to permit such transfer in its discretion, so long as immediately after giving effect to such Transfer no mandatory prepayment would be required pursuant to Section 2.1(e); provided that (x) the Borrowers will provide the Administrative Agent with notice of any such transfer (A) if the applicable transferring Investor is an Institutional Investor, promptly after the consummation thereof, and (B) if the applicable transferring Investor is a PWM Investor (other than any SOX Insider or a full-time employee of Goldman Sachs), together with the Compliance Certificate pursuant to Section 8.1(b) and the Borrowing Base Certificate pursuant to Section 8.1(i) with respect to transfers in the calendar quarter then ended, together with a copy of such Investor’s Subscription Agreement or assignment agreement and any applicable Side Letter (redacted as applicable) entered into with such Person and (y) all Transfers shall be subject to each Credit Party being KYC Compliant as determined by the Administrative Agent.

(b) If the transferring Investor is an Included Investor and is being released from its obligations to make Investor Capital Contributions with respect to its Unfunded Capital Commitment, the Borrowers shall, prior to the effectiveness of any such Transfer, calculate whether any mandatory prepayment pursuant to Section 2.1(e) will result from such Transfer (due to the transferee Investor not being designated as an Included Investor or otherwise) and, if such a mandatory prepayment would be required (calculated after giving effect to such Transfer), the Borrowers shall (i) provide the Administrative Agent with at least five (5) Business Days’ prior written notice of such Transfer and provide to the Administrative Agent such information as the Administrative Agent shall reasonably request in order to help the Administrative Agent determine if the transferee will qualify as an Included Investor (provided that such information is available to the Guarantor and is not otherwise subject to confidentiality restrictions between the Guarantor and such Investor or the transferee) and (ii) either: (x) prior to the effective date of such Transfer, pay to the Lenders the amount, if any, of such mandatory prepayment (for the avoidance of doubt, any such prepayment shall not be subject to Section 3.5, but shall be subject to Section 4.5) or (y) prior to the effective date of such Transfer, receive the approval of the transferee as an Included Investor from the Administrative Agent so that no mandatory prepayment will be required in connection with the Transfer. Any such determination shall be governed by the standards and requirements set forth in the definition of

“Included Investor”. If the Borrowers are unable to deliver sufficient information to the Administrative Agent to enable the Administrative Agent to determine whether such transferee Investor satisfies the requirements of an Included Investor prior to such effective date, then such transferee Investor shall be deemed not to have satisfied such requirements until such time as the Administrative Agent can make such determination; provided that, any transferee Institutional Investor that is otherwise in compliance with the definition of “Included Investor” (as represented by the Borrowers to the Administrative Agent in the applicable notice of such transfer) shall be deemed an Included Investor with the applicable advance rate and Concentration Limit of an Included Investor that is a PWM Investor unless and until such time as the Administrative Agent makes the foregoing determination (it being understood that (a) the Administrative Agent will not be able to make such determination until the Borrowers have delivered a copy of such Institutional Investor’s Subscription Agreement or assignment agreement, any applicable Side Letter (redacted as applicable) entered into with such Person, and a revised Exhibit A, and (b) if the Borrowers do not provide the documentation described in the preceding clause (a) to the Administrative Agent within thirty (30) days of the effective date of such transfer, such Institutional Investor shall become an Excluded Investor from and after such thirtieth (30th) day until the Administrative Agent receives such documentation and is able to determine if such Institutional Investor satisfies the requirements of an Included Investor).

(c) With respect to any transferee Investor which is an existing Included Investor, the amount of the resulting increase in such transferee Investor’s Unfunded Capital Commitment shall not be included in the Borrowing Base until such transferee Investor has delivered to the Guarantor written confirmation of its obligations under its Subscription Agreement (and any applicable Side Letter) with respect to its Unfunded Capital Commitment, as increased by such Transfer.

(d) Notwithstanding Sections 8.2(a) -(c) above, if any PWM Investor who is an Included Investor seeks to be replaced by a new or existing PWM Investor, or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor, (x) the Borrowers must deliver, as applicable, a copy of the new or existing PWM Investor’s Subscription Agreement (to the extent not already received) together with all documents evidencing such transfer to the Escrow Agent (including the contact information for each such transferee in form and substance sufficient to permit the Administrative Agent to make an Investor Capital Call on such Investors), and (y) unless (A) a mandatory prepayment would be required pursuant to Section 2.1(e) or such Transfer involved Investor Capital Commitments in an amount greater than 3% of the aggregate Investor Capital Commitments (calculated after giving effect to such Transfer) or (B) the aggregate Investor Capital Commitments decrease after giving effect to such Transfer, such new or existing transferee PWM Investor shall, without any prior notice to the Administrative Agent, automatically be an Included Investor for all purposes of this Credit Agreement with respect to the transferred Investor Capital Commitment from the effective date of such transfer (notwithstanding that the actions described in clause (x) of this Section 8.2(d) have not occurred) so long as such new or existing transferee is otherwise in compliance with the definition of “Included Investor”; provided that if the actions described in clause (x) of this Section 8.2(d) do not occur within thirty (30) days of the effective date of such transfer, such PWM Investor shall become an Excluded Investor from and after such thirtieth (30th) day until such actions are completed.

(e) Upon the effectiveness of any Transfer of an Institutional Investor interest in the Guarantors, the Borrowers shall promptly deliver a revised Exhibit A to the Administrative Agent.

(f) Notwithstanding anything contained in this Section 8.2, the Guarantor shall not recognize or permit a Transfer from any Investor to any other Investor of its interest or any portion thereof if an Event of Default would result from such Transfer.

8.3 Payment of Taxes. All U.S. federal income and other material Tax returns, information statements and reports required to be filed by any Credit Party in any jurisdiction will be timely filed and all U.S. federal income and other material Taxes owed by such Credit Party will be timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

8.4 Maintenance of Existence and Rights. Subject to the provisions of this Credit Agreement, each of the Credit Parties will preserve and maintain its existence and all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.5 Notice of Default. The Primary Borrower will furnish to the Administrative Agent, promptly upon any Responsible Officer becoming aware (and in no event later than the next Business Day after becoming aware) of the existence of any condition or event that, in the opinion of such Responsible Officer, constitutes an Event of Default or a Default, a written notice specifying the nature and period of existence thereof and the action which any applicable Credit Party is taking or proposes to take with respect thereto. Upon receipt, the Administrative Agent shall promptly provide each Lender with a copy of any such notice.

8.6 Other Notices.

(a) The Borrowers shall disclose in writing to the Administrative Agent prior to the date of any Request for Borrowing by any Borrower all Proceedings pending, or, to the actual knowledge of a Responsible Officer of the Credit Parties, threatened in writing, against any Credit Party which are reasonably likely to have a Material Adverse Effect.

(b) The Borrowers shall promptly upon a Responsible Officer’s receipt of actual knowledge thereof, notify the Administrative Agent of any of the following events if such event would reasonably be likely to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Credit Party; (ii) any default under any material agreement, contract, or other instrument to which any Credit Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by a Credit Party; (iii) any uninsured claim against or affecting a Credit Party or any of its properties; (iv) the commencement of, and any material determination in any Proceeding affecting any Credit Party; or (v) any breach of Section 8.21.

(c) The Primary Borrower shall promptly notify the Administrative Agent upon (i) the receipt of any notice from, or the taking of any other action by, the holder of the Primary Borrower’s promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default involving a principal amount of Indebtedness in excess of $5,000,000, together with, to the extent the default is not cured at such time, a detailed statement by a Responsible Officer of the Primary Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action it is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Default or Event of Default; (ii) any dispute between it (or the Guarantor) and any Governmental Authority or any other Person which has had or would be reasonably likely to have a Material Adverse Effect; and (iii) any bankruptcy, insolvency or liquidation event with respect to the Primary Borrower or the Guarantor.

8.7 Compliance with Loan Documents and Constituent Documents. Each of the Credit Parties will promptly and fully comply with any and all covenants and provisions of each Loan Document executed by it. Each of the Credit Parties will use the proceeds of any Investor Capital Call only for such purposes as are permitted by its Constituent Documents. Each Credit Party shall perform and observe, in all material respects, to the extent party thereto, the obligations under the Subscription Agreements, Side Letters, Governing Documents and any other Constituent Documents on its part to be performed or observed.

8.8 Operations. Each of the Credit Parties will act in all material respects in accordance with the Governing Documents.

8.9 Books and Records; Access. Following five (5) Business Days’ prior written notice, the Primary Borrower and the Guarantor will, and will cause each other Credit Party to (at the expense of the Primary Borrower) give any representative of the Administrative Agent, on behalf of the Lenders, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in its possession relating to the affairs of the Primary Borrower or the Guarantor; provided that, so long as no Event of Default or Default has occurred and is continuing, such inspection right shall be limited to once per each 12-month period.

8.10 Compliance with Law. Each of the Credit Parties will comply with all material Laws, including, without limitation, ERISA, the Investment Company Act, and (if relevant) Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, except to the extent non-compliance would not result in a Material Adverse Effect.

8.11 Insurance. Each of the Credit Parties will maintain insurance of such types (if any) and in such amounts as are consistent with customary practices and standards of the industry in which they operate, except to the extent the failure to maintain any such insurance would not result in a Material Adverse Effect.

8.12 Authorizations and Approvals. Each of the Credit Parties will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under each other Loan Document to which it is a party and under its Constituent Documents, except to the extent the failure to maintain any such governmental licenses, authorizations, consents, permits or approvals would not reasonably be expected to result in a Material Adverse Effect.

8.13 Maintenance of Liens. Each of the Credit Parties will perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument and deliver every Filing that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests in and Liens on (subject to Permitted Liens) the Collateral and otherwise to preserve and protect the rights of the Secured Parties (subject to Permitted Liens) in respect of such first priority security interests and Liens.

8.14 Further Assurances. Subject to Section 12.16, each of the Credit Parties will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and will take any and all such other action as the Administrative Agent may, from time to time, reasonably deem necessary or proper for better assuring and confirming unto the Secured Parties the full performance of the terms and conditions of such Credit Party under the Loan Documents. For the avoidance of doubt, nothing contained in this Section 8.14 shall increase the Obligations of, or reduce the rights of, any Credit Party under the Loan Documents in any material respect.

8.15 Maintenance of Separate Existence. Each Credit Party will at all times, conduct and present itself as a distinct legal entity separate and apart from all Affiliates thereof, including, without limitation, (i) observing corporate, limited liability company or limited partnership formalities, as applicable, such as maintaining appropriate books and records, and (ii) retaining at all times the ability to identify its assets separate and distinct from any other entity.

8.16 Investor Capital Call. During each eighteen (18) month period commencing on the Closing Date, the Guarantor shall make at least one Investor Capital Call on the Investors.

8.17 Collateral Accounts and Permitted Investments. The Guarantor will only invest any cash deposits held in or credited to the Collateral Accounts in Permitted Investments. For the avoidance of doubt, nothing contained in this Section 8.17 shall restrict investments in Portfolio Investments or Portfolio Assets.

8.18 Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower. Following payment in full of all Obligations (other than contingent obligations that have not been asserted and Letters of Credit that have been fully Cash Collateralized) of any Qualified Borrower, any such Qualified Borrower shall no longer be bound by the covenants herein.

8.19 Solvency. The Credit Parties covenant that when taken together they will be Solvent.

8.20 Investor Capital Calls. The Guarantor shall only make Investor Capital Calls on Investors in Dollars.

8.21 OFAC Compliance and Investor Procedures. The Credit Parties shall be subject to policies and procedures in place which are reasonably designed to comply with all applicable United States anti-money laundering laws and regulations and OFAC Regulations, including, without limitation, applicable provisions of the USA Patriot Act of 2001. In the event that pursuant to such policies and procedures or otherwise, a Responsible Officer of a Credit Party obtains actual knowledge that an Investor or an Affiliate of an Investor is named on a list published by OFAC or becomes a Person with whom dealings are prohibited under any OFAC Regulations, then the Credit Parties will (i) give prompt written notice thereof to the Administrative Agent, (ii) comply with all Applicable Laws, including but not limited to OFAC requirements, with respect to such Investor, and (iii) to the extent permitted by OFAC Regulations, require and procure the withdrawal of such Investor from the Credit Parties in accordance with the terms of the Governing Documents.

8.22 IPO. The Credit Parties shall provide to the Administrative Agent notice of any initial public filing with the U.S. Securities and Exchange Commission relating to an IPO within five (5) Business Days following such initial public filing.

8.23 Private Placement Memorandum. Prior to the date hereof, each Credit Party has delivered to Administrative Agent a true and correct copy of such Credit Party’s private placement memoranda, together with the supplements thereto, which remain in full force and effect (subject to Section 9.4) .

Section 9. NEGATIVE COVENANTS

So long as any Lender has any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of all of the Obligations (other than contingent obligations that have not been asserted and Letters of Credit that have been fully Cash Collateralized) under this Credit Agreement and the other Loan Documents, each of the Borrowers and the Guarantor agrees that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1 Mergers, Etc. Other than in compliance with the provisions of this Credit Agreement, none of the Credit Parties shall take any action to merge or consolidate with or into any Person, unless such Credit Party or another Credit Party is the surviving entity.

9.2 Negative Pledge. None of the Credit Parties shall grant, create, incur, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than (i) to the Administrative Agent, for the benefit of the Secured Parties or (ii) Permitted Liens. For the avoidance of doubt, Portfolio Investments and Portfolio Assets are not part of the Collateral, and the Credit Parties are not restricted hereby from granting Liens thereon.

9.3 Fiscal Year and Accounting Method. Neither the Primary Borrower nor the Guarantor shall change its fiscal year without prior notice to the Administrative Agent or change its method of accounting other than in accordance with the terms of the Governing Documents (so long as such method is based on Generally Accepted Accounting Principles).

9.4 Governing Documents and Related Documents.

(a) Except as hereinafter provided, no Credit Party shall alter, amend, modify, terminate, or change any provision of the Governing Documents, any Subscription Agreements, certificate of formation or Investment Management Agreement to which such Credit Party is a party if any such Proposed Amendment (hereinafter defined) would (i) affect the Guarantor’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Guarantor, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment or that could otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder; or (ii) permit or allow any Credit Party to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Credit Party’s Constituent Documents as in effect on the Closing Date (each a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to the Governing Documents, Subscription Agreement, certificate of formation of any Credit Party or Investment Management Agreement, such Credit Party shall notify the Administrative Agent of such proposal. The Administrative Agent shall determine, in its sole reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment to the Governing Documents, Subscription Agreement or certificate of formation of such Credit Party or Investment Management Agreement would constitute a Material Amendment within five (5) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 and shall promptly notify the applicable Credit Party of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Administrative Agent and the Required Lenders will be required, and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Credit Party; subject to Section 12.1, the Lenders shall have five (5) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof. If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the applicable Credit Party may make such amendment without the consent of the Administrative Agent and the Required Lenders. With respect to any Material Amendment to the private placement memorandum of any Credit Party, such Credit Party shall notify the Administrative Agent within five (5) business Days of such proposal; provided that no such notice shall be required for any supplement to a private placement memorandum that does not pertain to the Collateral, an IPO or the Secured Parties’ rights therein, as may be determined by the Credit Parties in their reasonable discretion. Such Material Amendment shall not be effective without the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) but shall not require the approval of any other Lender. Notwithstanding the foregoing, any Credit Party may, without the consent of the Administrative Agent and the Required Lenders, amend its applicable Constituent Documents: (w) to extend the investment period or the structuring of the investments, including as primary investments, co-investments, direct investments or secondary investments, (x) to admit new Investors or remove Investors in accordance with the terms of this Credit Agreement; (y) to reflect transfers of interests in such Credit Party which are permitted by this Credit Agreement; and (z) to implement any action permitted under Section 9.6; provided that such Credit Party shall promptly provide to the Administrative Agent a copy of any such amendment which does not require the consent of the Administrative Agent and the Required Lenders.

(b) The Guarantor shall use good faith efforts to provide the Administrative Agent with at least five (5) Business Days’ notice of any amendment or modification of any Side Letter. In the event that the Lender is unable to approve such amendment or modification and a mandatory prepayment would be required pursuant to Section 2.1(e) as a result of such amendment or modification, the Borrowers shall make such mandatory prepayment prior to the effectiveness of such amendment or modification. Thereafter, upon the request of the Guarantor, the Administrative Agent shall consider for approval the applicable Side Letter, as amended or modified, in accordance with the standards set forth in the definition of “Included Investor” and in the event the Administrative Agent approves such Side Letter, as amended or modified, any Exclusion Event which resulted from such amendment or modification shall be deemed to be cured.

9.5 Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals.

(a) Admission of New Investors. The Guarantor shall not admit any Person that is an assignee of an interest in the Guarantor as a substitute Investor or any other Person as a new Investor unless such Person is not listed on any list published by OFAC as a Person with whom dealings are prohibited under OFAC Regulations, not a Sanctioned Person and not listed on any comparable list and admission is in accordance with the terms of the Governing Documents, Subscription Agreement and any Side Letter. Any such new Investor or existing transferee Investor shall not be included in the Borrowing Base or shall not have the increased portion of its Investor Capital Commitment included in the Borrowing Base, (w) in the case of any PWM Investor who is an Included Investor that seeks to be replaced by a new or existing PWM Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor, until the Borrowers or the Guarantor have delivered a copy of such Investor’s Subscription Agreement or assignment agreement to Escrow Agent and the Escrow Agent has certified its receipt thereof to the Administrative Agent, except in compliance with Section 8.2(d) (including the thirty (30) day deemed automatic inclusion as an Included Investor), (x) in the case of any assignee Institutional Investor, except in compliance with Section 8.2(b), in the case of any PWM Investor (other than under the circumstances addressed in the foregoing clause (w)), until the Borrowers or the Guarantor have delivered a copy of such Investor’s Subscription Agreement or assignment agreement to the Escrow Agent and the Escrow Agent has certified its receipt thereof to the Administrative Agent, (y) in the case of any new Institutional Investor (other than under the circumstances addressed in the foregoing clause (x)) until the Borrowers or the Guarantor have delivered a copy of such Institutional Investor’s Subscription Agreement or assignment agreement, any applicable Side Letter (redacted as applicable) entered into with such Person and, a revised Exhibit A to the Administrative Agent, and (z) in the case of any Investor that is an existing Included Investor increasing its Investor Capital Commitment, until the Borrowers or the Guarantor have delivered a copy of the written confirmation received from such Investor described in Section 8.2(c) to the Administrative Agent.

(b) Other Transfers of Unfunded Capital Commitments. The Guarantor shall not cause Investor Capital Contributions to be made to any other Affiliate of the Guarantor that is not the Guarantor hereunder or directly to any Portfolio Investment, unless such Affiliate has executed documentation to the satisfaction of the Administrative Agent providing a first priority security interest (subject to Permitted Liens) in such transferred Investor Capital Commitments ultimately to the Administrative Agent for the benefit of the Secured Parties.

9.6 Capital Commitments. None of the Credit Parties shall permit any withdrawal, termination, reduction, suspension, excuse, formal waiver or other cancellation with respect to an obligation of any Investor (other than the SOX Insiders) under its Subscription Agreement or the Governing Documents or any Side Letter without the prior written consent of the Supermajority Lenders which may be withheld in their reasonable discretion, unless the Investor Capital Commitment and other obligations of such Investor are assumed by another Investor in accordance with the terms of this Credit Agreement and the applicable Constituent Document. Prior to giving effect to any termination, suspension, cancellation, reduction, excuse or waiver pursuant to this Section 9.6, or any withdrawal or transfer pursuant to this Section 9.6 (other than a Transfer by an Investor of all or a portion of its interest in the Guarantor, which (for the avoidance of doubt) the parties acknowledge is governed by Section 8.2 rather than this Section 9.6), the Available Commitment will be calculated, and if such action would result in a mandatory prepayment pursuant to Section 2.1(e), such prepayment shall be made prior to the effectiveness of such withdrawal, termination, suspension, transfer, cancellation, reduction, excuse or waiver.

9.7 ERISA Compliance. None of the Credit Parties shall establish, maintain or have any liability to any Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties shall have any liability to any ERISA Affiliate Plan. No Credit Party shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of any such Credit Party to be deemed Plan Assets.

9.8 Dissolution. Other than in compliance with the provisions of this Credit Agreement, without the prior written consent of all Lenders (in their sole discretion), none of the Credit Parties shall take any action to terminate or dissolve any Credit Party.

9.9 [Reserved.]

9.10 Limitations on Distributions. None of the Credit Parties shall make, pay or declare any Distribution (as defined below) at any time (i) except as permitted pursuant to its Constituent Documents and (ii) subject to Section 5.5 hereof, other than with respect to Distributions from any Credit Party to any other Credit Party, during the existence of an Event of Default or at any time during, to the actual knowledge of a Responsible Officer of such Person or the Administrative Agent (provided that to the extent the Administrative Agent has actual knowledge of any such event it will provide prompt notice thereof to the applicable Person, provided further that the giving of such notice by the Administrative Agent or the failure to give such notice, will not affect such Person’s obligations under this section), a Default. “Distribution” means any dividend or distributions (whether or not in cash) on account of any shares of capital stock or other equity interest in a Credit Party, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such shares of capital stock or other equity interest (it being acknowledged that, subject to Section 5.5 hereof, the Investment Manager and any Affiliates exercising control over any Credit Party, shall be entitled to receive any fees payable to it pursuant to the Constituent Documents).

9.11 Limitations on Indebtedness. Without the prior written consent of the Administrative Agent, none of the Credit Parties shall incur any Indebtedness other than:

(i) Indebtedness incurred pursuant to this Credit Agreement;

(ii) Indebtedness under Swap Agreements, provided that, in each case, such Indebtedness, is not secured by any Collateral; and

(iii) Indebtedness permitted under any Governing Document.

For the avoidance of doubt, this Section 9.11 does not restrict the incurrence of Indebtedness of any Subsidiary that is not a Credit Party.

9.12 Limitation on Withdrawals. Without the prior written consent of the Administrative Agent, none of the Credit Parties shall make or cause the making of any withdrawal or transfer of funds constituting Collateral from any Collateral Account if the Administrative Agent has notified the Borrowers and the Guarantor or a Responsible Officer of a Borrower or the Guarantor has actual knowledge that a Cash Control Event has occurred and is continuing or if a mandatory prepayment pursuant to Section 2.1(e) is due and owing unless such withdrawal shall be applied to any payment of Obligations or to eliminate or reduce the circumstances giving rise to the Cash Control Event or mandatory prepayment (or in the case of a pending mandatory prepayment, applied to Anticipated Expenses, in compliance with this Credit Agreement). The Administrative Agent is authorized to give notice of its exclusive control of the Collateral Accounts to the depository bank or securities intermediary, only if a Cash Control Event has occurred and is continuing.

9.13 Transfers by Credit Parties. Other than in compliance with the provisions of this Credit Agreement, none of the Credit Parties shall transfer, withdraw or assign its interest in any other Credit Party or its obligations under the Loan Documents without the prior written consent of the Lenders, which consent may be granted or withheld in the Lender’s sole and absolute discretion.

9.14 Deemed Capital Contributions. Without the prior written consent of the Administrative Agent and all Lenders, the Primary Borrower or the Guarantor shall not reinvest Portfolio Investment proceeds which are distributable to Investors if such reinvestment would reduce the Unfunded Capital Commitment of one or more Investors and cause the Principal Obligations to exceed the Available Commitment unless, prior to such reinvestment, the applicable Borrowers shall make any prepayment required under Section 2.1(e).

9.15 Change of Depository Bank or Securities Intermediary. The Guarantor shall not permit the depository bank or securities intermediary with respect to any Collateral Account to change without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld (it being understood that any successor depository bank or securities intermediary shall execute and deliver to the Administrative Agent simultaneous with becoming the successor depository bank such documents and agreements (including, without limitation, control agreements and acknowledgments and agreements to provide information to the Administrative Agent with respect to Investors) as the Administrative Agent may reasonably request).

9.16 Sanctioned Persons, Anti-Bribery. No Credit Party shall use directly or indirectly (including without limitation, by lending, contributing or otherwise making available to any Subsidiary, joint venture partner or other Person) any part of the proceeds of any Loan hereunder (i) to fund any operations in, finance any investments, business or activities in or make any payments to any Sanctioned Person or Sanctioned Country, or in any other manner that would result in a violation of Sanctions by any Person (including, without limitation, any Person participating in the Loans or issuance of Letters of Credit, whether as underwriter, advisor, investor or otherwise) or (ii) for any payments that could constitute a violation of any applicable anti-bribery law in effect at the time of the funding or issuance of such Loan or Letter of Credit.

Section 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) any Borrower shall fail to pay when due any principal of the Obligations, including any failure to pay any amount required to be paid by it under, and at the times specified in, Section 2.1(e); or (ii) any Borrower shall fail to pay when due any interest on the Obligations, and such failure under this clause (ii) shall continue for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure (except for the failure to pay the Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under, and at the times specified in, Section 2.1(e), for which no additional notice shall be required);

(b) any Borrower fails to make any payment or deposit required under any Loan Documents (other than as referred to in clause (a) above and to the extent not disputed in good faith) and such failure continues unremedied for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure;

(c) the Principal Obligations shall exceed the Available Commitment and the Borrowers shall fail to make Investor Capital Calls of Uncalled Capital Commitments at any time prior to or within five (5) Business Days of any Responsible Officer of the Primary Borrower becoming aware of such deficiency sufficient to reduce the Principal Obligations to an amount which is less than the Available Commitment, as of such date, or the Borrowers shall fail to so reduce the Principal Obligations within twenty (20) Business Days of the end of the initial five (5) Business Day period;

(d) any Borrower or the Guarantor makes a Distribution to the Investors (i) at a time when the Borrowers are obligated to make a mandatory prepayment pursuant to Section 2.1(e) or (ii) that results in the Borrowers being obligated to make such a mandatory prepayment pursuant to Section 2.1(e) and, in each case, such mandatory prepayment is not simultaneously made;

(e) any representation or warranty made by or on behalf of any Credit Party under this Credit Agreement (other than the representation and warranty contained in Section 7.23, which shall not be subject to the thirty (30) day cure period provided below), or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by any Credit Party pursuant hereto, or, in connection with this Credit Agreement or any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of any Credit Party obtains actual knowledge thereof;

(f) any Borrower or the Guarantor fails to keep or perform any covenant or other agreement contained in any Loan Document (other than as referred to in clause (a), clause (b), clause (c) or clause (d) above or clause (g) below) and such failure (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in such Loan Document) continues unremedied for fifteen (15) Business Days after the earlier of (a) actual knowledge by a Responsible Officer of any Borrower or the Guarantor, or (b) notice of such breach has been given by the Administrative Agent;

(g) any Borrower or the Guarantor fails to keep or perform the covenants and agreements contained in Section 9 in any material respect and such failure continues (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in Section 9) for five (5) Business Days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of any Credit Party obtains actual knowledge thereof;

(h) other than (x) in compliance with the provisions of this Credit Agreement, or (y) as a result of any action or inaction by the Administrative Agent or other Secured Party, any of the Loan Documents (each such document as expressly set forth in the definition of “Loan Documents”, without giving effect to any other agreements or documents referenced under such definition) executed by any Credit Party: (i) shall cease, in whole or in any material part, to be legal, valid, binding agreements enforceable against such Credit Party, as the case may be, in accordance with the terms thereof (other than a Borrower Guaranty with respect to a Qualified Borrower which has withdrawn from the Credit Facility pursuant to Section 2.9(f)); (ii) shall in any way be terminated or become or be declared, in writing, ineffective or inoperative except in accordance with the terms thereof or in accordance with the terms of this Credit Agreement (or, in the case of a Borrower Guaranty, the Primary Borrower or any other Person acting by or on behalf of the Primary Borrower shall deny or disaffirm in writing the Primary Borrower’s obligations under such Borrower Guaranty); or (iii) shall fail or cease to create a valid, perfected first priority Lien or security interest (other than Permitted Liens) on the Collateral in favor of the Administrative Agent intended to be created thereby; provided that, if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any Applicable Law, the Borrowers shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(h) to the reasonable satisfaction of the Administrative Agent;

(i) the occurrence or existence of (i) a default, event of default or other similar condition or event in respect of any Borrower or the Guarantor under one or more agreements or instruments (other than this Credit Agreement or any other Loan Document) relating to one or more obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money in an aggregate amount of not less than the Threshold Amount which has resulted in such obligation or obligations becoming or becoming capable (with the giving of notice, lapse of time or both) at such time of being declared due and payable under such agreements or instruments before it would otherwise have been due and payable, (ii) a default by any Borrower or the Guarantor in making one or more payments on the due date thereof in an aggregate amount of not less than the Threshold Amount under the agreements or instruments specified in clause (i) hereof (after giving effect to any applicable notice requirement or grace period), or (iii) with respect to any Swap Agreements, either an early termination thereof resulting from (A) any event of default under such Swap Agreement as to which the applicable Borrower or Guarantor is the defaulting party, or (B) any termination event (other than one resulting from Illegality, Force Majeure, a “Tax Event” or “Tax Event Upon Merger” (as defined in the applicable Swap Agreement or analogous events however defined)) under such Swap Agreement as to which the applicable Credit Party is the sole affected party and, in either event, the net swap termination value owed by such Credit Party as a result thereof is greater than the Threshold Amount;

(j) any Credit Party, the Investment Manager or Goldman Sachs & Co. LLC shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets or petition for wind-up; (ii) file a voluntary petition in bankruptcy or admit in writing that it is, or should be deemed to be, unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Law; or (vi) take organizational action for the purpose of effecting any of the foregoing; provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, prior to such application, filing or other action referred to in this clause (j), no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(f);

(k) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or wind-up of any Credit Party, the Investment Manager or Goldman Sachs & Co. LLC, or appointing a receiver, custodian, trustee, intervenor, or liquidator of any Credit Party or Goldman Sachs & Co. LLC of all or substantially all of its assets, in each case under any Debtor Relief Law, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; provided, however, that if such Credit Party is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, within such sixty (60) day period, no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(f);

(l) any final judgment(s) for the payment of money in excess of the sum of the Threshold Amount individually or in the aggregate shall be rendered against any Borrower or the Guarantor and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or the Guarantor to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and the execution of such judgment is stayed during the pendency of such appeal;

(m) any Change of Control shall occur without the prior written consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), in each case;

(n) two or more Included Investors aggregating fifteen percent (15%) or greater of the total Investor Capital Commitments shall fail to fund in full Investor Capital Calls, which delinquencies are overdue for more than twelve (12) Business Days (without regard to any notice or cure period set forth in the Guarantor’s Governing Documents), at any one or more times from the Closing Date through the Stated Maturity Date (as such date may be extended) (on a cumulative basis, but excluding Investor Capital Commitments of Investors that have cured any delinquency relating to their Investor Capital Commitments);

(o) an event shall occur that causes a dissolution or liquidation of any Credit Party or the Investment Manager other than in accordance with, or as permitted under, the terms of this Credit Agreement;

(p) the Principal Obligations shall not have been repaid in full on or prior to the Business Day following the date of pricing of an IPO (but it being understood that in no event shall the closing date of an IPO occur prior to such full repayment); or

(q) the Investment Manager shall default in its obligation to make contributions to the capital of the Guarantor pursuant to its Capital Commitments or the Investment Manager or any affiliated Investor shall fail to make a contribution to the capital of the Guarantor, in each case within five (5) Business Days of the date when initially due (without regard to any other applicable notice or cure period).

10.2 Remedies Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default with respect to any Credit Party of the type specified in clause (j), or (k) of the definition of “Event of Default” as set forth in Section 10.1, the entire unpaid balance of its Obligations and the Obligations of the Borrowers shall automatically become due and payable, the Maturity Date shall immediately occur and the Available Commitment shall immediately be reduced to zero, all without any notice or action of any kind whatsoever.

(b) Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and shall, at the request of the Required Lenders, do any one or more of the following: (i) declare the entire unpaid balance of the Obligations of the Borrowers immediately due and payable (including the requirement to pay or reimburse the Letter of Credit Liability pursuant to Section 2.8), whereupon they shall be due and payable, (ii) declare the Maturity Date to have occurred (whereupon the Maturity Date shall be deemed to have occurred) and reduce to zero the Available Commitment, whereupon the Available Commitment shall be deemed to have been reduced to zero or (iii) subject to Section 10.5, exercise any other right or seek any other remedy available at law, in equity or otherwise, whether or not provided herein or in any other Loan Document.

(c) Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default and the acceleration of the unpaid balance of the Obligations of the Borrowers, the Administrative Agent may and, at the request of the Required Lenders, shall do any one or more of the following: (i) reduce any related claim to judgment; (ii) exercise the rights of offset or banker’s lien against the interest of the Borrowers or the Guarantor in and to every account and other property that are in the possession of the Administrative Agent, to the extent of the full amount of the related Obligations (the Borrowers and the Guarantor being deemed directly obligated to the Administrative Agent and the Lenders in the full amount of such Obligations for such purposes); (iii) realize upon any and all of the rights the Administrative Agent may have in and to the related Collateral or any part thereof; and (iv) exercise any and all other legal or equitable rights afforded by the Loan Documents, applicable Governmental Rules or otherwise, including but not limited to the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or other agreement contained in any of the Loan Documents or in aid of the exercise of any right granted to the Lenders or the Administrative Agent in any of the Loan Documents.

10.3 Additional Default Remedies. Subject to Section 10.5, upon the occurrence, and during the continuance of any Event of Default, the Administrative Agent may and, at request of the Required Lenders, shall:

(a) whether in its own name or the name of the Guarantor, in accordance with the Constituent Documents, notify any or all related Investors to make Investor Capital Contributions in respect of all Unfunded Capital Commitments directly to the Administrative Agent, or to such other Person as the Administrative Agent may require, whereupon immediately each Credit Party shall not call or receive the same (except at the direction of the Administrative Agent);

(b) (i) take or bring in the name of any Borrower or the Guarantor, or that of the Administrative Agent, all actions, suits or proceedings deemed by the Administrative Agent as necessary or desirable to effect possession or collection of the related Collateral, including sums due or paid thereon; (ii) subject to the provisions of the applicable Constituent Document, make allowances or adjustments of claims with respect to the related Collateral; (iii) subject to the provisions of the applicable Constituent Document, compromise any claims with respect to the related Collateral; and (iv) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, remove from the premises of the Borrowers or the Guarantor all documents, instruments, files or other items with respect to the related Collateral (including but not limited to any records with respect to such Collateral);

(c) invoke, in addition to the rights and remedies provided in this Credit Agreement or any other Loan Document, the rights and remedies of a secured party under the UCC and any and all other Governmental Rules;

(d) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, apply by appropriate judicial proceedings for appointment of a receiver for the related Collateral or any part thereof (to which any such appointment each Borrower and the Guarantor hereby consents);

(e) take possession of the amounts on deposit from time to time in the Collateral Accounts, to the extent constituting Collateral, and apply such amounts as provided in this Credit Agreement; or

(f) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, take possession and dispose of all or any portion of the related Collateral, at public or private sale, as a unit or in parcels, upon any terms and prices and in any order, free from any claim or right of any kind (each Borrower and the Guarantor agree that, for such purpose, the Administrative Agent on behalf of the Secured Parties, may maintain all or any part of the related Collateral on the premises of such Borrower or the Guarantor for such period of time as may be reasonably necessary without any charge to the Administrative Agent whatsoever).

In connection with the foregoing clauses (a) through (f), it is expressly agreed that:

(A) prior to taking any such action, the Administrative Agent shall use commercially reasonable efforts to notify the Borrowers and the Lenders of the proposed action; provided that any failure to properly notify the Borrowers or any Lenders shall not prevent or delay the Administrative Agent’s ability to take such actions;

(B) regardless of any provision hereof, and with the exception of any liability of the Administrative Agent for damages that are the result solely of its own gross negligence or willful misconduct, the Administrative Agent shall never be liable to the Credit Parties or any Lender for the failure of the Administrative Agent to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or any part of the related Collateral;

(C) the rights, titles, interests, liens and security interests of the Administrative Agent for the benefit of the Secured Parties, are cumulative of all of the rights, titles, interest, liens or security interests which the Administrative Agent may now or at any time hereafter hold regarding the Obligations;

(D) issuance by the Administrative Agent of a receipt to any Person obligated to pay any amounts to the Credit Parties in respect of the related Collateral shall be a full and complete release, discharge and acquittance to such Person to the extent of any amount so paid to the Administrative Agent;

(E) the related Collateral may be sold or disposed of in one or more transactions, as the Administrative Agent on behalf of the Secured Parties, deems appropriate;

(F) any notice of sale, disposition or other action by the Administrative Agent on behalf of the Secured Parties, required by the UCC and sent to the Credit Parties at the related address for notices set forth herein, or at such other address as has been furnished by the Credit Parties to the Administrative Agent or the Administrative Agent in accordance herewith and at least ten (10) days prior to such action, shall constitute reasonable notice to the Credit Parties;

(G) any such notice shall be given in the manner prescribed by or permitted in this Credit Agreement or the other Loan Documents; and

(H) upon the request of the Administrative Agent, the Credit Parties will take all actions reasonably requested by the Administrative Agent to prepare the related Collateral for disposition and otherwise reasonably assist the Administrative Agent in the realization of all or any part of such Collateral, at the expense of the Borrowers.

Each of the Borrowers and the Guarantor, to the maximum extent permitted by Applicable Law, hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest and given by way of security to secure the performance of the obligations of the Credit Parties owed herein, with full power of substitution and with full authority in place of such Credit Party, following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5) to take any and all steps in the name of and on behalf of such Borrower or such Credit Party that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Collateral, including, without limitation, making Investor Capital Calls in respect of the Investor Capital Commitments, exercising any discretion with respect thereto that is afforded to such Borrowers or Guarantor under the related Constituent Documents and/or the Subscription Agreements and endorsing any Borrower’s or Guarantor’s name on checks and other instruments representing Investor Capital Contributions and taking the other actions described in this Section 10.3. Each of the Borrowers and the Guarantor hereby further agrees that it shall, at the direction of the Administrative Agent following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5), take all actions reasonably requested by the Administrative Agent (including, without limitation, issuing Investor Capital Calls and notifying any or all related Investors to make Investor Capital Contributions in respect of all Investor Capital Commitments on the Administrative Agent’s behalf and enforcing the obligations of the Investors (other than any SOX Insiders) to make such Investor Capital Contributions to facilitate the exercise of the Administrative Agent’s remedies hereunder).

10.4 Waivers of Notice, Etc. Except as otherwise provided herein, the Borrowers and the Guarantor and each surety, endorser, guarantor and other party ever liable for payment of any sum or sums of money that may become due and payable, or the performance or any undertaking that may be owed, to the Lenders or the Administrative Agent pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, including the related Obligations, jointly and severally waive demand for payment, presentment, protest, notice of protest and nonpayment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that its or their liability under this Credit Agreement, the related Notes and the other Loan Documents shall not be affected by any renewal or extension of the time or place of payment or performance hereof, or any indulgences by the Lenders, the Administrative Agent, or by any release or change in any security for the payment of the related Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

10.5 Curing an Event of Default by Investor Capital Call and Duty to Liquidate Portfolio Investments.

(a) Upon the occurrence and during the continuance of an Event of Default described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls, so long as no other Event of Default shall have occurred and be continuing, none of the Administrative Agent or any of the Lenders may exercise any remedy to which it may be otherwise entitled under this Credit Agreement or any of the other Loan Documents or at law or in equity with respect to such Event of Default within five (5) Business Days thereof (provided that the Borrowers or the Guarantor may request during such five (5) Business Day period that the Administrative Agent and the Required Lenders provide written notice of their (i) agreement to a longer Business Day period or (ii) intention not to exercise such remedies, each in the sole discretion of the Administrative Agent and the Required Lenders, and which such written notice shall not be unreasonably withheld; or unless, without such request, the Administrative Agent and the Required Lenders shall otherwise agree, to a longer Business Day period, each in its sole discretion) and, if, at any time prior to or during such five (5) Business Day period, the Guarantor shall make an Investor Capital Call on the Unfunded Capital Commitments of the Investors sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to cure each such Event of Default, then the Administrative Agent and the Lenders may not exercise any such remedy until the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Day period, provided that nothing in this Section 10.5(a) shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) asserting exclusive control of the Collateral Accounts or taking any such actions as may be required to protect their rights in a bankruptcy proceeding or (ii) any Event of Default that shall have occurred and be continuing other than those described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls; provided, however, that to the extent that (A) the Guarantor does not make such Investor Capital Call or (B) the application of the proceeds of any such Investor Capital Call are not sufficient (together with cash and

Permitted Investments on deposit in the Collateral Accounts) to cure such Event of Default, then, so long as such Event of Default shall be continuing, the Guarantor shall (1) if it did not originally issue an Investor Capital Call, issue an Investor Capital Call in an amount sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, and (2) after thirty (30) days have expired after the applicable Investor Capital Call has been issued the proceeds of which are not sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, in good faith use its commercially reasonable efforts (subject to any legal, contractual, fiduciary or regulatory restrictions limiting their ability to do so) to sell sufficient Portfolio Investments to repay the Obligations as soon as reasonably practicable.

(b) Following the occurrence and during the continuance of an Event of Default, so long as no Event of Default of the type specified in any of clause (c), (j), (k) or (q) of Section 10.1 has occurred, none of Administrative Agent, or any Lender shall (i) issue funding notices to any Investor or take any action against any Investor to enforce its rights under this Credit Agreement or any other Loan Documents, (ii) issue the Administrative Agent Release notice (as defined in the Escrow Agreement) or (iii) institute legal, equitable or other proceedings against any Credit Party, any Investor, or any Affiliate thereof the purpose of which is to prevent the Borrowers or the Guarantor from curing the applicable Event of Default (by issuing funding notices or otherwise) as contemplated by this Section 10.5(b), unless at any time prior to or during the period that is five (5) Business Days following the occurrence of such Event of Default (provided that the Borrowers may request during such five (5) Business Day period that the Administrative Agent and the Required Lenders provide written notice of their (i) agreement to a longer Business Day period or (ii) intention not to exercise such remedies, each in the sole discretion of the Administrative Agent and the Required Lenders, and which such written notice shall not be unreasonably withheld; or unless, without such request, the Administrative Agent and the Required Lenders shall otherwise agree, to a longer Business Day period, each in its sole discretion), either (A) the Guarantor shall not have made an Investor Capital Call on the Investors in accordance with the terms of the Constituent Documents or the applicable Subscription Agreements and this Credit Agreement, sufficient, together with cash and Permitted Investments on deposit in the Collateral Accounts, to repay the outstanding Obligations in full (a “Full Repayment Capital Call”), or (B) the Guarantor shall have made a Full Repayment Capital Call, but the Borrowers shall not have repaid all the outstanding Obligations on or prior to the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Days period.

(c) In the event that the Administrative Agent elects to notify the Investors to make Investor Capital Contributions in respect of their Unfunded Capital Commitments in accordance with the terms hereof, then the Administrative Agent shall use best efforts not to request any individual Investor to fund an amount exceeding such Investor’s pro rata share of the Obligations (based on the proportion of such Investor’s Unfunded Capital Commitment to the aggregate Unfunded Capital Commitments of all Investors included in the Collateral other than defaulted Investors in accordance with the Guarantor’s Governing Documents) without first making best efforts (consistent with the terms of the Constituent Documents, this Credit Agreement and Applicable Law and to the extent it can do so without incurring any material cost or expense) to issue an Investor Capital Call (which may be issued by the Guarantor or the Administrative Agent) to each Investor for its pro rata share of the Obligations and waiting thirty (30) calendar days following such Investor Capital Call prior to initiating further remedies; provided that, for the avoidance of doubt, if the Guarantor has made an Investor Capital Call pursuant to Section 10.5(a) or 10.5(b) already with respect to the related Event of Default and fifteen (15) Business Days have elapsed since such Investor Capital Call, the Administrative Agent shall be deemed to have satisfied its obligations pursuant to this Section 10.5(c) in all respects.

(d) None of the Administrative Agent or any Lender shall be entitled to take any action against any Investor that is an ERISA Investor (other than (i) issuing funding notices in the name of the Guarantor or (ii) applying funds paid by such ERISA Investor or Plan into the Collateral Accounts (which shall remain in the name of the Guarantor) to the payment of the Obligations), under Section 9.1.2 of the Borrower Limited Liability Company Agreement, Section 9.1.2 of the Guarantor Limited Liability Company Agreement or Part D(3) of the Subscription Agreement, as applicable, to the extent it has knowledge that a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) could arise therefrom.

10.6 Events of Default or Defaults relating to Qualified Borrowers. Notwithstanding any provision in this Credit Agreement or any of the other Loan Documents to the contrary, if an Event of Default or Default relating solely to a Qualified Borrower shall occur, upon the payment in full of all Obligations (other than contingent obligations that have not been asserted) of such Qualified Borrower hereunder, (1) such Event of Default or Default shall be deemed to be cured and (2) such Qualified Borrower shall no longer have the ability to borrow hereunder and shall be withdrawn as a Borrower pursuant to Section 2.9(f).

Section 11. AGENCY PROVISIONS

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no Credit Party or Affiliate thereof (each, a “Borrower Party”) or Investor or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except as provided in Section 11.9 (regarding the Credit Parties’ consent right set forth in the first sentence thereof) or Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release, discharge and reassign any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit that have not been Cash Collateralized and payment in full of all of the Obligations (other than contingent reimbursements and indemnification obligations not then due), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of this Credit Agreement; and (iii) if approved by the Lenders, pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b) .

(c) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrowers or the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender Party for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. In each case in the absence of gross negligence or willful misconduct, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary), or, under the circumstances as provided in Sections 10.2 or 12.1 as the Administrative Agent shall believe in good faith shall be necessary or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly provided for hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the no Agent-Related Person shall be required to take any action that, in its reasonable opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of any Debtor Relief Law. No Agent-Related Person shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, the Guarantor or any of their respective Affiliates that is communicated to or obtained by any Agent-Related Person in any capacity. No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent-Related Person shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Agent-Related Person (including, but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility). No Agent-Related Person shall be deemed to have knowledge of any Event of Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Credit Party or a Lender. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty or other implied duty to the Lenders, regardless of whether a Default has occurred or is continuing. No Agent-Related Person shall be required to expend or risk any of its own funds or otherwise incur liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Credit Agreement. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to any Borrower or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, the Administrative Agent may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications. In each case in the absence of gross negligence or willful misconduct, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(d). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than a payment default under Section 10.1(a)) hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s Lender Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of its Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them other than notice actually received with respect to a Default or Event of Default. With respect to the Loans made and the Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agent. Any Agent may, at any time, resign upon twenty (20) days written notice to the Lenders, the Letter of Credit Issuer and the Borrower Parties, provided, however, that except (a) in the case of a merger by the Administrative Agent with another financial institution (even if the Administrative Agent is not the surviving entity), (b) in the event that such resignation is required for regulatory reasons as determined in good faith by the Administrative Agent, or (c) during the continuance of an Event of Default, any resignation by the Administrative Agent shall require the prior written consent of the Credit Parties, which consent may be granted or withheld in the Credit Parties’ sole discretion, and the appointment of any successor Administrative Agent shall require the prior written approval of the Credit Parties (such approval not to be unreasonably withheld or delayed) and the Required Lenders. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Credit Parties, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the applicable Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Lenders appoint a successor agent as provided for above. Notwithstanding anything in this Section 11.9 to the contrary, any Agent may subcontract certain of its duties hereunder to a third party so long as the applicable Agent remains primarily liable for the performance of its applicable obligations hereunder. Any resignation by HSBC as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents after giving effect to clause (c) below, and (c) as a condition to becoming the Letter of Credit Issuer, the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

11.10 Reliance by the Credit Parties. The Credit Parties shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Credit Parties, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Credit Parties shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. The Credit Parties shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Credit Parties shall have received notice of resignation, and the Credit Parties shall not be obligated to recognize any successor Administrative Agent until the Credit Parties shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Principal Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

Section 12. MISCELLANEOUS

12.1 Amendments. Except as may be otherwise provided in this Credit Agreement or any other Loan Document, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document ~~(other than the Fee Letter entered into as of the Closing Date)~~ to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent and the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender directly affected thereby:

(i) increase the amount or alter the term of the Commitment of such Lender, reduce or otherwise alter in a manner adverse to such Lender the provisions relating to any fees (or any other payments other than as a result of waiving the applicability of Default Rate) payable to such Lender, or accelerate or postpone the obligations of any Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii) extend the time for payment of the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate);

(iii) release all or substantially all Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in, or withdrawal from, a Credit Party permitted hereunder or in any other Loan Document; ~~or~~

(iv) alter the manner in which payments or prepayments of the principal of or interest on the Obligations, fees or costs or any other amounts hereunder shall be applied as among the Lenders or types of Loans; or

(v) amend any terms of any Fee Letter;

(b) all Lenders (other than any Defaulting Lender):

(i) reduce the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii) except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents;

(iii) except as otherwise provided in this Credit Agreement, release any Borrower from its obligations under any Borrower Guaranty prior to the repayment in full of all outstanding Principal Obligations guaranteed thereby;

(iv) amend the terms of this Section 12.1;

(v) except as otherwise provided in this Credit Agreement, permit the cancellation, excuse or reduction of the Unfunded Capital Commitment of any Investor;

(vi) amend the definition of “Available Commitment”, “Borrowing Base”, “Included Investor”, “Designated Investor”, “Concentration Limits”, or “Funding Ratio” or the definition of any of the defined terms used therein, or

(vii) amend the definition of Change of Control, Section 6.2, Section 9.11 or Section 10.1(o) .

The Administrative Agent agrees that it will promptly notify each Lender and the Letter of Credit Issuer of any proposed modification, waiver or amendment to any Loan Document, and deliver drafts of such proposed modification, waiver or amendment to such Lenders and the Letter of Credit Issuer, prior to the effectiveness of such proposed modification, waiver or amendment; provided, that failure to provide such notice (other than in order to obtain the necessary consents required above) shall not be a condition to the effectiveness of any such modification, waiver or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be waived, amended or modified without the consent of the Administrative Agent, or, to the extent affected thereby, any other Agent, and no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (B) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Administrative Agent and the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; and (2) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within three (3) Business Days following receipt of notice thereof.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and shall not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, such Lender shall be deemed to have given its consent to the request.

~~Notwithstanding anything to the contrary herein, any amendment, waiver, termination or modification in respect of the Temporary Increase Tranche shall require only the consent of the Administrative Agent and each applicable Temporary Increase Lender.~~

12.2 Sharing of Offsets. Each Lender and the Administrative Agent agree that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date thereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3 Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from an Investor Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Investor Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in its capacity as a Lender.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of any Agent or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) Each Borrower hereby agrees to pay on a joint and several basis (promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent with appropriate supporting documentation) its pro rata portion of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and expenses of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents, any and all amendments, modifications and supplements thereof or thereto and the initial syndication undertaken at the direction of, or with the approval of, the Borrowers, and, if an Event of Default exists, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the attorneys’ reasonable and documented fees of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by them in connection with the preservation and enforcement of the Administrative Agent’s, Letter of Credit Issuer’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b) Each Borrower hereby agrees on a joint and several basis to indemnify each Agent-Related Person, each Lender, the Letter of Credit Issuer and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from, such Borrower’s portion of any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities and related expenses and counsel fees and expenses (including, without limitation, the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Credit Party), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii) the use or misuse of the proceeds of any Loans to a Borrower or Letters of Credit,

(iii) any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit,

(iv) the fraudulent actions or misrepresentations of any Credit Party or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Credit Party of its obligations under this Credit Agreement or any other Loan Document, or

(v) any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to (x) any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment, of such Indemnitee (or such Indemnitee’s Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact); (y) any settlements related to the Credit Agreement or transactions contemplated hereby without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); or (z) disputes among two or more Indemnitees; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses (x) result from a claim brought by each Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) is recourse for amounts owing from Investor Capital Commitments that are uncollectible or uncollected due to the bankruptcy, insolvency or financial inability of the Investor to pay shall be excluded from the indemnifications provided for in this Section 12.5 or (z) with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) In addition to and without limiting the foregoing, each of the Borrowers hereby agrees to indemnify and hold the Indemnitees harmless from and against, and agree to reimburse any Indemnitee on demand for, and agree to defend the Indemnitees against, any and all Environmental Liabilities of the Borrowers, incurred by any Indemnitee. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ANY SUCH ENVIRONMENTAL LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE (OR SUCH INDEMNITEE’S AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ATTORNEYS-IN-FACT).

(d) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, EACH BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(e) The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or the Lenders. All amounts due under this Section 12.5 shall be payable promptly (and in all events within thirty (30) days) upon written demand therefor.

(f) To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such party through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day (or if delivered on a day that is not a Business Day, on the first Business Day after such day) and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized reputable express mail service for next Business Day scheduled delivery, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, approved in Section 12.6(b) .

If to a Borrower or the Guarantor:

At the address specified with respect thereto on Schedule I hereto

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Adam Summers

Telephone: (212) 859-8992

Fax: (212) 859-4000

E-mail: adam.summers@friedfrank.com

If to a Qualified Borrower:

At the address specified in its Qualified Borrower Note

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Adam Summers

Telephone: (212) 859-8992

Fax: (212) 859-4000

E-mail: adam.summers@friedfrank.com

If to the Administrative Agent or Letter of Credit Issuer:

HSBC Bank USA, National Association

452 Fifth Avenue – 8E6

New York, New York 10018

Attention: Corporate Trust and Loan Agency

Telephone: (212) 525-3001

Email: ctlany.loanagency@us.hsbc.com

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Brian Larkin

Telephone: (212) 525-6665

brian.larkin@us.hsbc.com

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Cameron Hughes

Telephone: (212) 525-3994

Email: cameron.j.hughes@us.hsbc.com

With copies to:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, NC 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Fax: (704) 348-5200

Email: wesley.misson@cwt.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer or any other person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender or the Letter of Credit Issuer has notified the Administrative Agent and the Primary Borrower that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each Credit Party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the applicable party by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Parties Bound; Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Borrower may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b) Participations. With the prior written consent of the Administrative Agent, and, other than during the continuance of an Event of Default or in the case of participation to an Affiliate of a Lender, the Borrowers (such consents not to be unreasonably withheld), any Lender may (subject to compliance with the provisions of this Section 12.11) at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Principal Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall retain the sole right and responsibility to enforce and exercise any rights and perform its obligations hereunder and under the other Loan Documents, the Administrative Agent and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Credit Parties agree that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 with respect to its participating interest, to the extent that such Participant complies with the requirements of such Sections (it being understood that the documentation required under Section 4.1(f) shall be delivered to the granting Lender), as if it were a Lender; provided (i) that in no event shall any Borrower be obligated to pay to such Participant amounts greater than those such Borrower would have been required to pay to the granting Lender in the absence of such participation, except to the extent that such obligation to pay such greater amounts results from a Change in Law that occurs after the Participant acquires the applicable participation, and (ii) it shall be reasonable for the Borrowers to decline consent to a participation to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement. An assignment or other transfer which is not permitted by subsection (d) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Credit Parties solely for the purpose of this Section 12.11(b), record in book entries maintained by such Lender the name and the principal amount (and stated interest) of the participating interest of each Participant entitled to receive payments in respect of such participating interests (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) [Reserved.]

(d) Assignments by Lenders. With the prior written consent of the Administrative Agent and the Letter of Credit Issuer, and, other than (x) during the continuance of an Event of Default or (y) in the case of an assignment to an existing Lender, or an Affiliate of the assigning Lender that is an Eligible Institution, the Borrowers (such consents not to be unreasonably withheld), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i) this Section 12.11(d) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii) except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $20,000,000 unless otherwise consented to by the Administrative Agent, and, other than during the continuance of an Event of Default, the Borrowers;

(iii) the assignee shall deliver to the Borrowers and the Administrative Agent any documentation required pursuant to Section 4.1(f);

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent; and

(v) notwithstanding anything in this Section 12.11 to the contrary, it shall be reasonable for the Borrowers to decline consent to an assignment to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement.

(e) Consequences of Assignment by Lenders. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall become party to this Credit Agreement as a Lender and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(f) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (d) of this Section 12.11 and, in addition:

(i) the consent of the Borrowers shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of the assigning Lender that is an Eligible Institution;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and

(iii) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(g) Limitations on Assignments and Participations. Notwithstanding anything in this Section 12.11 to the contrary, (i) each Participant and each Assignee must be a Qualified Purchaser and (ii) prior to an Event of Default, at no time shall there be more than two (2) Lenders and Participants in the aggregate without the consent of the Borrowers in their sole discretion.

(h) Register of Lenders. The Administrative Agent shall maintain at its principal offices in New York, New York or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement and each Lender Joinder Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s ~~pro rata share of the Commitments under each Tranche~~Commitment and principal amounts (and stated interest) of the Loans, and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement or Lender Joinder Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement or Lender Joinder Agreement has been completed, fully-executed and is in the form of Exhibit G or Exhibit O, as applicable, attached hereto: (i) accept such an Assignment and Acceptance Agreement or Lender Joinder Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(i) Addition of Lenders. In accordance with Section 2.14, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount in accordance with Section 2.14; and

(ii) the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(j) Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

(k) Lender Representation. Each Lender represents and warrants that it is (and its Participants, if any, will be) a Qualified Purchaser.

12.12 Lender Removal/Replacement.

(a) If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. The Borrowers may, upon prior written notice to the Administrative Agent and, if applicable, Defaulting Lender, with respect to (x) a Defaulting Lender, (y) a Lender who does not consent to an amendment or waiver under Section 12.1 or that does not consent to an extension of the Stated Maturity Date under Section 2.13(a), or (z) a Secured Party requesting compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6, as the case may be, require such Defaulting Lender, non-consenting Lender or Secured Party to (i) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.11), all its interests, rights and obligations as a Lender under this Credit Agreement and the other Loan Documents to an Eligible Assignee acceptable to the Administrative Agent or (ii) resign from its obligations as Lender or Secured Party under the Credit Agreement and other Loan Documents and the Borrowers may reduce the Maximum Commitment by an amount equal to such Lender or Secured Party’s Commitment on a non-pro-rata basis; provided that (x) the assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal balance of the Loans funded by it, all accrued and unpaid interest thereon, all accrued and unpaid fees to which such Lender is entitled and all other Obligations payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal balance, accrued interest and fees) or the Borrowers (in the case of all other Obligations) and (y) in the case of any such assignment resulting from a demand for compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6 such assignment will result in a reduction in such compensation or payments. Any such assignment shall be made upon not less than ten (10) Business Days’ notice delivered by the Borrowers to the Defaulting Lender and the Administrative Agent. The Defaulting Lender required to assign pursuant to this Section 12.12 shall have no duty to procure an assignee.Subject to subsection (a) above, the Administrative Agent shall have the right, but not the obligation to acquire at par all of such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata, at par) such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the outstanding Obligations under this Credit Agreement.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Obligation exceed the Maximum Rate.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16 Full Recourse. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, (i) the Obligations of any Borrower shall be fully recourse to such Borrower and the Guarantor and (ii) the Obligations shall not be recourse to the Investors, to any of the Borrowers’ or Guarantor’s past, present or future directors officers, employees, incorporators, authorized persons or agents, or the Investment Manager, except, in each case, with respect to the Collateral pledged pursuant to the Loan Documents and for any claim or action for actual damages of the Administrative Agent or the Lenders as a result of any fraud, bad faith, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such Person. The Portfolio Investments shall not be included in the Collateral. No Investor shall have any personal liability under this Credit Agreement or the other Loan Documents; provided that the foregoing shall not limit the obligations of such Investor under the Guarantor’s Governing Documents or its Subscription Agreement to make Investor Capital Contributions with respect to its Unfunded Capital Commitment.

12.17 Availability of Records; Confidentiality. (a) The Agent and the Lenders agree to keep confidential (and use only in connection with the Credit Agreement and the other Loan Documents and the transactions contemplated thereby) any Confidential Information; (b) the Borrowers acknowledge and agree that the Agents may provide such Confidential Information to the Lenders (other than Investor Information), and that the Agents and each Lender may provide to any Affiliate thereof or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies, commercial paper dealers, commercial paper conduit service providers and agents or any other Person as deemed necessary or appropriate in any Agent’s or Lender’s reasonable judgment; provided that such party is advised of the confidential nature of such information, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by an Agent or a Lender in connection with the Principal Obligations, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Agent, Affiliate of an Agent, Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (c) the Borrowers and the Agents (i) acknowledge and agree that (x) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Investor Capital Commitments and details regarding their investments under the Guarantor’s Governing Documents (collectively, the “Investor Information”) have been and will be delivered on a confidential basis to the Administrative Agent and HSBC Bank USA, National Association, as lender, provided that, (a) the Administrative Agent and HSBC Bank USA,

National Association, as lender, shall disclose such Investor Information within the Administrative Agent, HSBC Bank USA, National Association and its counsel only to those persons responsible for the administration and enforcement of the Credit Facility, (b) the Administrative Agent and HSBC Bank USA, National Association, as lender, shall preserve the confidentiality of the Investors and shall not disclose the identities of the Investors to any and all other persons including any other Lender (and each of their respective employees, representatives, or other agents), (c) the Administrative Agent and HSBC Bank USA, National Association, as lender, shall use Investor Information only in the context of enforcing rights of the Administrative Agent and the Lenders under the Credit Facility and shall not use Investor Information to solicit the Investors; provided that such restriction shall not prohibit any independent solicitation by HSBC Bank USA, National Association or its Affiliates without reliance on such Investor Information (it being acknowledged and agreed that such Investor Information will not be shared with such Affiliate for any purpose (although it is understood that certain employees of HSBC Bank USA, National Association are also employees of HSBC Securities (USA) Inc., in which case the limitation on sharing such information with an Affiliate shall not apply to those individual employees)) and (d) upon written request of the Borrowers, all Investor Information received by the Administrative Agent and HSBC Bank USA, National Association, as lender, will be returned, destroyed or erased, as applicable, by the Administrative Agent and HSBC Bank USA, National Association, as lender, as soon as reasonably practicable, after the Maturity Date; and (y) information with respect to Portfolio Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Portfolio Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Portfolio Investments shall be subject to the provisions of this Section 12.17; and (d) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such Person from disclosing any Confidential Information: (i) with the prior written consent of any Credit Party; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided that such auditor thereto agrees to keep such information confidential; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (v) as otherwise specifically required by Applicable Laws or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a non-confidential basis from a source other than the Credit Parties or (viii) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including, without limitation, all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities.

The provisions of this Section 12.17 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the repayment of the Obligations for a period of one (1) year from the termination of this Credit Agreement.

12.18 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20 Joint and Several Liability. Each Borrower acknowledges, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to and the Letter of Credit Issuer has been induced to issue the Letters of Credit for the account of the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that the Notes be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Loans, the Letters of Credit and the other Obligations constitute the joint and several obligations of each and every Borrower, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Lenders) may exercise remedies against any Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce any Borrower’s obligations without enforcing any other Borrower’s obligations. Any failure or inability of the Administrative Agent to enforce any Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of any other Borrower. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

12.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13. GUARANTY

13.1 Guaranty of Payment. The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent for each Secured Party and their respective permitted successors and assigns the prompt payment of the Obligations of the Primary Borrower and each Qualified Borrower listed on Schedule I hereto (as amended, restated, modified or supplemented from time to time) under this Credit Agreement and the other Loan Documents (collectively, the “Guaranty Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) (such guaranty by the Guarantor, the “Guaranty”). This Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all of the Guaranty Obligations of such Borrowers whenever arising until such Obligations have been paid in full. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of the Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including, without limitation, Debtor Relief Laws).

13.2 Obligations Unconditional. The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than to the extent that the Obligations have been paid and performed in full (other than any contingent indemnification and expense reimbursement obligations for which no claim has been made)). The Guarantor agrees that this Guaranty may be enforced by any Secured Party without the necessity at any time of resorting to or exhausting any other security or Collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any Collateral, if any, hereafter securing the Guaranty Obligations or otherwise and the Guarantor hereby waives the right to require the Administrative Agent or the Lender to make demand on or proceed against any Borrower Party or any other Person (including a co-guarantor) or to require the Administrative Agent or the Lender to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein shall prevent any Secured Party from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Guaranty Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Guarantor’s obligations hereunder unless the Obligations shall be paid in full with the proceeds of such security or Collateral; it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Credit Party or by reason of the bankruptcy, insolvency or analogous procedure of any Credit Party. The Guarantor waives any and all notice of the creation, renewal, extension accrual or increase of any of the Guaranty Obligations and notice of or proof of reliance by any Secured Party on this Guaranty or acceptance of this Guaranty. The Guaranty Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

The Guarantor hereby agrees and acknowledges that its obligation hereunder shall not be released or discharged by any of the following, whether or not the Administrative Agent shall have had notice or knowledge of any of them (other than payment in full of the Guaranty Obligations (except for contingent indemnification and expense reimbursement obligations)): (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranty Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Guaranty Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to Events of Default) of this Credit Agreement and any other Loan Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Guaranty Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranty Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Guaranty Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranty Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Collateral (other than as a result of any action or inaction on the part of the Administrative Agent or any lender that is within such Person’s reasonable control), (F) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against the Administrative Agent in respect of the Guaranty Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than a defense of payment or performance in full of the Obligations), and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as obligors in respect of the Guaranty Obligations.

13.3 Modifications. The Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Guaranty Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) neither the Lender nor the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Guaranty Obligations (provided that any action or inaction on the part of any Secured Party that is within its reasonable control that adversely affects any such security interest, Lien or encumbrance shall not constitute a Default or an Event of Default hereunder); (c) the time or place of payment of the Guaranty Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Qualified Borrowers, the Guarantor and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Note or any of the other Loan Documents, including, without limitation, this Credit Agreement may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Qualified Borrowers, the Guarantor or any other party liable for the payment of the Guaranty Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranty Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release(other than to the extent that the Obligations have been paid and performed in full (other than any contingent indemnification and expense reimbursement obligations for which no claim has been made)).

13.4 Waiver of Rights. Until the Obligations have been paid in full (other than contingent indemnification Obligations and expense reimbursement obligations for which no claim has been made), the Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Guaranty by the Lender and of all extensions of credit to any Credit Party by the Lender; (b) presentment and demand for payment or performance of any of the Guaranty Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Guaranty

Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Guaranty Obligations, or the Lender subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to this Credit Agreement, any other Loan Document or the Guaranty Obligations to which the Guarantor might otherwise be entitled; (f) any right to require the Administrative Agent as a condition of payment or performance by the Guarantor, to (A) proceed against the applicable Borrowers, any guarantor of the Guaranty Obligations or any other Person, (B) proceed against or exhaust any other security held from the applicable Borrowers, any guarantor of the Guaranty Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the applicable Borrower including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranty Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the applicable Borrower from any cause other than payment in full of the Guaranty Obligations; (h) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Guaranty Obligations (other than any action or inaction that constitutes gross negligence or willful misconduct or a material breach of the Administrative Agent’s obligations under this Credit Agreement); (j) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Credit Agreement and any legal or equitable discharge of the Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent protect, secure, perfect or insure any other security interest or Lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Credit Agreement (other than a defense of payment and performance in full of the Obligations (other than any contingent indemnification and expense reimbursement obligations for which no claim has been made)).

13.5 Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of the Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the applicable Borrower in respect of the Guaranty Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy, reorganization, any analogous procedure or otherwise, and the Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the attorneys’ reasonable and documented fees of such Person’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.6 Remedies. The Guarantor agrees that, as between the Guarantor, on the one hand, and the Secured Parties, on the other hand, the Guaranty Obligations may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligation from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligation being deemed to have become automatically due and payable), such Obligation (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor. The Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

13.7 Subrogation. The Guarantor agrees that, until the indefeasible payment of the Guaranty Obligations in full in cash (other than any contingent indemnification and expense reimbursement obligations for which no claim has been made), it will not exercise any right of reimbursement, subrogation, indemnification, contribution, offset, remedy (direct or indirect) or other claims against any other Credit Party arising by contract or operation of law or equity in connection with any payment made or required to be made by the Guarantor under this Credit Agreement or the other Loan Documents now or hereafter. The Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any other Credit Party or against any Collateral or other collateral or security, and any rights of contribution the Guarantor may have against any other Credit Party, shall be junior and subordinate to any rights the Administrative Agent may have against such Credit Party and to all right, title and interest the Administrative Agent may have in any such other collateral until payment of the Obligations in full (other than any contingent indemnification and expense reimbursement obligations for which no claim has been made).

13.8 Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by the Guarantor that the Guarantor desires that the Guaranty Obligations of the Guarantor under the Loan Documents be honored and enforced as separate obligations of the Guarantor, should Administrative Agent and the Lenders desire to do so.

13.9 Several Liability. The Guarantor shall be liable (as specified in Section 13.1) to the Lender and the Administrative Agent for all obligations of the Guarantor under this Guaranty and the other Loan Documents.

13.10 Borrower Information. The Guarantor confirms and agrees that the Administrative Agent shall have no obligation to disclose or discuss with the Guarantor its assessment of the financial condition of the Borrowers. The Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under the Credit Agreement and any other Loan Document, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranty Obligations. The Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose any matter, fact or thing relating to the business, operations or condition of the Borrowers now known or hereafter known by the Administrative Agent. The Guarantor hereby waives any right to have the Collateral or other collateral or security securing the Guaranty Obligations marshaled.

13.11 Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC, a Delaware limited liability company

By: GOLDMAN SACHS RENEWABLE POWER LLC, its managing member

By:
Name:
Title: Director

Revolving Credit Agreement

GUARANTOR:

GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company

By:
Name:
Title: Director

Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Letter of Credit Issuer

By:
Name:
Title:

Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Revolving Credit Agreement

BANKUNITED,N.A., as a Lender

By:
Name:
Title:

Revolving Credit Agreement

MUFG UNION BANK,N.A., as a Lender

By:
Name:
Title:

Revolving Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By:
Name:
Title:

S- 9

Revolving Credit Agreement